AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                           CAPITAL MEDIA GROUP LIMITED
             (Exact Name of Registrant as Specified in its Charter)

                NEVADA                                                      84-0453100
  (State or Other Jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)     Identification Number)

                             2 RUE DU NOUVEAU BERCY
                            94220, CHARENTON, FRANCE
                                +33-1-43-53-6999
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                    GILLES ASSOULINE, CHIEF EXECUTIVE OFFICER
                           CAPITAL MEDIA GROUP LIMITED
                             2 RUE DU NOUVEAU BERCY
                            94220, CHARENTON, FRANCE
                                +33-1-43-53-6999
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------
                        COPIES OF ALL COMMUNICATIONS TO:
                            PHILIP B. SCHWARTZ, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                         ONE S.E. 3RD AVENUE, 28TH FLOOR
                            MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600

      APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933 check the following box.[X]

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, under Item 11(a)(1) to this form, check the following box.[ ]

      If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number and the effective registration statement for the same offering.[ ]

      If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the Prospectus is expected to be made under Rule 434, please check the following box.[ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED            SHARE(5)              PRICE(5)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share                               1,437,999 shares             $2.3125               $3,325,373           $  878
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share (1)(2)                          804,800 shares             $2.3125               $1,861,100           $  491
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share (2)(3)                          600,000 shares             $2.3125               $1,387,500           $  367
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share (4)                             804,800 shares             $2.3125               $1,861,100           $  491
--------------------------------------------------------------------------------------------------------------------
TOTAL                               3,647,599 shares             $2.3125               $8,435,073           $2,227
====================================================================================================================

(1) Shares of common stock issuable upon the exercise of outstanding warrants issued in the Company's 1995/96 private placement and Unimedia Share Exchanges, which shares will be sold by the Selling Stockholders.

(2) Under Rule 416, there are also being registered such indeterminable additional shares of common stock as may become issuable under anti-dilution provisions contained in the warrants and the convertible debt to the extent interest on the convertible debt may be convertible into such shares.

(3) Shares of common stock issuable upon the exercise of an outstanding warrant issued to Gralec Establishment.


(4) Shares of common stock issuable if the Company elects to allow the holders of certain of its outstanding warrants with an exercise price of $25.00, $31.25 and $40.00 per share to exercise their warrants and purchase two shares for each warrant held at an exercise price of $3.00 per share.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1999

PROSPECTUS

--------------------------------------------------------------------------------
                           CAPITAL MEDIA GROUP LIMITED
--------------------------------------------------------------------------------

         This prospectus will offer shares of common stock of Capital Media Group Limited proposed to be sold from time to time by several of our existing stockholders and by our stockholders who hold some of our outstanding common stock purchase warrants. Capital Media previously committed to undertake this registration in agreements with the holders of the securities which are being registered hereby.

         We are registering for sale by the selling stockholders: (i) 1,437,999 shares of our common stock held by several of our stockholders; (ii) 600,000 shares of our common stock issuable to Gralec Establishment upon the exercise (at an exercise price of $1.00 per share) of a common stock purchase warrant; and (iii) 804,800 shares underlying our common stock purchase warrants issued in our 1995/96 private placement and in our summer 1997 share exchange with the stockholders of Unimedia, S.A. At present, these warrants are exercisable on a one-share for one-warrant basis at prices ranging from $25.00 per share to $40.00 per share. We intend, for nine months from the date of this Prospectus (until ____________, 2000), to allow each warrant holder to exercise their warrants and receive two shares of our common stock at an exercise price of $3.00 per share (and we have registered additional shares of our common stock in our Registration Statement (of which this Prospectus forms a part) for resale by selling stockholders who elect to exercise their warrants during this limited period in accordance with our proposed offer). If these warrants are not exercised during this period, they will remain exercisable on their original terms and will expire 36 months after the date of this Prospectus.

         Our selling stockholders will offer our common stock through public or private transactions at prevailing market prices. We will receive the proceeds from the exercise of the warrants, but will not receive any proceeds from the sale by the selling stockholders of the common stock. The Selling Stockholders will not bear any of the expenses related to this registration (except commissions in connection with the sale of their common stock).

         Our common stock is quoted on the Bulletin Board maintained by the NASD under the symbol "CPMG."On December 27, 1999, the average of the bid and ask closing prices of our common stock was $2.125 per share.

         THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                The date of this Prospectus is ____________, 1999

                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
PROSPECTUS SUMMARY ...................................................    3
RISK FACTORS .........................................................    6
USE OF PROCEEDS ......................................................   10
PRICE RANGE FOR OUR COMMON STOCK .....................................   10
DIVIDEND POLICY ......................................................   12
CAPITALIZATION .......................................................   12
SELECTED FINANCIAL DATA ..............................................   13
MANAGEMENT'S DISCUSSION AND ANALYSIS .................................   15
BUSINESS .............................................................   26
MANAGEMENT ...........................................................   39
PRINCIPAL STOCKHOLDERS ...............................................   45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .......................   47
DESCRIPTION OF CAPITAL STOCK .........................................   49
SELLING STOCKHOLDERS .................................................   51
PLAN OF DISTRIBUTION .................................................   56
WHERE CAN I FIND MORE INFORMATION ....................................   57
EXPERTS ..............................................................   57
LEGAL MATTERS ........................................................   57
INDEX TO FINANCIAL STATEMENTS ........................................  F-1

     Some of the information in this prospectus may contain forward-looking statements. We use words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar expressions to identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this prospectus and additional risks not presently known or which we presently deem immaterial, together with other factors we note throughout this prospectus, could cause our actual results to differ materially from those contained in the forward-looking statements.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

         UNLESS THE CONTEXT OTHERWISE REQUIRES, "CAPITAL MEDIA," "WE," "OUR," AND "US" REFER COLLECTIVELY TO CAPITAL MEDIA GROUP LIMITED, A NEVADA COMPANY AND ITS SUBSIDIARIES: (I) UNIMEDIA, S.A., AND UNIMEDIA'S SUBSIDIARIES, PIXEL, LTD. AND TOPCARD, S.A., AND (II) CAPITAL MEDIA (UK) LIMITED AND CAPITAL MEDIA (UK)'S SUBSIDIARY, ONYX TELEVISION GMBH.

                                  OUR BUSINESS

         Our primary business is the broadcasting operation of Onyx Television, which operates an advertiser supported music and entertainment television station in Germany dedicated to adults. Onyx Television commenced broadcast operations in January 1996, and its broadcasting signal is currently received in approximately 11.0 million cable homes and an indeterminate number of satellite homes in Germany and surrounding countries. We operate Onyx Television in a strategic alliance with our majority stockholder, Groupe AB, S.A., a large French television production company. Groupe AB provides Onyx Television with significantly all of Onyx Television's broadcasting requirements.

         We also have interests in three other businesses: (1) Pixel, which specializes in computer graphics and 3D animation for TV packaging, digital broadcasting and special effects; (2) TopCard, a software development business which is engaged in the development of mass transit and e-banking applications based upon smart card, e-payment technology (including secured authentication Internet access and hybrid, contactless and infra-red smart- card technology) and (3) Unimedia, which intends to develop in the future a software platform for Internet entertainment and gaming.

         Our executive offices are located at 2 rue du Nouveau Bercy, 94220, Charenton, France. Our telephone number is +33-14-353-6999.

         RECENT DEVELOPMENTS

         At a meeting held on October 22, 1999, our stockholders approved a one-for-ten reverse stock split of our outstanding common stock, and the reverse split was effected at 12:01 a.m. on October 27, 1999. Our authorized common stock remained at 50 million shares after the reverse stock split. All share references in this Prospectus take into account the completion of the reverse stock split (except that our audited financial statements for 1998 and 1997 contained on pages F-1 through F-30 do not take into account the completion of the reverse stock split).

         Immediately after the effective time of the reverse stock split, we issued shares of our common stock to Groupe AB and to Superstar Ventures Limited, which is controlled by one of our directors, David Ho, upon the conversion of an aggregate of $22,598,255 (including accrued interest and penalties of $4,649,839) of our outstanding convertible debt held by them. After accounting for the issuance of these shares, Groupe AB and Superstar own 50.3% and 34.0%, respectively, of our outstanding common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from sales of the shares being registered in this Prospectus for sale by the selling stockholders. Proceeds received by us upon the exercise of our warrants will be used for general corporate purposes.

                               OUTSTANDING SHARES

         As of the date of this Prospectus, we had the following securities outstanding (i) 27,794,876 shares of our common stock (excluding 166,791 shares owned at that date by our 81.6% subsidiary, Unimedia; and (ii) options and warrants to purchase an additional 4,889,639 shares of our common stock (including the shares registered in this Prospectus).

                             SUMMARY FINANCIAL DATA

         THE SUMMARY FINANCIAL DATA SET FORTH BELOW IS DERIVED FROM AND SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS CONTAINED HEREIN.

                                                       FISCAL YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------     ---------------------------------
                                                                              RESTATED
                                                        1998                    1997              1999                1998
                                                   ---------------         --------------     -------------       -------------
STATEMENT OF INCOME DATA:
Operating Revenues...........................           $2,468,490             $1,286,076        $2,247,358          $2,103,588
Operating Costs:
     Staff costs.............................            2,765,239              3,572,498         1,685,754           2,270,256
     Depreciation and amortization...........            1,410,697              1,564,452           770,048             677,744
     Other Operating expenses................            9,145,292             11,104,510         5,133,732           6,612,816
                                                   ---------------         --------------     -------------       -------------
             Total Operating Costs...........          (13,321,228)           (16,241,460)       (7,589,534)         (9,560,816)
Operating Loss...............................          (10,852,738)           (14,955,384)       (5,342,176)         (7,457,228)

Equity in net losses in investment in
  joint venture..............................             (150,808)              (251,550)          (89,777)           (202,360)
Financial income (expense), net..............              970,407             (2,812,292)       (6,490,111)            647,756
Other income (expense).......................             (465,996)               441,748           709,304            (561,232)
                                                   ---------------         --------------     -------------       -------------
Loss from continuing operations
  before taxation............................          (10,498,835)           (17,577,478)      (11,212,760)         (7,573,064)
Tax provision (credit).......................               41,552                  1,658             3,265                (491)
                                                   ---------------         --------------     -------------       -------------
                                                       (10,457,283)           (17,575,820)      (11,209,495)         (7,573,555)
Discontinued operations loss.................             (308,532)              (797,770)          (48,557)            (75,773)
Minority interest............................               (1,732)                 1,834              ----                ----
                                                   ---------------         --------------     -------------       -------------
Net Loss.....................................          (10,767,547)           (18,371,756)      (11,258,052)         (7,649,328)
                                                   ===============         ==============     =============       =============
Net loss Per share for continuing
  operations (1)
         basic...............................               ($2.62)                ($6.29)           ($2.80)             ($1.89)
                                                   ===============         ==============     =============       =============
         diluted.............................               ($2.62)                ($6.29)           ($2.80)             ($1.89)
                                                   ===============         ==============     =============       =============
Net loss per share including discontinued
  operations (1)
         basic...............................               ($2.69)                ($6.57)           ($2.81)             ($1.91)
                                                   ===============         ==============     =============       =============
         diluted.............................               ($2.69)                ($6.57)           ($2.81)             ($1.91)
                                                   ===============         ==============     =============       =============
Weighted Average Shares Outstanding -
  basic (1)..................................            4,009,413              2,796,638         4,009,413           4,009,413
                                                   ===============         ==============     =============       =============
Weighted Average Shares Outstanding -
  diluted (1)................................            4,009,413              2,796,638         4,009,413           4,009,413
                                                   ===============         ==============     =============       =============

                                                       SEPTEMBER 30, 1999                            DECEMBER 31,
                                              -------------------------------------      ------------------------------------
                                               PROFORMA (2)             ACTUAL                1998                  1997
                                              ---------------       ---------------      ---------------       --------------
BALANCE SHEET DATA:
Working Capital/(Deficit)...................      $(5,254,808)         $(28,127,847)        $(20,607,970)         $(9,373,049)
Total Assets................................        5,521,925             5,521,925            6,608,642            6,302,328
Total Liabilities...........................        7,602,737            30,475,776           23,440,814           11,611,064
Stockholder's Equity/(Deficiency in
  Net Assets)...............................       (2,527,015)          (25,400,054)         (17,236,381)          (5,711,213)

----------
(1) Share references assume completion of a one for ten reverse stock split which occurred on October 27, 1999.

(2) Assuming the conversion of $22,528,038 of convertible debt (including interest and penalties of $4,106,622) into equity on September 30, 1999 (actual conversion date - October 27, 1999). See Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources."

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in our common stock. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus, before you make an investment decision. Please note that the risks described below are not the only ones facing Capital Media.

WE HAVE A LIMITED OPERATING HISTORY

         We have only a limited operating history on which you can base an evaluation of our business and prospects. Onyx Television, our primary business, began its broadcast operation in January 1996. As a media company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.

WE REQUIRE ADDITIONAL CAPITAL TO FUND OUR BUSINESS

         We continue to require substantial additional funds to meet our current cash flow requirements and to fund our proposed future business activities. We are likely going to fund our capital requirements through additional sales of our equity securities or through sales of the equity securities in one or more of our businesses (which may include additional sales of these securities to our principal stockholders). We cannot assure you that necessary funding will be available to us in the future.

WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

         Our independent auditors included an explanatory paragraph in their audit report contained in our Annual Report on Form 10-KSB for the fiscal years ended December 31, 1998 and 1997. This explanatory paragraph stated there was a substantial doubt as to our ability to continue as a going concern as a result of our lack of working capital and our losses since inception. Our failure to obtain additional capital or other acceptable arrangements to continue our business will have a material and adverse effect on us.

WE CONTINUE TO EXPERIENCE SIGNIFICANT LOSSES

         We are small and thinly capitalized. During the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999, we incurred net losses of $18,371,756, $10,767,547 and $11,258,052, respectively. We also had a pro-forma negative net worth of $2,527,015 at September 30, 1999. We cannot assure you that we will achieve profitable operations and/or positive cash flow in the future.

WE ARE DEPENDENT ON OUR KEY PERSONNEL AND GROUPE AB

         Our future performance will be substantially dependent on the continued services of our current and future executive officers and other key personnel, as well as on our continuing to have a positive working relationship with our majority shareholder, Groupe AB. The loss of the services of any of these individuals or a material adverse change in our relationship with Groupe AB could harm our business. We do not maintain any "key person" life insurance policies on any of our executive officers or key employees.

WE MAY NEVER ACHIEVE SUFFICIENT LEVELS OF ADVERTISING REVENUES TO FUND OUR OPERATIONS

         Onyx Television began broadcasting in January 1996. Onyx Television's revenues are derived through the sale of commercial advertising time. As a result, Onyx Television's success will depend primarily on acceptance of Onyx Television by advertisers as a venue that attracts the audience targeted by Onyx Television. Our success will also depend on our ability to establish distribution of its programming through cable systems to viewers. Many factors affect the demand of advertisers for advertising time on Onyx, including:

         /bullet/ general economic conditions;
         /bullet/ the demographic characteristics of the audiences viewing Onyx
                  Television's broadcasts;
         /bullet/ the activities of our competitors;
         /bullet/ our ability to provide evidence to advertisers with regard to the size of our viewing audience; and
         /bullet/ trends in the advertising industry.

         We cannot assure you that Onyx Television will achieve sufficient levels of advertising revenue in the future to make our business cash flow positive and profitable.

WE MUST CONTINUE TO OBTAIN AND MAINTAIN DISTRIBUTION RIGHTS ON GERMAN CABLE SYSTEMS

         In order to distribute Onyx Television through German cable systems, we must continue to obtain and maintain the approval of the various German Landes Medienanstalten (Local Media Authorities or LMAs). Each LMA has authority to approve programming lineups for cable systems in the 16 German regions known as "Bundeslanders." The members of the LMAs are appointed by local government. Currently, Onyx Television's channel has been granted the right or partial right to distribute programming through cable networks located in all 16 Bundeslanders. We cannot assure you that Onyx Television will continue to receive distribution rights in the future, including distribution rights on cable systems where it has previously received distribution rights.

OUR BUSINESS IS HIGHLY COMPETITIVE

         Onyx Television faces intense competition for both viewers and rights to distribute programming over the various regional cable television networks throughout Germany. A number of German cable television networks provide programming that targets the same audience that is targeted by Onyx Television. Onyx Television competes with broadcast television stations, satellite and wireless programming services, radio, print media and the Internet for its viewers. Onyx Television's music and teleshopping programming competes with other broadcast operators, which include other music and teleshopping channels. Many of our competitors have significantly greater resources than we do. We cannot assure you that competitive pressures will not materially adversely affect out business, financial condition or results of operations.

WE MUST COMPLY WITH EXTENSIVE GOVERNMENT REGULATION

         Television broadcast operations in Germany are subject to extensive government regulation which governs:

         /bullet/ the issuance, renewal, transfer and ownership of station licenses,
         /bullet/ the timing and content of programming, the timing, content and amount of commercial advertising permitted, and /bullet/ the determination of which stations will be permitted to broadcast on a particular cable system.

Other regulations require a particular percentage of programming to be produced or originated in local markets. If Onyx Television attempts to expand to other countries, Onyx Television may be subject to substantial additional government regulation. Our cost of programming could also increase as a result of political initiatives taken by the European Union to increase the amount of European-produced programming broadcast. Changes in the regulation of our activities in the future could have a material adverse effect on our business.

WE MUST RECEIVE THE APPROVAL OF GERMAN REGULATORY AUTHORITIES TO FUTURE CHANGES IN THE OWNERSHIP OF OUR BUSINESS

         Any material changes in the ownership of Capital Media or the ownership of Onyx Television must receive approval from the German media authorities regarding the effect of the post-transaction ownership on the concentration of the overall German television industry. We must also receive approval from the German media authorities for the addition of new stockholders who acquire a substantial interest in Capital Media or Onyx Television. The failure of the German media authorities to approve any such change in ownership would likely result in the suspension and/or revocation of Onyx Television's broadcast licenses. The suspension or revocation of these licenses would materially and adversely effect our business and financial condition.

WE ARE CONTROLLED BY GROUPE AB AND DAVID HO

         Groupe AB and David Ho own approximately 84.3% of our outstanding common stock. As a result, they have the ability to control Capital Media and direct our affairs and business, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and makes transactions more difficult or impossible without the support of these stockholders, even if they would benefit or be favored by our other stockholders.

WE FACE ADDITIONAL REGULATION DUE TO OUR LOW STOCK PRICE

         Our common stock is currently quoted on the Electronic Bulletin Board maintained by the NASD. Because our common stock has a market price of less than $5.00 per share, our common stock is subject to regulations of the Securities and Exchange Commission which impose sales practice requirements on broker-dealers. For example, broker-dealers selling our securities, are required, before effecting any transaction, to provide their customers with a document which discloses the risks of investing in our common stock. If the person purchasing our securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination as to whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risks of transactions in our shares. These regulations and requirements could limit the number of potential purchasers of our securities.

THE PUBLIC TRADING MARKET FOR OUR COMMON STOCK IS ILLIQUID AND HIGHLY SPORADIC

         While there is a limited and sporadic public trading market for our common stock in the over-the-counter market, we cannot be sure that the market will improve in the future. As a result, investors in our stock may not be able to liquidate their investment without considerable delay, if at all. If a more active market does develop, the price of our stock may be highly volatile. The over-the-counter markets for securities such as ours historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as trends in our industry and the investment markets generally, as well as economic conditions and variations in our results of operations, may also adversely affect the market price of our common stock.

WE ARE SUBJECT TO SIGNIFICANT ANTI-TAKEOVER PROVISIONS

         Our articles of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Our ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from sales by the selling stockholders of the shares of our common stock being registered for sale in this Prospectus. Any net proceeds received by us upon the exercise of our warrants will be used for general corporate purposes.

                        PRICE RANGE FOR OUR COMMON STOCK

TRADING MARKET FOR OUR SECURITIES

         Our common stock was quoted on the NASDAQ Small Cap Market under the symbol "CPMG" from July 1996 until June 8, 1998, when our common stock was delisted from the NASDAQ Small Cap Market. After that date, until November 17, 1998, our common stock was only listed in the pink sheets published by the National Quotations Bureau. On November 17, 1998, our common stock began to be quoted on the Bulletin Board maintained by the NASD. We do not believe that there is an active trading market for our common stock at this time.

         The following table sets forth, for the calendar quarters indicated, the range of high and low bid prices per share of our common stock. The prices presented are bid prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs on any commission to the broker dealer. The prices do not necessarily reflect actual transactions.

                                                   HIGH             LOW
1997                                               -----           -----
First Quarter                                      37.50           16.25
Second Quarter 1997                                19.38           11.25
Third Quarter                                      16.25            5.63
Fourth Quarter                                     10.31            2.50

1998
First Quarter                                       6.56            3.13
Second Quarter                                      6.25            3.13
Fourth Quarter (commencing November 17, 1998)       6.56            2.50

1999
First Quarter                                       2.70            1.56
Second Quarter                                      1.67            1.52
Third Quarter                                       1.60            1.50
Fourth Quarter (to December 27, 1999)               2.50             .69

         At September 17, 1999, we had approximately 310 stockholders of record. Additionally, we had at that date an indeterminable number of stockholders who owned their shares in street name through brokerage firms.

         Since our common stock is no longer to be quoted on the NASDAQ SmallCap Market, our common stock has become subject to certain regulations of the Securities and Exchange Commission which impose sales practice requirements on broker-dealers because our common stock has a market price of less than $5.00 per share. For example, broker-dealers selling our securities, are required, before effecting any transaction, to provide their customers with a document which discloses the risks of investing in our common stock. Furthermore, if the person purchasing our securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risks of transactions in our securities, which could limit the number of potential purchasers of our securities. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock.

COMMON STOCK PURCHASE WARRANTS

         At the date of this Prospectus, we have the following warrants to purchase common shares outstanding:

DESCRIPTION                                                         NUMBER
-----------                                                       ---------
Warrants to purchase common stock at $40.00 per share               633,914
Warrants to purchase common stock at $31.25 per share                51,119
Warrants to purchase common stock at $25.00 per share               129,767
Warrants to purchase common stock at $1.00 per share              3,637,339

         All of the outstanding and to be outstanding warrants will expire 36 months after the date of this Prospectus.

         We intend in the future to offer the holders of our warrants with an exercise price of $25, $31.25 and $40 per share the right, for not less than 61 days, to exercise their warrants and receive two shares of our common stock at an exercise price of $3.00 per share. Any such offer will be made to them subject to the compliance with applicable U.S. securities laws. If the holders of our outstanding warrants do not exercise this right, these warrants will remain outstanding on their original terms until their expiration date.

         We have already offered one of our warrant holders, Auric Investments Limited, the right to subscribe to purchase 156,416 shares of common stock on the basis of two shares for each of the 78,208 warrants which they hold, but at an exercise of $2.00 per share. Auric was granted this lower price due to the assistance which they provided to us in helping us to obtain a quotation on the Bulletin Board maintained by the NASD.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 1999, on an actual basis and on a pro-forma basis (assuming that on that date, instead of on the date on which these events actually occurred (October 27, 1999), we had completed a one for ten reverse stock split of our outstanding common stock and thereafter issued shares of our common stock upon the conversion of $22,528,028 of our convertible debt and to satisfy various other obligations which we had at that date). The information set forth in the table should be read in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus, and "Management's Discussion and Analysis."

                                                                                   SEPTEMBER 30, 1999
                                                                         ----------------------------------------
                                                                            ACTUAL                   PRO FORMA
                                                                         ------------                ------------
                                                                                      (UNAUDITED)
Minority Interest ...............................................        $    446,203                $    446,203
Stockholders' equity:
    Preferred Stock, $.001 par value, 5,000,000
    shares authorized, none outstanding, ........................                  --                          --
    Common Stock, $.001 par value, 50,000,000
    shares authorized; shares issued - 4,009,413 actual;
    26,882,451 pro forma ........................................               4,009                      26,882
Additional paid-in capital ......................................          31,191,990                  54,042,155
Shares Held by Subsidiary (166,791 shares) ......................            (950,712)                   (950,712)
Accumulated Deficit .............................................         (59,496,126)                (59,496,126)
Cumulative translation adjustment ...............................           3,850,785                   3,850,786
                                                                         ------------                ------------
      Total stockholders' equity ................................         (25,400,054)                 (2,527,015)
                                                                         ------------                ------------
      Total capitalization ......................................        $(24,953,851)               $ (2,080,812)
                                                                         ============                ============

                             SELECTED FINANCIAL DATA

         THE FOLLOWING INFORMATION HAS BEEN DERIVED FROM OUR FINANCIAL STATEMENTS. THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 INCLUDED ELSEWHERE IN THIS PROSPECTUS HAVE BEEN AUDITED BY DELOITTE & TOUCHE AND PRICEWATERHOUSECOOPERS, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. THE FINANCIAL STATEMENTS AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1999 AND 1998 INCLUDED ELSEWHERE IN THIS PROSPECTUS HAVE BEEN DERIVED FROM OUR UNAUDITED FINANCIAL STATEMENTS. IN THE OPINION OF OUR MANAGEMENT, THE UNAUDITED FINANCIAL STATEMENTS INCLUDE ALL ADJUSTMENTS (CONSISTING OF NORMAL AND RECURRING ADJUSTMENTS) NECESSARY FOR A FAIR PRESENTATION OF OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THESE PERIODS. THE SELECTED FINANCIAL DATA FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED FOR THE YEAR ENDING DECEMBER 31, 1999 OR ANY OTHER FUTURE PERIOD. ALL SHARE REFERENCES ASSUME THE COMPLETION OF THE ONE FOR TEN REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK WHICH OCCURRED ON OCTOBER 27, 1999. THIS SECTION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND WITH OUR "MANAGEMENT'S DISCUSSION AND ANALYSIS," WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                                     FISCAL YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                                  --------------------------------------     ----------------------------------
                                                                             RESTATED
                                                       1998                    1997               1999                1998
                                                  ---------------         --------------     --------------       -------------
STATEMENT OF INCOME DATA:
Operating Revenues..........................           $2,468,490             $1,286,076         $2,247,358          $2,103,588
Operating Costs:
     Staff costs............................            2,765,239              3,572,498          1,685,754           2,270,256
     Depreciation and amortization..........            1,410,697              1,564,452            770,048             677,744
     Other Operating expenses...............            9,145,292             11,104,510          5,133,732           6,612,816
                                                  ---------------         --------------     --------------       -------------
             Total Operating Costs..........          (13,321,228)           (16,241,460)        (7,589,534)         (9,560,816)
Operating Loss..............................          (10,852,738)           (14,955,384)        (5,342,176)         (7,457,228)

Equity in net losses in investment in
  joint venture.............................             (150,808)              (251,550)           (89,777)           (202,360)
Financial income (expense), net.............              970,407             (2,812,292)        (6,490,111)            647,756
Other income (expense)......................             (465,996)               441,748            709,304            (561,232)
                                                  ---------------         --------------     --------------       -------------
Loss from continuing operations
  before taxation...........................          (10,498,835)           (17,577,478)       (11,212,760)         (7,573,064)
Tax provision (credit)......................               41,552                  1,658              3,265                (491)
                                                  ---------------         --------------     --------------       -------------
                                                      (10,457,283)           (17,575,820)       (11,209,495)         (7,573,555)
Discontinued operations loss................             (308,532)              (797,770)           (48,557)            (75,773)
Minority interest...........................               (1,732)                 1,834               ----              ----
                                                  ---------------         --------------     --------------       -------------
Net Loss....................................          (10,767,547)           (18,371,756)       (11,258,052)         (7,649,328)
                                                  ===============         ==============     ==============       =============
Net loss Per share for continuing
  operations (1)
         basic..............................               ($2.62)                ($6.29)            ($2.80)             ($1.89)
                                                  ===============         ==============     ==============       =============
         diluted............................               ($2.62)                ($6.29)            ($2.80)             ($1.89)
                                                  ===============         ==============     ==============       =============
Net loss per share including discontinued
  operations (1)
         basic..............................               ($2.69)                ($6.57)            ($2.81)             ($1.91)
                                                  ===============         ==============     ==============       =============
         diluted............................               ($2.69)                ($6.57)            ($2.81)             ($1.91)
                                                  ===============         ==============     ==============       =============
Weighted Average Shares Outstanding -
  basic (1).................................            4,009,413              2,796,638          4,009,413           4,009,413
                                                  ===============         ==============     ==============       =============
Weighted Average Shares Outstanding -
  diluted (1)...............................            4,009,413              2,796,638          4,009,413           4,009,413
                                                  ===============         ==============     ==============       =============

(FOOTNOTES ON NEXT PAGE)

                                                          SEPTEMBER 30,                              DECEMBER 31,
                                              -------------------------------------      ------------------------------------
                                                PROFORMA (2)             ACTUAL                1998                  1997
                                             ---------------       ---------------      ---------------       --------------
BALANCE SHEET DATA:
Working Capital/(Deficit)...................      $(5,254,808)         $(28,127,847)        $(20,607,970)         $(9,373,049)
Total Assets................................        5,521,925             5,521,925            6,608,642            6,302,328
Total Liabilities...........................        7,602,737            30,475,776           23,440,814           11,611,064
Stockholder's Equity/(Deficiency in
  Net Assets)...............................       (2,527,015)          (25,400,054)         (17,236,381)          (5,711,213)

----------
(1) Share references assume completion of a one for ten reverse stock split which occurred on October 27, 1999.

(2) Assuming the conversion of $22,528,038 of convertible debt (including interest and penalties of $4,106,622) into equity on September 30, 1999 (actual conversion date - October 27, 1999). See Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         THE FINANCIAL INFORMATION INCLUDED HEREIN SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE NOTES TO THE FINANCIAL STATEMENTS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN THIS PROSPECTUS THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT WE EXPECT, BELIEVE OR ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE ARE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED THAT ALL FORWARD- LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, OUR ABILITY TO MAINTAIN OR INCREASE THE DISTRIBUTION OF ONYX TELEVISION ON GERMAN CABLE SYSTEMS, THE ABILITY TO INCREASE ONYX TELEVISION'S ADVERTISING REVENUES, CHANGES IN COSTS OF PROGRAMMING, AND GERMAN MEDIA REGULATORY MATTERS, AS WELL AS GENERAL MARKET CONDITIONS AND COMPETITION. FUTURE EVENTS AND ACTUAL RESULTS, FINANCIAL AND OTHERWISE, COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN OR CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THESE ASSUMPTIONS COULD BE INACCURATE AND, THEREFORE, WE CANNOT ASSURE YOU THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY US OR ANY OTHER PERSON THAT OUR OBJECTIVES AND PLANS WILL BE ACHIEVED.

         GENERAL

         Our financial results for 1997, 1998 and for the first nine months of 1999 include our consolidated accounts for our wholly owned subsidiary Capital Media (UK) and Capital Media (UK)'s wholly owned subsidiary, Onyx Television, and our 81.6% owned subsidiary Unimedia, and its 90% owned subsidiary TopCard SA. Our 50% investment interest in Blink TV Limited has been accounted for using the equity method. The results of Unimedia and TopCard have been consolidated from September 1997 and November 1997, which are the respective dates of their acquisition. Both Unimedia and TopCard have revenues from the sales of goods and services. Our results for 1998 and for the first nine of 1999 also include the activities of Pixel Ltd. and its 47.5% interest in Henry Communications, Ltd., which is accounted for using the equity method. Pixel was effectively acquired as of January 1, 1998 and has been consolidated as of its date of acquisition. Pixel's revenues are generated from the sale of animation and graphic design to Israel Cable Programming and from services provided in its post-production editing facilities. Our interest in TIAG has been accounted for as an asset held for disposition.

         Our 1997 Consolidated Financial Statements have been restated to conform to our 1998 Consolidated Financial Statements. The restatement is in respect of the treatment of our issued stock held by Unimedia. The stock held was within investments in the original 1997 Financial Statements and the cost were adjusted by a year end valuation provision. The

1997 Restated Financial Statements were restated to show the holding at original cost and as an element of Stockholders' Equity. In Fiscal 1998, the results of Tinerama are treated as discontinued operations and the 1997 comparatives have been reclassified accordingly.

         During 1998 and 1999, we issued a significant amount of debt convertible into common stock at $1.00 per share (substantially all of which was converted into common stock on October 27, 1999). Our Board, when determining to issue this debt, concluded that the conversion price of such debt was the fair value of our common stock at the date of grant. While our common stock is quoted on the Bulletin Board maintained by the NASD, there is currently only a limited market for our common stock, and no opinion on the valuation of our common stock has been obtained from a third party. While we believe that the fair value of our shares was equal to the price at which we issued our convertible debt, if it were to be later determined that the fair value of our common stock on the date of these transactions was greater than $1.00 per share when such convertible debt were issued, the difference between the fair market value of such shares and $1.00 per share would be a charge against our operations.

         NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

         Our operating revenues for the nine months ended September 30, 1999 were $2.25 million, an increase of $144,000 compared to operating revenues of $2.1 million for the nine months ended September 30, 1998. This increase in operating revenue was largely attributable to an increase of $592,000 at Onyx Television, while operating revenues at both TopCard and Pixel decreased $156,000 and $165,000, respectively, compared to the same nine months in 1998.

         Our operating costs, including staff costs, depreciation and amortization, for the nine months to September 30, 1999 were $7.59 million compared to $9.56 million for the same period of 1998. As stated above, the net decrease in operating costs is primarily indicative of the cost reductions made across all the group operations but specifically at Onyx Television where operating costs were reduced by $1.63 million to $4.79 million in the nine months to September 30, 1999, compared to $6.42 million in the nine months ended September 30, 1998.

         Depreciation and amortization for the nine months ended September 30, 1999 was $0.77 million compared to $0.68 million for the corresponding period in 1998.

         The increase in financial expense related to higher interest expense of $3.67 million for the nine months ended September 30, 1999, compared to $1.04 million for the nine months ended September 30, 1998. This higher interest expense is due to the substantial increase in loans received over the year. In addition, financial expense includes a charge in respect of foreign exchange losses of $2.82 million for the nine months ended September 30, 1999, compared to a gain of $1.69 million for the comparative 1998 period. Our foreign exchange losses arise from changes in currency exchange rates at September 30, 1999 compared to exchange rates at December 31, 1998.

         The nine month 1999 results were also impacted by a $0.48 million net gain relating to the completion of the Instar and Fontal settlements. No such gain was reported during the comparative 1998 period.

         As a result of all of the above factors, our loss from continuing operations was $11.21 million for the nine months ended September 30, 1999, an increase of $3.64 million from $7.57 million for the nine months ended September 30, 1998.

         Total revenues at Onyx Television for the nine months to September 30, 1999 totaled $1.48 million, a 67% increase over revenues of $0.89 million for the nine months ended September 30, 1998. We believe that the strategic alliance between Onyx Television and Groupe AB, together with changes in local German television regulations effective in 1999, increased network distribution already achieved and Onyx Television's efforts to increase its advertising sales, including the additional of an in-house sales person in late 1999, should allow Onyx Television to substantially increase the development of its revenue over the next year.

         TopCard had a net loss of $94,000 for the nine months to September 30, 1999, compared to a profit of $3,000 for the same period in 1998. Pixel reported a profit of $64,000 for the nine months ended September 30, 1999, compared to a profit of $99,000 for the same period in 1998. Henry, its 47.5% owned subsidiary, recorded a net share of profit of $27,000, compared to a profit of $32,000 recorded for the corresponding period in 1998. Henry is accounted for on an equity basis.

         During 1998, the Board in its review of investments approved a decision to dispose of Tinerama and we are in the process of selling our interest in Tinerama. The operating losses of Tinerama are accounted for as discontinued operations.

         Blink reported a loss for the nine months to September 30, 1999 of $117,000, compared to a $136,000 loss for the same period in 1998. Blink has never met its original target objectives and, in December 1999, we sold our 50% shareholding in Blink to RCL Communication, our joint shareholder, for a nominal sum and converted our /pound sterling/130,000 (approximately $200,000) of existing loans made to Blink into new non-voting, redeemable equity. Following this change, we own approximately 19% of Blink, and if successful in the future, Blink will be obligated to repay the monies we converted into equity back to us. There can be no assurance that this will ever occur.

         YEAR ENDED DECEMBER 31, 1998 AND 1997

         Our operating revenues for the year ended December 31, 1998 were $2.47 million, an increase of $1.18 million compared to operating revenues of $1.29 million for 1997. This increase in operating revenue from period to period was largely attributable to revenues for

1998 of an aggregate of $1.70 million of operating revenues at TopCard and Pixel. We acquired Unimedia, TopCard and Pixel under the purchase method of accounting and therefore accounted for their operations from their respective date of purchase (August 1997, November 1997 and January 1998.)

         Advertising sales by Onyx Television during 1998 totaled $0.76 million, compared to $0.46 million for 1997. During 1999 we entered into an agreement with a media agency. We also added an in-house salesperson, and although we cannot assure you, we believe that Onyx Television's advertising revenue will increase in the future.

         In addition, Onyx Television has entered into a two year strategic alliance agreement with Groupe AB. Under that agreement, Groupe AB provides technical services to Onyx Television, including the use of a transponder and uplink facilities, transmission services and use of a master control room, as well as providing the funding required to pay cable transmission costs. In return, Capital Media, on behalf of Onyx Television, pays MMP 260,000 shares per month (with an agreed value of $260,000).

         Operating costs, including staff costs, depreciation and amortization, totaled $13.32 million for Fiscal 1998 (1997 - $16.24 million). Fiscal 1998 included $2.40 million of operating costs relating to the operations of Pixel, Unimedia and TopCard. This compares to $0.72 million in 1997 relating to TopCard and Unimedia.

         Total operating costs, excluding operating expenses associated with the operations of Pixel, Unimedia and TopCard, decreased by $4.6 million for 1998 compared to 1997. During the latter part of 1997, and throughout 1998, we took steps to substantially reduce costs across all the group operations and these changes favorably impacted operating costs for 1998.

         Onyx Television's operating costs were reduced to $8.24 million in Fiscal 1998 from $12.0 million in Fiscal 1997. Operating expenses of Onyx include programming costs, broadcast studio expenses and transmission expenses.

         Depreciation and amortization for Fiscal 1998 was $1.41 million compared to $1.56 million for Fiscal 1997.

         As a result of all of the above factors, our operating loss was $10.85 million for the year ended December 31, 1998, compared to an operating loss of $14.96 million for the same period in 1997.

         The increase in other expenses relates to the loss incurred on the sale of investments in 1998. Interest expense also increased substantially during the 1998 period compared to interest expense in 1997, due to the substantial increase in borrowings from period to period. Financial income also included a credit of $2.25 million in respect of foreign exchange gains arising from currency exchange rates at December 31, 1998 compared to exchange rates at December 31, 1997 (Fiscal 1997 - $2.51 million charge).

         Pixel reported a net profit of $112,000 in Fiscal 1998 compared to a net profit of $376,000 in the year before acquisition. This result included a share of the net loss of $74,000 for Henry, compared to a share of net profit of $137,000 in the year before acquisition.

         During Fiscal year 1998, the Tinerama companies had a loss of $308,532, compared to a loss of $797,770 as restated for Fiscal 1997.

         We have significant tax losses in the groups arising primarily from the operating losses which we have incurred to date in Germany. These tax losses are available to be carried forward to be set off against future profits in Germany. However, at the end of 1998, we forecast that we will not be profitable in 1999 and therefore no credit for income taxes was made. We will continue to review our tax valuation allowance during future periods.

         Taking into account all of these factors, the net loss for 1998 was $10.77 million ($2.69 per basic and per diluted share), compared to a net loss of $18.37 million ($6.57 per basic and diluted share) for 1997.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

         GENERAL

         The ownership, development and operation of media interests, and particularly the operation of a television station, requires substantial capital investment. To date, we have financed our capital requirements through sales of our equity securities and through debt financing. Since inception through September 30, 1999, we have incurred an accumulated deficit of approximately $59.5 million, principally related to the launch and operation of Onyx Television. At September 30, 1999, we had a negative working capital of approximately $25.4 million. As described in the Notes to our financial statements for the nine months ended September 30, 1999, and following the one for ten reverse stock split effected on October 27, 1999, on a pro-forma basis at September 30, 1999, as if the conversion of convertible debt into equity had taken place at that date, we would have had a negative net worth of $2.5 million and a negative working capital of $5.25 million.

         INSTAR LOAN

         In October 1996, our UK subsidiary, Capital Media (UK), entered into an agreement to borrow $2.0 million from Instar Holdings, Inc. to fund our working capital requirements. Interest was payable monthly on the Instar Loan, at the rate of 2% above Lloyds Bank base rate until December 31, 1997 and 13% per annum thereafter. The Instar Loan was guaranteed by Capital Media and Onyx Television and was secured by a charge on all of Capital Media (UK)'s assets and a pledge of the stock of Capital Media (UK). Additionally, this same collateral was simultaneously pledged to support the guaranty by Universal Independent Holdings Limited of Onyx Television's transponder lease.

         On July 21, 1999, Capital Media and Instar settled this loan. Under the Instar Settlement, we paid Instar $2.2 million and issued to them 200,000 shares of our common stock. As part of the settlement, Universal agreed that Capital Media shall no longer be liable to it regarding its guaranty of the transponder lease. Additionally, as part of the settlement: (i) the liability of Latitude Investments, Ltd. to Capital Media has been extinguished; (ii) Capital Media and Instar, Universal and Latitude have entered into mutual releases regarding their respective obligations in connection with these matters, and (iii) we and Charles Koppel, our former Chief Executive Officer, have entered into a mutual general release. As part of the settlement, Instar and Universal have released their charges against Capital Media (UK)'s assets and the stock of Capital Media
(UK).

         EQUITY OFFERINGS BY CAPITAL MEDIA

         In 1995, our founders organized Excalibur Communications Limited (n/k/a (Capital Media (UK)) to develop Onyx Television and to own an interest in Tinerama Investment AG. In December 1995, our founders exchanged their shares in Excalibur for shares of our common stock. Simultaneously, in late 1995 and early 1996, we raised net proceeds of $14.4 million in a private placement of our securities.

         On March 3, 1997, we closed a private placement in which we raised net proceeds of $5.85 million. The funds from this placement were used to fund the continuing operation of Onyx Television and for general corporate purposes. We issued an aggregate of 1.2 million shares of our common stock in this private placement ($5.00 per share), including 400,000 shares of Common Stock subscribed by Unimedia, S.A. At the time of this private placement, Unimedia was not an affiliate of Capital Media.

         On June 25, 1997, we accepted a subscription for $4.0 million from Unimedia. In this subscription, we agreed to issue an aggregate of 701,754 shares of our common stock at a purchase price of $5.70 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received by Capital Media and the balance of $2,500,000 was released to Capital Media from escrow on July 31, 1997, simultaneously with the closing of the share exchange between certain of the stockholders of Unimedia and Capital Media, as described below. In connection with this private placement, we paid Unimedia a fee of $240,000, which was netted against the purchase price of the shares. At the time of this private placement, Unimedia was not our affiliate.

         Simultaneously with and immediately after this placement, Unimedia transferred 610,914 of our shares which it owned to eight investors at prices ranging from $5.70 to $7.50 per share. One of these investors was an entity controlled by David Ho, who at the time of this transaction was not an affiliate of Capital Media. That entity, Unbeatable Investments Limited, acquired 438,596 of these shares. None of the other investors who purchased shares from Unimedia at this time were affiliates of Capital Media or Unimedia. In connection with the transfer of these shares, Unimedia paid a fee to Valfab for its services in connection with introducing Unimedia to certain of these investors. The fee consisted of $195,000 in cash and 10,666 shares of our common stock owned by Unimedia.

         On July 31, 1997, we acquired 50.3% of the outstanding common stock of Unimedia in exchange for 433,300 shares of our common stock. Stockholders of Unimedia who did not participate in the first closing of the Unimedia share exchange had until September 5, 1997 to convert their Unimedia securities into shares of common stock and on September 5, 1997, we acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 269,360 shares of our common stock. Shares issued in the Unimedia share exchange were valued on our books at $5.70 per share. We acquired Unimedia based on our belief that the merged entity would cross fertilize Internet development activities and television distribution in order to poise Capital Media at the convergence of thematic entertainment television and the Internet. Additionally, Unimedia and investors identified by Unimedia provided significant financing for use in our business.

         At the time of the closing of the Unimedia share exchange, Unimedia held 490,840 shares of our common stock. Subsequent to the closing of the Unimedia share exchange, Unimedia has transferred 324,048 of these shares to investors in several private transactions, as follows:

                                                                   SHARES
TRANSFEREE                                                      TRANSFERRED
----------                                                      -----------
Transferees not affiliated with Capital Media and Unimedia.....   124,448

Stockholders of TopCard(1).....................................    45,600

Gralec Establishment(2)........................................   154,000
                                                                  -------
                                                                  324,048
                                                                  =======
----------
(1) Shares were transferred to the stockholders of TopCard in connection with Unimedia's acquisition of 80% of TopCard's outstanding shares. None of the TopCard stockholders were affiliates of Capital Media or Unimedia at the time that these shares were transferred to the stockholders of TopCard.

(2) During the first half of 1998, Unimedia transferred 154,000 shares of our common stock to Gralec Establishment for an aggregate purchase price of $500,000. We agreed to register the shares of Common Stock transferred to Gralec, pursuant to a registration rights agreement, on or before November 30, 1998, which has not occurred. As part of the agreement, Unimedia agreed that Gralec may put the shares back to Unimedia for the purchase price if these shares are not registered.

         Since this registration has not taken place, we have agreed with Gralec to extend the period during which the registration may be completed until April 1, 2000. In return, we have granted Gralec: (1) a subscription to purchase 220,000 shares for a purchase price equal to the net proceeds from the sale of 50,000 ActivCard shares, and (2) an option to purchase 600,000 shares of our authorized but unissued common stock at an exercise price of $1.00 per share, which option will be exercisable until 30 days after the shares of common stock originally issued to Gralec are registered for resale.

         These transfers were effected to raise funds for Capital Media's and Unimedia's operations and to complete the acquisitions of TopCard and Pixel.

         At the date of this Prospectus, Unimedia continues to own 166,791 shares of our common stock, including 60,000 shares which have been pledged by Unimedia to Bank Hapoalin to secure Unimedia's guarantee to that bank of certain indebtedness of Pixel.

         Our short term funding requirements were also met during the fourth quarter of 1997 through direct private placements by Capital Media to four non-U.S. investors of an aggregate of 79,333 shares of our common stock (raising $586,000 at prices between $6.00 and $7.50 per share).

         In July 1999, we received a letter from Gilles Assouline, our Chairman and CEO, Anne-Marie Assouline (the wife of our chairman), and an entity controlled by Mr. and Mrs. Assouline, Diamond Productions, alleging claims under the Agreement and Plan of Reorganization, dated March 4, 1997, as amended, between Capital Media, Unimedia, and certain of the stockholders of Unimedia. Additionally, on July 30, 1999, two of our directors notified Diamond, Gilles Assouline and Michel Assouline (our Vice President and COO), that we were asserting a protective claim against each of them under the Unimedia agreement until the claims raised in the letter can be considered.

         After consideration of these matters, our Board and the claimants concluded that these disputes held the potential of dragging us into substantial and damaging litigation. As a result, the Board and the claimants determined that our best interests would be served by resolving these issues at this time. To accomplish this purpose, on September 22, 1999, we entered into a settlement agreement with Diamond, Gilles Assouline, Michel Assouline and Anne-Marie Assouline pursuant to which the asserted claims were withdrawn and Capital Media and the Assoulines exchanged mutual releases. As part of the settlement, we also provided the Assoulines with a full indemnity for all claims which may arise in the future from third parties relating to the Unimedia share exchanges and with a general release through the date of the settlement agreement.

         FUNDS BORROWED SUBSEQUENT TO THE UNIMEDIA SHARE EXCHANGE FROM DAVID HO AND GROUPE AB

         In September 1997, we borrowed $500,000 of short term working capital from Unbeatable, an entity controlled by David Ho. The debt was payable with interest of 10% per annum in April 1998 and was convertible into shares of our common stock at the rate of $5.70 per share.

         On January 9, 1998, Capital Media (UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited, which is also controlled by Mr. Ho. Such loan was evidenced by two 13% Convertible Secured Promissory Notes in the original principal amounts of $750,000 and $500,000, respectively. Of the aggregate proceeds, $500,000 was used to replace a loan previously made to Capital Media (UK) (see above) by Unbeatable. The notes bore interest at the rate of 13% per annum and were convertible into shares of our common stock on the basis of one share of common stock for each $5.00 of outstanding principal and accrued interest on the notes; provided, however, that the notes were not to be convertible until we had held a stockholders meeting to increase our shares available for issuance to allow for conversion of the notes. The notes were due and payable on March 31, 1998 and were secured by the same collateral securing the Instar loan, as well as by pledge of our 81.6% interest in Unimedia.

         David Ho received a fee of 20,000 shares of our common stock for arranging the original loan made by Unbeatable and a fee of 40,000 shares of our common stock for arranging the January 1998 Superstar loan.

         On March 23, 1998, Groupe AB made available to us a line of credit pursuant to which we borrowed $2,000,000. Outstanding principal and accrued interest of 13% per annum was originally due and payable on December 31, 1998. As further consideration for granting the line of credit, Groupe AB was granted the right, until March 31, 2000, to purchase shares of our authorized but unissued common stock at a $2.00 per share. On March 25, 1998, Superstar loaned Capital Media an additional $400,000, payable on the same terms as the line of credit made available by Groupe AB.

         In August 1998, we entered into agreements with Superstar and Groupe AB pursuant to which Superstar agreed to make available $5.0 million and Groupe AB agreed to provide cash and services aggregating $6.64 million ($400,000 in cash which was payable to Capital Media in August 1998 and $6.24 million in services over a two year period). Such funding was initially in the form of debt (bearing interest at the rate of 13% per annum), but was automatically to be converted into equity at the rate of $1.00 per share following approval by our stockholders of an increase in our common stock available for issuance.

         In December 1998, when we did not meet our contractual obligation to hold a stockholders' meeting to obtain an increase in our common stock available for issuance by November 30, 1998, Superstar and Groupe AB demanded that we: (i) reduce the conversion price on all of the outstanding convertible debt of Capital Media which they held to $1.00 per share; and (ii) that we pay a penalty of 2% of the outstanding principal amount of the loans (payable in shares at $1.00 per share) for each month during which we did not hold our special stockholders meeting. On December 18, 1998, the Board agreed to these changes. Superstar and Groupe AB also agreed, as part of the amendment to the terms of their loans, that all of the convertible debt which they then held would automatically convert into common stock upon the approval by our stockholders of the increase in our shares of common stock available for issuance.

         In March 1999, Groupe AB agreed to fund an additional $6.0 million to Capital Media for working capital, including the funds required to complete the settlement of the Instar loan. Such amount was to be funded over a one year period and would automatically convert into common stock at $1.00 per share.

         In May 1999, Groupe AB and Superstar made a loan to Capital Media in the aggregate amount of $300,000, the proceeds of which were used to fund the settlement of the Fontal loan. The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, Capital Media granted the lenders a two-year warrant to purchase 300,000 shares of the Common Stock at an exercise price of $1.00 per share.

         In September 1999, Groupe AB provided a guarantee to a bank for half of a DM 3 million (approximately $1.6 million) bank facility obtained by Onyx Television. In connection with the guaranty, we granted Groupe AB a two year warrant to purchase 810,000 shares of our common stock at an exercise price of $1.00 per share. In the event the bank guarantee is called upon, we will be obligated to issue to Groupe AB such number of shares of common stock at $1.00 per share as is equal to the amount paid by Groupe AB under its guaranty.

         On October 27, 1999, substantially all of the convertible debt due to Groupe AB and Superstar was converted into Common Stock and Groupe AB and David Ho (who controls Superstar) now own 50.3% and 34.0%, respectively, of our outstanding common stock.

         DEBT DUE FROM LATITUDE INVESTMENTS LIMITED

         Our balance sheet at December 31, 1998 included a debt due from a stockholder of $313,691. This amount represented an amount due from Latitude Investments Limited, one of our founding stockholders. This amount was initially presented to us as a deposit paid by Latitude to PTT Telecom on behalf of Capital Media (UK) and Latitude received credit for the amount of such deposit in connection with its original 1995 subscription to purchase shares of Capital Media (UK)'s stock (which shares were exchanged for shares of our common stock in December 1995). We had determined that no deposit was ever paid by Latitude to PTT Telecom and that therefore the shares of common stock owned by Latitude were not fully paid as presented. Subsequently, our obligation has been deemed satisfied as part of our settlement of the Instar loan.

         We had been advised by KPN Telecom, formerly known as PTT Telecom, that Onyx Television owed them approximately $1,060,000. We believed that the amount due was significantly lower, due to failures in the performance of services by KPN over the period of the agreement. We had accrued the entire amount allegedly due to KPN. Additionally, we were advised that KPN had called upon the guaranty from Universal (see discussion above) and drawn down upon the 500,000 ECU (approximately $587,000) being held to secure the guaranty. As a result, we owed the amount paid by Universal back to Universal. Subsequently, we settled our obligation with KPN Telecom.

         In August 1999, Groupe AB made a loan to Capital Media in the aggregate amount of $327,339, the proceeds of which were used to fund the settlement of the outstanding amounts due to KPN Telecom. The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, we granted Groupe AB a two-year warrant to purchase 327,339 shares of our common Stock at an exercise price of $1.00 per share.

         LIQUIDITY AND CAPITAL RESOURCES

         We believe that additional capital will be required, along with anticipated revenues from operations, to fund our operations for the next 12 months. We anticipate that the required fundings will be made available by Groupe AB or Mr. Ho, or from other sources, although we cannot assure you that the necessary funding will become available. Further, required amounts of funding will be impacted in part by the level of revenues achieved, particularly at Onyx Television. We will likely issue additional shares of our common stock, or shares of the capital stock of our subsidiaries, to meet our anticipated capital requirements.

YEAR 2000 COMPLIANCE

         The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process particular date-based information.

         We believe that the software currently being used in our operations is either year 2000 compliant or can be upgraded to bring it into conformity with year 2000 requirements without a material cost to us.

INDEPENDENT AUDITORS

         PricewaterhouseCoopers was our independent auditors for the fiscal year ended December 31, 1998. We believe that PricewaterhouseCoopers has the personnel, professional qualifications and independence necessary to act as our independent auditors.

         Deloitte & Touche ("Deloitte & Touche"), which served as our independent auditors during the fiscal years ended December 31, 1995, 1996 and 1997, resigned as our independent auditors effective on February 18, 1999. In connection with their audits of our financial statements for each of the two fiscal years ended December 31, 1997 and 1996, and in the subsequent interim periods preceding their resignation, there were no disagreements between us and Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte and Touche would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report. Deloitte and Touche's audit reports for 1997 and 1996 contained explanatory paragraphs as to the going concern and as to the outcome of certain litigation against us.

                                    BUSINESS

GENERAL

         THE STATISTICAL AND OTHER INFORMATION CONTAINED IN THIS SECTION HAS BEEN DERIVED FROM KABEL & SATELLIT, A PUBLICATION IN GERMANY FOCUSING ON THE CABLE AND SATELLITE INDUSTRY. WE ALSO RECEIVE INFORMATION FROM DEUTSCHE TELEKOM, PRIVATE CABLE OPERATORS, SATELLITE OPERATORS AND EUTELSAT SUPPORTING OUR DISTRIBUTION AND MARKET INFORMATION.

         Our primary business is the broadcasting operation of Onyx Television, which operates an advertiser supported music and entertainment television station in Germany dedicated to adults. Onyx Television commenced broadcast operations in January 1996, and its broadcasting signal is currently received in approximately 11 million cable homes and an indeterminate number of satellite homes in Germany and surrounding countries. We operate Onyx Television in a strategic alliance with our majority stockholder, Groupe AB, a large French television production company. Groupe AB provides Onyx Television with significantly all of Onyx Television's broadcasting requirements.

         We also have interests in three other businesses: (1) Pixel, which specializes in computer graphics and 3D animation for TV packaging, digital broadcasting and special effects; (2) TopCard, a software development business which is engaged in the development of mass transit and e-banking applications based upon smart card, e-payment technology (including secured authentication Internet access and hybrid, contactless and infra-red smart- card technology) and (3) Unimedia, which intends to develop in the future a software platform for Internet entertainment and gaming.

ONYX TELEVISION

         PROGRAMMING

         Onyx develops, acquires and exhibits on its network a variety of music videos, interviews and topical specials. Programming focuses on a distinctive mix of jazz, blues, classical, country and popular German music, and current and recurrent pop and rock. Programs are acquired from a variety of sources or produced internally. Acquired programming includes music videos, concert footage and other live performance material. Record companies and the music industry supply this programming to Onyx for a variety of fees ranging from nominal handling charges for videos to negotiated license fees for live footage. Onyx's internal productions include interviews and topical specials that range from profiles of specific artists to genre defined shows such as JAZZ ONYX, ONYX COUNTRY CLUB, JUKEBOX (a slot for music programmed by the viewers), ONYX VOYAGE and ONYX OVERTURE (classical). Onyx also broadcasts infomercials (teleshopping) on its television station.

         We are in the process of broadening the focus of our programming format to increase our viewing audience. Our music only format is being transformed into "music entertainment" programming. While music will likely remain the core element of our programming, we intend to include movies, moderated shows, financial news, additional teleshopping, thematic shows (fashion, modern art, erotic, comedy) and documentaries in our daily programming.

         Our new programming will maintain our high quality content and technical presentation. We expect to work with Groupe AB in developing programming that attracts new viewership and increases the frequency of viewing for our current audience. We also plan to use Onyx Television's website to assist in introducing our new programming.

         DIGITAL TELEVISION

         In September 1999, Onyx Television received a license from German media authorities to broadcast five channels on the German digital cable network. We intend to offer premium programming alternatives on these channels in conjunction with Groupe AB, which was awarded an additional seven channels. These "pay" channels will offer our target audience flexibility and options to meet their viewing preferences.

         We expect to use Onyx Television's "free" cable programming and its website to promote our digital channels and educate our target audience on new viewing possibilities. We will work in conjunction with Groupe AB to develop our digital subscriber-based programming. We intend to utilize Groupe AB's digital platform for transmission on the German digital cable network.

         Although we have received a license for channels on the German digital cable network, we must still negotiate with German cable networks to include our channels on their cable. We expect to bundle our channels with digital channels offered by Groupe AB in order to present a more attractive programming package for cable networks. The terms of our relationship with Groupe AB in this regard has not yet been determined.

         "Pay" television programming has only recently been introduced to German television. We cannot assure you that this type of programming will be accepted by the German viewing market.

         ONYX WEBSITE

         We are dedicated to making Onyx Television's website (www.onyx-tv.de) an integral part of our business. We view the Internet as a potential source of revenue and additional marketing. Through enhancements of our websites entertaining format, we are seeking to transform this website into an online extension of Onyx Television's currently available services. Our website is currently totaling approximately 30,000 hits per month.

         Our website serves as a natural promotional source for our free cable programming and will, in the future, promote our subscriber-based services. We are able to offer online previews, reviews and scheduling for our programming. As our website usage increases, we intend to try to build an online community with brand loyalty.

         Our goal is to develop creative interactive links that cater to the interests and preferences of our target audience. We have intensified our search for e-commerce partners. Our e-commerce strategy will focus on the establishment of an "on demand format." Books, CDS, DVDs, videos, entertainment tickets and travel services can be marketed on our website to our target audience. We believe the sale of these products to attract advertisers and sponsors. We also intend to make entertainment news and information instantly available.

         TARGET MARKET AND DISTRIBUTION

         Our target audience in Germany for Onyx's programming is adults in the 20 to 55 year old age group. The target audience is believed to be one of the largest demographic segments in Germany. At present, we believe that our target audience is comprised of an estimated 35 million people, equating to approximately 40% of the population. We believe that the members of our target audience watch more television than any other demographic group in Germany. The purchasing power of our target audience is often high, which should attract advertisers for our programming.

         Germany is the largest cable television market in Europe, with a population of over 82 million people and approximately 33.0 million households. Cable television distribution systems covered approximately 24.0 million homes and served over 17.8 million cable subscribers as of June 30, 1998. The German cable television market is substantially built- out. As of December 31, 1997, cable television systems covered approximately 75% of the households in Germany. Additionally, as of August 31, 1998, Germany had approximately 11.4 million homes served by direct-to-home satellite-delivered television services and satellite master antenna television systems.

         As of October 31, 1999, Onyx's broadcast signal was distributed to approximately 11 million cable homes in Germany, compared to 6.7 million homes as of August 31, 1997. In addition, Onyx's signal is received by an indeterminate number of homes in Germany which are covered by direct-to-home satellite systems.

         Television is the fastest growing media in Germany, with advertising revenues having increased from DM 1.4 billion ($0.9 billion) in 1984 to DM 12 billion ($1.2 billion) in 1997. During this same period, television advertising revenue as a percentage of total advertising revenue has increased from approximately 10% in 1984 to approximately 24% in 1997. Cable and satellite television programming's share of television advertising revenue has increased to approximately 90% since its introduction in Germany in 1984.

         ADVERTISING REVENUE

         Primarily all of Onyx Television's current revenues come from the sale of spot advertising time and from teleshopping. In addition to providing access to cable households in general, we believe that Onyx Television will in the future be attractive to advertisers because it offers one of the most cost effective means of reaching our target audience. We believe that distribution, marketing and audience awareness, and an effective advertising sales force, are key to achieving success in the advertising sales market.

         In August 1998, Onyx entered into an agreement with a large independent media company in Germany to act as Onyx's sales agent in Germany. Under the agreement, which is for a four year period, the sales agent will be paid commissions based upon the revenues derived from the commercials broadcast on the station. Onyx has also recently added an in-house sales manager to coordinate ad-sales activities, in-house marketing, sponsorship and e- business.

         The demand by advertisers for advertising time on Onyx Television, and therefore its operating results, are and will be affected in the future by general economic conditions, the demographic characteristics of the audiences viewing Onyx Television's broadcasts, the activities of its competitors, our ability to provide evidence to advertisers with regard to the size of Onyx Television's viewing audience, and other factors, as well as trends in the advertising industry. To date, Onyx Television has not obtained a substantial amount of advertising revenue from commercials. We cannot assure you that Onyx Television will ever achieve sufficient levels of advertising revenue to make the station profitable and cash flow positive.

         In addition to advertising, we are seeking to increase sponsorship revenue. We also expect our website to generate additional advertising revenue as it becomes more popular and we believe that the future addition of merchandise sales to our website will attract additional advertisers.

         GOVERNMENTAL REGULATION

         We must continue to obtain and maintain the approval of German Landes Medienanstalten (Local Media Authorities or "LMAs") in order to distribute Onyx Television through German cable systems. These LMAs have authority to approve programming lineups for cable systems in the 16 German regions known as "Bundeslanders." Members of the LMAs are appointed by local government. Currently, Onyx Television's channel has been granted the right or partial right to distribute programming through cable networks located in all 16 Bundeslanders.

         The number of channels available to a cable system in Germany is currently limited by analog technology to 30 to 35. The success of Onyx Television is dependent in part upon maintaining its approval and good relations with each of the LMAs who have agreed to allow broadcast of Onyx Television on their cable system (both to maintain existing distribution and to seek additional distribution on those cable systems). Because decisions on distribution are made annually by each LMA, we cannot assure you as to the distribution which Onyx Television might obtain in any year and from year to year.

         Onyx Television has recently been reissued its broadcast license in the state of Nord-Rhine Westphalia, which has allowed Onyx Television, as of October 1999, to move its headquarters to Cologne, the leading city for media business in Germany.

         In 1999, the German media authority began licensing proceedings for 70 nationwide digital cable channels. In September 1999, we received a license for five channels on the German digital cable network. We must now obtain commitments from German cable operators to provide our channels and programming. There can be no assurance that we will obtain those commitments.

         Television broadcast operations in Germany are subject to extensive government regulation. This governmental regulation controls, among other things

         /bullet/ the issuance, renewal, transfer and ownership of station licenses,
         /bullet/ the timing and content of programming, /bullet/ the timing, content and amount of commercial advertising permitted and
         /bullet/ the determination of which stations will be permitted to broadcast on a particular cable system.

         Germany also has regulations requiring that a particular percentage of programming be produced or originated in local markets, which may affect us in the future. Further, Onyx Television may in the future seek to expand in other countries. This expansion may expose Onyx Television to substantial additional government regulation in these countries.

         Political initiatives which are being taken by the European Union to increase the amount of European-produced programming which is being broadcast may impact Onyx television. These political initiatives could effect the types of programming which Onyx Television may broadcast and the costs associated with this programming. We cannot assure you as to the ultimate outcome of these matters and their effect on Onyx Television.

         The German media authorities must approve any substantial change the ownership of Onyx Television or the ownership of its stockholders. These authorities will examine the effect of this ownership change on the ownership concentration in the overall German television industry. We have recently received approval of the increased ownership interest which has now been taken in Capital Media by Groupe AB and David Ho. The failure of the German media authorities to approve future changes in ownership would likely result in the suspension and/or revocation of Onyx Television's broadcast licenses. A suspension and/or revocation of Onyx Television's broadcast licenses would have an adverse effect on our financial condition.

         COMPETITION

         Competition is intense among companies providing programming services via cable television in Germany. Onyx Television must compete for both viewers and for the right to distribute programming over the various cable television networks throughout Germany. A number of German cable television networks provide programming designed to reach Onyx Television's target audience. The competition for viewers includes broadcast television stations, satellite and wireless programming services, radio, print media and the Internet. In connection with its music programming and teleshopping, we compete with other broadcast operators which provide similar programming, including VH-1. Many of our competitors have significantly greater resources than we do.

         Additionally, increased competition for viewers in the German cable industry may result from the availability of additional channels and programming. This availability has been made possible by technological advances, such as digital compression technology, which allows cable systems to expand channel capacity, the deployment of fiber optic cable, which has the capacity to carry a much greater number of channels than coaxial cable, and "multiplexing," in which programming services offer more than one feed of their programming. The increased number of choices available to our target audience as a result of these technological advances could impact the number of persons watching Onyx Television's programming.

         STRATEGIC ALLIANCE

         In July 1998, we entered into a two-year services agreement (the "Services Agreement") with a subsidiary of Groupe AB under which Groupe AB provides technical services to Onyx Television, including, among other services:
(1) use of a transponder aboard a satellite of the EUTELSAT type, (2) uplink facilities, (3) all transmission services to the cable head ends of each of the German cable television networks over which our programming is broadcast, and
(4) use of a master control room and other transmission facilities required to operate Onyx Television. Additionally, we receive $60,000 per month in cash from Groupe AB so that we may pay the costs of transmitting our broadcast signal over telephone lines to decoders at the cable ends. In return for these services and this investment, we are obligated to issue 260,000 shares of our common stock per month to Groupe AB (having an agreed value of $260,000).

         In that regard, effective October 1, 1998, Onyx Television's signal began to be broadcast on EUTELSAT, a digital satellite transponder used by Groupe AB, and Groupe AB commenced providing Onyx Television with an uplink facility and with the other services contemplated by the Services Agreement.

         Over the last year, our executive management has taken significant steps to reduce the costs associated with the operations of Onyx Television. The strategic alliance between Onyx Television and Groupe AB is expected to result in an annual saving of approximately

$2.0 million in overhead expenses annually from the level of operating expenses previously incurred by Onyx. See "Management's Discussion and Analysis."

         Our relationship with Groupe AB will also be critical to the success of our digital cable channels. We will utilize Groupe AB's digital platform for transmission on the German digital cable network. Groupe AB will continue to provide us technical assistance and guidance in the development of our digital cable operations. We also expect to bundle our channels with digital channels offered by Groupe AB in order to present a more attractive programming package for cable networks.

OTHER BUSINESSES

         UNIMEDIA

         On July 31, 1997, we acquired 50.3% of the outstanding common stock of Unimedia in exchange for 433,330 shares of our authorized but unissued common stock. Stockholders of Unimedia who did not participate in the first closing of the Unimedia share exchange had until September 5, 1997 to exchange their Unimedia shares for Capital Media shares and on September 5, 1997, we acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 269,360 shares of our authorized but unissued common stock. Shares issued in the these share exchanges were valued at their fair value as of September 5, 1997 ($5.70 per share).

         At the time that we acquired an 81.6% interest in Unimedia, it was a development-stage company. Its operations mainly consisted of the development of on-line applications for home shopping and gaming. Projects under development at that time included (i) the creation of specific entertainment sites and several multi-player games, (ii) the promotion of TV packaging activity and (iii) distant interactive education.

         Unimedia also owned at that time minority equity positions in several companies which Unimedia believed had progressive Internet, smart card and advanced software technologies. Our objective was to be involved in the development of these products and future distribution while securing enabling front edge Internet technologies to acquire a competitive advantage on applications under development. To that date, its acquisition activities had been comprised principally of the acquisition of interest in companies like ActivCard, Pixel, TopCard, Internet Way and Enanti, whose technologies include remote security and authentication technology, sales automation, Internet access and intra-red contactless Smart Card technology.

         Unimedia had revenues of $327,726 and $93,815, respectively, for 1996 and the first six months of 1997. Unimedia had a net loss of $3,399,283 for 1996 and net income of $437,730 for the first six months of 1997 (much of which was derived from the sale of investments). At June 30, 1997, Unimedia had total assets of $11.0 million, including $6.2 million in investments, liabilities of $7.5 million and stockholders' equity of $3.5 million.

         At July 31, 1997, Unimedia: (i) held a 10% minority interest in TopCard and was seeking to acquire the remaining balance of TopCard's outstanding shares, (ii) had made a $2.5 million loan to Pixel, (iii) held a minority interest in ActivCard, S.A. ("ActivCard"), a French company that has developed remote security and authentication token technology, and was acting as a distributor of ActivCard's technology, and (iv) held a minority interest in several other companies, including Enanti Corp., a Florida company with technology for Internet sales automation and contact management, and Internet Way, a French Internet service provider. Unimedia had eight employees at July 31, 1997. At the time that we acquired an interest in Unimedia, Unimedia was also in the beginning stages of seeking to develop a software platform for Internet gaming.

         Subsequent to our acquisition of an interest in Unimedia, Unimedia has acquired an additional 80% interest in TopCard and acquired 100% of Pixel Ltd., on the terms more particularly described below. Unimedia continues to run both of those companies. Unimedia has also sold its interests in ActivCard, InterNet Way, and has discontinued its involvement in distributing ActivCard's technology.

         In addition to operating TopCard and Pixel, Unimedia is continuing to pursue the development of a software platform for Internet gaming and entertainment. To date, in furtherance of this objective, we have engaged the services of a consultant, Valfab, which provides the services of Jacques Dubost, a consultant to the casino industry and the former manager of two famous casinos in Cannes, France and in Monte Carlo. Such business is extremely competitive and no assurance can be given that Unimedia will be successful in entering this business.

         PIXEL, LTD.

         On February 12, 1998, Capital Media, Unimedia, and Pixel Multimedia Ltd. consummated the transactions contemplated by an agreement executed on that date and effective as of January 1, 1998. Pixel Multimedia previously owed Unimedia $2,700,000 for loans made to Pixel Multimedia and for other expenses. As part of the transaction, Unimedia purchased the outstanding stock of Pixel Ltd., an Israeli company, from Pixel Multimedia. Pixel specializes in computer graphic and 3D animation for TV packaging, digital broadcasting and special effects. Pixel also owns a 47.5% interest in Henry Communication Ltd., a service company operated in a joint venture with Video Broadcast SB Ltd., an Israeli broadcasting company. Pixel has, in addition, a contractual relationship with Israel Cable Programming Company Ltd., providing TV packaging and animation programming for the cable operators in Israel, utilizing Pixel's digital editing systems and located in Israel Cable Programming's studio facilities. As part of the transaction, Pixel also purchased software previously developed for Unimedia by Pixel Multimedia for use in connection with the development of our and Unimedia's proposed entertainment and gaming software platform.

         The consideration provided in connection with Unimedia's acquisition of Pixel, in addition to the software described above, consisted of: (i) forgiveness of $1.7 million of the debt owed by Pixel Multimedia to Unimedia and
(ii) the assumption by Pixel (guaranteed by

Unimedia and Capital Media) of Pixel Multimedia debt not exceeding $750,000 due to a financial institution. Additionally, Pixel Multimedia may receive up to 60,000 shares of our Common Stock owned by Unimedia if performance objectives are achieved by Pixel. These shares have been pledged by Unimedia to the financial institution to secure Pixel's debt to the financial institution. The remaining $1,000,000 owed by Pixel Multimedia to Unimedia was to be forgiven if future performance objectives were achieved by Pixel. These performance objectives were not reached and consequently the amount is still owed by Pixel Multimedia.

         Pixel is not affiliated, directly or indirectly, with Pixar, the Richmond, California digital animation studio run by Stephen Jobs.

         TOPCARD, S.A.

         On November 1, 1997, Unimedia acquired an additional 80% interest in TopCard, a French company engaged in the design and manufacture of hybrid, infra-red and contactless smart card technology for use in mass transit, e-commerce and e-payment applications. Unimedia had previously owned 10% of the outstanding stock of TopCard and, after this transaction, Unimedia owns 90% of the outstanding stock of TopCard. The purchase price paid by Unimedia for the 80% interest consisted of the transfer of 45,600 shares of our common stock owned by Unimedia to TopCard's stockholders and $150,000 in cash.

         TopCard is also developing secure access smart card technology required for processing online transactions. TopCard has agreements to export its smart card technology based turnkey solutions to Russia and China for use in securing access to mobile phone applications and prepaid Internet services, respectively, and is presently in a pilot project with the European Union to develop a secure decrementing value card system (an electronic purse).

LONG TERM BUSINESS STRATEGY

         Our long term strategy is to become a leading provider in Europe of digital interactive and/or thematic multimedia entertainment programs and on-line services through conventional media, such as television and cable, and the Internet. Our future digital cable channels and the development of our website are the initial steps in implementing our strategy. We believe that over time, we will be able to maximize our opportunities by cross fertilizing the conventional aspects of our media business with our proposed new media development and activities by finding applications for programming in new arenas (such as the Internet). We also hope in the future to develop new television programming formats in order to become a company at the leading edge of the convergence between television and PC Networks.

DISCONTINUED OPERATIONS AND DIVESTMENTS

         TINERAMA

         We own a 51% interest in a holding company, Tinerama Investment AG
(TIAG), which, in turn, controls five corporations operating a media business in Romania. The remaining interest in each of the Tinerama operating companies is owned by Tinerama's founder, Max Banush, and by local investors. Mr. Banush operates the business. TIAG is owned 51% by us and 49% by Telor International Ltd., an entity controlled by Karl Hauptmann, one of our former directors. We are in the process of selling our interest in TIAG.

         BLINK TV

         Blink TV is a specialist TV programming vehicle which provides lifestyle programming on large video screens at UK concert events. This programming consists of music videos, style and fashion, and extreme sports, which is broadcast as a 30 minute segment immediately before live performances. Blink TV has installed video screens and projection equipment at five major UK concert venues in order to offer programming at these venues.

         We previously owned a 50% interest in Blink TV. The balance is owned by RCL Communications, Ltd. In December 1999, we sold our 50% interest in Blink to RCL for a nominal sum and converted our /pound sterling/130,000 (approximately $200,000) of existing loans to Blink into new non-voting redeemable equity. Following this change we own approximately 19% of Blink, and, if successful in the future, Blink will be obligated to repay the monies we converted into equity back to us. There can be no assurance that this will ever occur.

PERSONNEL

         At December 31 1998, we employed 77 persons, 23 of whom were employed by Onyx Television, 24 of whom were employed by Tinerama, three of whom were employed by Blink TV, 23 of whom are employed by Unimedia, Top Card and Pixel, and four of whom were employed in administrative, financial and managerial positions on behalf of the combined operation.

PROPERTIES

         Our Chairman resides in France and our headquarters are temporarily located in France. We intend to organize a French branch, CMG France, to operate as a party to our activities in France and to serve as a temporary administrative agent for us in France until such time as we relocate our headquarters to another jurisdiction. Prior to September 1998, our principal executive office was located in leased office space in London, England.

         CMG France, when organized, will share office space with Unimedia (Unimedia has entered into an agreement with us to allocate office space and office costs among the two companies). Unimedia leases office space in Charenton, France.

         Onyx Television leases administrative offices in Cologne, Germany. Tinerama owns a building and, in addition, leases administrative offices and print works in Bucharest, Romania. Blink TV leases offices in London. TopCard leases office space in Aix-en- Provence, France and Pixel leases offices in Tel Aviv, Israel. For information regarding our financial obligations under its leases, see Note 10 to Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS PENDING, THREATENED OR SETTLED

         Capital Media (UK) was sued in 1995 by COM TV Production Und Vertrieb GmbH and Nen TV Limited ("NEN"). This suit, which we vigorously contested, sought an interest in Onyx Television under an alleged agreement among the parties. In December 1997, the parties entered into an agreement to settle this suit. As part of the settlement, Onyx agreed to pay the plaintiffs DM50,000 ($30,000). Additionally, the settlement allowed NEN the right to introduce a client to Onyx within one year of the settlement to use the broadcast downtime on the Onyx Television station, and to receive a fee for any such introduction. However, no client was ever introduced to Onyx by NEN.

         In June 1997, a former managing director of Onyx Television whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000 ($450,000). Onyx maintained that the action which it took with respect to this employee was lawful and in July 1998, the court ruled in favor of the Onyx Television. The plaintiff has the right to appeal and Onyx Television believes that it has valid defenses to this claim. However, we cannot assure you as to the outcome of this matter.

         In May 1998, TV Strategies, a Dallas based television services company, obtained a default judgment against Onyx Television for DM300,000 ($180,000), plus interest, relating to services which TV Strategies alleges that they provided to Onyx. In March 1999, the default judgment was set aside by the Texas Appeals Court and the time for TV Strategies to appeal the decision of the appellate court expired in April 1999. We are vigorously defending this claim and believe, based upon discussions with our counsel, that we have meritorious defenses to the suit. No opinion of counsel has been obtained with respect to this matter and we cannot assure you as to the outcome of this matter.

         In July 1998, we were sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. We believe that Fontal is controlled by Marc Degarni, who is one of our stockholders and who previously represented to us that he is a stockholder in Unimedia (through an entity, Atlas Investments, although that entity has advised Unimedia that it is now represented by another individual, Roland Pardo). Mr. Degarni is also a former director of Capital Media (UK).

         Under the note, we owed Fontal $200,000, plus accrued but unpaid interest. We had pledged the rights to trademarks for the International Onyx name and branding outside of Germany, Switzerland and Austria to Fontal to secure repayment of this note. In June 1999, the Fontal litigation was fully settled for $327,500 (including interest and costs) and the related promissory note was satisfied. This suit has now been dismissed with prejudice.

         Unimedia has three minority stockholders (Oradea Inc., represented by its chairman, Alfonso Lodolo D'Oria, Roland Pardo and Atlas Investments) who have previously advised Unimedia that they do not believe that the summer 1997 reorganization of Unimedia with us was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of Capital Media) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's stockholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French courts have to date rejected all requests to appoint experts in judgment to review Unimedia's management's actions.

         Oradea Lodolo, and Pardo had also taken action through the courts in France and Israel to attempt to safeguard their potential rights over assets of Unimedia in order to secure payment of their unsecured loans due from Unimedia. See Note 8 of Notes to Consolidated Financial Statements. In connection with such actions and based upon the fact that the notes did not by their terms reflect a repayment date, the court established a payment plan for Unimedia to repay these loans in installments, and such loans have now been repaid in full. Unimedia is also preparing actions against Oradea and against Messrs. Lodolo and Pardo for damages which it believes have been caused by reason of Oradea, Lodolo and Pardo's inappropriate actions against Unimedia.

         We own 81.6% of Unimedia, and intend to operate and continue the future development of Unimedia's business in the best interest of Unimedia's stockholders, including us. Additionally, we have been funding Unimedia's cash flow requirements, and in that regard, Unimedia has pledged its stock interest and loan in Pixel to us to secure repayment of that obligation. To the extent that such minority holders disagree with the business decisions made by Unimedia's management in the future, including the use by Unimedia of funds available to Unimedia which might be used in joint projects between us and Unimedia, they may bring legal actions against Unimedia and/or its management for breach of fiduciary duties or based upon other legal theories. Such actions, if brought, may have an adverse impact on us and Unimedia. Further, any such litigation would be time consuming and costly to Unimedia (and thereby to us, based upon its ownership of an 81.6% interest in Unimedia), even if such litigation were decided in favor of Unimedia and/or its management.

         Charles Koppel, our former chairman and CEO, had a service agreement with us under which he was entitled to an annual base salary of /pound sterling/100,000 (approximately $160,000). On March 12, 1998, we resolved a dispute with Mr. Koppel regarding his agreement. In connection with the settlement of this dispute, we paid Mr. Koppel /pound sterling/60,000.

         In August 1998, Onyx Television sued Charles Koppel in Germany. The suit alleged that certain of Mr. Koppel's actions as the managing director of Onyx Television were improperly performed. In connection with the settlement of the Instar loan, we and Mr. Koppel exchanged mutual general releases and all of the suits between us and Mr. Koppel have now been dismissed with prejudice.

                                   MANAGEMENT

         The following persons presently serve as our directors and executive officers:

NAME                      AGE     POSITION
----                      ---     --------
Gilles Assouline           43     Chairman, President, Chief Executive Officer

Michel Assouline           39     Director and Chief Operating Officer

David Ho                   50     Director

Jean-Francois Klein        33     Director

Patrick Ho                 42     Director

Stephen Coleman            51     Chief Financial Officer

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

         Gilles Assouline was, along with his brother, Michel Assouline, a founder of Unimedia in July 1995. Prior thereto, for more than five years, Gilles Assouline was the founder and managing director of several consulting, software and media companies. See "Certain Relationships and Related Transactions."

         Prior to July 1995, for more than five years, Michel Assouline was employed by Thomson-CSF in various executive capacities, including having responsibility for business development at the corporate level. Prior to joining Thompson in 1990, Michel Assouline was a management strategy consultant. See "Certain Relationships and Related Transactions."

         David Ho is the founder of Caltex South China Investments Limited and holds the position of Executive Vice Chairman of this petroleum firm, where he has been employed for more than the last five years. Mr. Ho, through a private venture capital fund, also has interests in other Asia Pacific companies with extensive interests in manufacturing, leisure, construction, meat processing and real estate. Mr. Ho is also a director of Regency Worldwide Holdings Limited. See "Certain Relationships and Related Transactions."

         Jean-Francois Klein has been employed by Groupe AB for more than the last five years and is currently Vice President and Chief Financial Officer of Groupe AB. See "Certain Relationships and Related Transactions."

         Patrick Ho is the President of Caltex South China Investments Limited, where he has been employed for more than the last five years. Mr. Ho is also a director of Regency Worldwide Holdings Limited. Patrick Ho is the brother of David Ho. See "Certain

Relationships and Related Transactions" and "Business Experience of Directors and Executive Officers."

         Stephen Coleman was appointed our Chief Financial Officer in November 1996. From March 1993 until November 1996, Mr. Coleman was Director of Finance at Lightworks Editing Systems, a United Kingdom digital editing systems designer and manufacturer which was acquired by Tektronix, Inc. in 1995. Mr. Coleman is a Fellow of the Association of Chartered Certified Accountants in the United Kingdom.

COMMITTEES OF THE BOARD

         Our Board of Directors has established Committees to assist it in the discharge of its responsibilities. These Committees, their principal responsibilities, and the current members of each are described below.

         AUDIT COMMITTEE. The Audit Committee, which consists of David Ho, Patrick Ho and Jean Francois Klein, recommends the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our year-end operating results and considers the adequacy of our internal accounting procedures.

         COMPENSATION COMMITTEE. The Compensation Committee, which consists of David Ho, Patrick Ho and Jean Francois Klein, reviews and recommends the compensation arrangements for all directors and officers and approves such arrangements for other senior level employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         To our knowledge, no compensation committee interlocks currently exist between our management and its directors.

BOARD COMPENSATION

         Our directors receive no compensation for their services as a director. However, directors are sometimes reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

         On March 10, 1998, the Board of Directors granted options to purchase an aggregate of 400,000 of our common stock at an exercise price of $3.50 per share (the fair market value of our common stock on the date of grant). Messrs. Gilles Assouline, our Chairman and Chief Executive Officer, Michel Assouline, our Chief Operating Officer, Stephen Coleman, our Chief Financial Officer and Barry Llewellyn, then our Vice President and a Director, were each granted options to purchase 100,000 shares. Of each 100,000 share option grant, options to purchase 20,000 shares vested immediately, with the remaining options vesting in equal portions over the next three years (in that regard, 80,000 of the options which were issued to Mr. Llewellyn have lapsed due to his resignation in September 1998).

         Additionally, on the same date, each of our non-employee directors was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $3.50 per share. An aggregate of options to purchase 50,000 shares were granted to our non-employee directors. These options vested immediately.

CONSULTANTS

         Jacques Dubost, age 69, acts as consultant on behalf of his company, Valfab S.C.B., for Unimedia and us, with respect to gaming and funding matters. Mr. Dubost has over 40 years of experience in the gaming industry. Over that period, Mr. Dubost owned and operated a hotel casino in Dieppe, France and managed several other casinos, including the Monte-Carlo casino in Monaco and the Palm Beach Casino in Cannes, France.

         In 1997, Valfab received the following fees relating to introducing investors to Unimedia who purchased our common stock from Unimedia (a) $195,000 in cash (b) 10,666 shares of our common stock with a $64,000 value. See "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources." Further, if Valfab introduces investors to us in the future, Valfab will receive commissions not to exceed 8% of the investment made.

         Valfab has also received (and will receive in the future) commissions for services relating to our and Unimedia's on-line gaming and entertainment activities. It can be anticipated that a portion of any fees paid to Valfab will be paid in shares of our common stock.

FAMILY RELATIONSHIPS

         Gilles Assouline, our Chairman, President and Chief Executive Officer, and Michel Assouline, our Chief Operating Officer and a director, are brothers. Additionally, two of our directors, David Ho and Patrick Ho, are brothers.

SUMMARY COMPENSATION TABLE

         The following table sets forth information about the compensation paid or accrued during 1998 to our Chief Executive Officer and to each of the other of our most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                ANNUAL COMPENSATION                        COMPENSATION
                                  -------------------------------------------------    -----------------------
                                                                       OTHER ANNUAL                  ALL OTHER
                                                 SALARY      BONUS     COMPENSATION     OPTIONS    COMPENSATION
NAME                              YEAR             ($)        ($)           ($)           (#)           ($)
----                              ----             ---        ---           ---           ---           ---
Gilles Assouline                  1998          250,000                                 100,000         --
                                  1997          104,000       --             --              (1)

Michel Assouline                  1998          200,000                                 100,000         --
                                  1997           83,000       --             --              (1)

Stephen Coleman                   1998          200,000                                 100,000         --
                                  1997          160,000       --             --

Charles Koppel                    1997          110,000       --             --              --    100,000(2)

Barry Llewellyn                   1998           75,000                                  20,000     20,000(3)
                                  1997          160,000       --             --                         --

----------
(1) Gilles Assouline and Michel Assouline received in 1997 under their employment agreements (see "Employment Agreements with Executive Officers" below) a grant of 20,000 shares and 17,500 shares, respectively, and warrants to purchase 20,000 shares and 17,500 shares, respectively.

(2) Settlement of amounts due under Service Agreement. See "Business - Legal Proceedings" above.

(3) Settlement of amounts due under Service Agreement. No longer employed by Capital Media or its subsidiaries or affiliates.

OPTION GRANTS DURING LAST FISCAL YEAR

         The following table sets forth information concerning options to purchase pre Reverse Split shares of our Common Stock granted during the fiscal year ended December 31, 1998 to those persons named in the Summary Compensation Table.

                                    NUMBER OF          % OF TOTAL
                                      SHARES             OPTIONS
                                    UNDERLYING         GRANTED TO
                                     OPTIONS          EMPLOYEES IN      EXERCISE PRICE   EXPIRATION
                    NAME             GRANTED           FISCAL YEAR        ($/SHARE)        DATE
                    ----        ------------------  -----------------  ---------------  ------------
Gilles Assouline..............      100,000                25%                 $3.50         3/10/03
Michel Assouline..............      100,000                25%                 $3.50         3/10/03
Stephen Coleman...............      100,000                25%                 $3.50         3/10/03
Barry Llewellyn(1)............      100,000                25%                 $3.50         3/10/03

----------
(1) No longer employed by us. Unvested portion of these options (80,000 shares) have been forfeited.

AGGREGATED OPTIONS EXERCISED, LAST FISCAL YEAR END OPTION VALUES

         The following table sets forth information concerning the exercise of stock options to purchase shares of common stock during the 1998 fiscal year and the value of unexercised stock options to purchase shares of common stock at the end of the 1998 fiscal year for the persons named in the Summary Compensation Table.

                                                                                 NUMBER OF                 VALUE OF UNEXERCISED
                                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS AT
                                                                              AT FISCAL YEAR END            FISCAL YEAR END($)*
                                                                          --------------------------     --------------------------
                            NUMBER OF SHARES
                              ACQUIRED ON
          NAME                  EXERCISE           VALUE REALIZED ($)     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
          ----             ------------------      ------------------     --------------------------     --------------------------
Gilles Assouline.....              --                      --                   32,000/88,000                       0/0
Michel Assouline.....              --                      --                   30,500/87,000                       0/0
Stephen Coleman......              --                      --                   50,000/80,000                       0/0
Barry Llewellyn(1)...              --                      --                      20,000/0                         0/0

----------
* Computed based upon the difference between the closing price of our Common Stock at December 31, 1998 and the exercise price. No value has been assigned to options which are not in-the-money.

(1)      No longer employed by us. Unvested options have been forfeited.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         We have entered into three-year employment agreements with Gilles Assouline and Michel Assouline, effective August 1, 1997, providing for them to receive the following compensation for their services on our behalf: (i) annual base compensation of $250,000 and $200,000, respectively, (paid in french francs at the rate of six French francs to the dollar after August 1998); (ii) such bonus compensation as is determined by the Board in its discretion; (iii) a grant of 20,000 and 17,500 shares, respectively, of Common Stock; (iv) options to purchase an additional 20,000 and 17,500 shares of Common Stock at the fair market value of our common stock on the date of grant ($5.70); and (v) such benefits as are provided generally to our executive management. The shares and options vested 2/5 upon the effective date of the agreement and will vest 1/5 on each of the first, second and third anniversaries, respectively, of the agreement. The agreements provide that Messrs. Gilles Assouline and Michel Assouline will be paid one year's base compensation if they are terminated without cause during the term of the agreements.

         Barry Llewellyn was one of our directors from May 1995 until September 1998, and was one of our executive officers from May 1995 until June 1998. Mr. Llewellyn had a service agreement with us under which he was entitled to annual base salary of /pound sterling/100,000 ($160,000). In connection with his resignation as one of our executive officers, Mr. Llewellyn entered into a settlement under which Mr. Llewellyn received a payment of /pound sterling/12,500 ($20,000) in full satisfaction of our future obligations under his service agreement and the service agreement was canceled.

         Mr. Coleman has an arrangement with us to serve as our Chief Financial Officer, under which he was entitled before January 1, 1998 to an annual base salary of /pound sterling/100,000 ($160,000) and under which he is entitled to an annual base salary of /pound sterling/125,000 ($200,000) after December 31, 1997. The agreement provides for successive automatic one-year terms unless terminated upon one year's prior notice in writing.

STOCK OPTIONS

         In March 1998, we granted stock options to our executive officers and directors. See "Executive Officers and Directors-Board Compensation" for information regarding the terms of these stock options.

         On December 18, 1998, our Board approved the grant of a two-year warrant to purchase an aggregate of 1.6 million shares at an exercise price of $1.00 per share to Diamond Productions, an entity controlled by Gilles Assouline and Michel Assouline. This warrant grant was ratified by our stockholders at a stockholders' meeting held on October 22, 1999.

                             PRINCIPAL STOCKHOLDERS

         As of the date of this Prospectus, 27,794,876 shares of our common stock were outstanding, excluding 166,791 shares (including 60,000 shares pledged as security by Unimedia to support its guaranty of debt of Pixel, Ltd. due to a financial institution) owned by our 81.6% owned subsidiary, Unimedia. The following table sets forth, as of such date, the share ownership of our common stock by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our directors and executive officers; and
(iii) all of our directors and executive officers as a group:

                                            SHARES        PERCENT OF OUTSTANDING
NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED       COMMON STOCK
------------------------              ------------------  ----------------------
Gilles Assouline(1)                          2,042,564                 6.9%
Michel Assouline(2)                             78,166                 *
David Ho(3)                                  9,599,983                34.4%
Jean-Francois Klein(4)(5)                      192,162                 *
Patrick Ho                                           0                 *
Groupe AB(6)                                15,444,207                52.9%
Claude Berda(4)(6)                          15,626,369                53.5%
Stephen Coleman(7)                              76,666                 *
Directors and Executive Officers as         11,989,541                40.34%
a group (6 persons)(8)

----------
*        Less than 1%.

(1) Includes shares owned of record by two entities, Diamond Productions and Multimedia Investments ("MMI"). Gilles Assouline, our President and Chief Executive Officer, controls the power to vote and dispose of the shares of common stock owned by these entities, and may therefore be deemed to be the beneficial owner of these shares for U.S. securities law purposes. Also includes vested option to purchase 1,669,764 shares of common stock.

(2)      Includes vested options to purchase 60,666 shares.

(3) Substantially all of these shares are owned of record by two entities controlled by Mr. Ho, Unbeatable and Superstar. Includes vested warrant and options to purchase 160,000 shares.

(4) Includes shares owned of record by two entities, BIMAP and Media Venture. Mr. Klein co-controls (with Mr. Berda) the power to vote and dispose of the shares of common stock owned by these entities, and may therefore be deemed to be a beneficial owner of these shares for U.S. securities law purposes. However, the ultimate benefit from the shares owned of record by these entities and an entity of which Gilles Assouline is the Chairman, MMI, is held by Claude Berda, who is also an officer, director and principal shareholder of Groupe AB. See "Certain Relationships and Related Transactions" and footnote (6) below. Also includes vested options to purchase 13,592 shares.

(5) While Mr. Klein serves as an executive officer of Groupe AB, he disclaims beneficial ownership over the shares and warrants owned by Groupe AB. See footnote (6) below.

(6) Shares are owned by Groupe AB. Includes warrants to purchase 180,000 shares of Common Stock at an exercise price of $40.00 per share. Mr. Berda is deemed the beneficial owner of the shares and warrants owned by Groupe AB by virtue of his being a principal stockholder, officer and director of that entity, although he only benefits from his proportionate share of such securities.

(7)      Vested options.

(8) Includes vested warrants and options to purchase an aggregate of 1,980,688 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1996, Capital Media (UK), one of our wholly owned subsidiaries, borrowed $2.0 million from Instar Holdings, Inc. and we owed Instar $2.61 million including interest at April 30, 1999. On July 21, 1999, we settled the Instar loan. Under the settlement, we have paid Instar $2.2 million and issued to them 200,000 shares of our common stock.

         In addition, as part of the settlement: (i) Universal has agreed that we will no longer be liable to it for its guaranty of the transponder lease,
(ii) the liability of Latitude Investments Limited to us has been extinguished;
(iii) we and Instar, Universal and Latitude have entered into mutual releases regarding their respective obligations relating to the Instar, Universal and Latitude matters, and (iv) we and Charles Koppel, our former Chief Executive Officer, have entered into a mutual general release. Finally, as part of the Instar settlement, Instar and Universal have released their charges against Capital Media (UK)'s assets and the stock of Capital Media (UK). See "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources."

         During 1998, Superstar loaned us an aggregate of $6,650,000 and Groupe AB loaned us $2.4 million in cash and is currently providing services to Onyx Television with a value of $6.24 million over a two year period. Groupe AB, in March 1999, also lent us an additional $6.0 million, a portion of which was used to fund our settlement with Instar. These loans (which totaled $22.6 million at October 27, 1999, including principal, interest and penalties) and the amounts due for such services were automatically converted into shares of common stock immediately after completion of our one for ten reverse stock split on October 27, 1999. We believe that the terms of our arrangements with Groupe AB and Superstar were more favorable to than the arrangements which might have been available from unrelated third parties.

         In May 1999, Groupe AB and Superstar loaned us an aggregate of $300,000, the proceeds of which were used to fund the settlement of the Fontal loan. See "Business - Legal Proceedings Pending or Threatened." The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, we granted the lenders a two-year warrant to purchase 300,000 shares of our common stock at an exercise price of $1.00 per share.

         In August 1999, Groupe AB made a loan to us in the aggregate amount of $327,339, the proceeds of which were used to fund the settlement of the outstanding amounts due to KPN Telecom. See "Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources." The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, we granted Groupe AB a two-year warrant to purchase 327,339 shares of our common stock at an exercise price of $1.00 per share.

         In September 1999, Groupe AB provided a guarantee to a bank for DM 1.6 million (approximately US $810,000) against a DM 3 million (approximately $1.62 million) bank facility granted to Onyx Television. In connection with the guarantee, we granted Groupe

AB a two year warrant to purchase approximately 810,000 shares of our common stock at an exercise price of $1.00 per share. In the event that the bank guarantee is called upon, then we are obligated to issue to Groupe AB such number of shares of our common stock at an exercise price of $1.00 per share as are equal to the amount called upon to repay by Groupe AB.

         In June 1997, before our acquisition of an 81.6% interest in Unimedia and before Gilles Assouline and Michel Assouline becoming our executive officers, we were assisted by Unimedia in completing a private placement. In connection with such placement, we paid Unimedia a fee of $240,000, which was netted against the proceeds of such offering. A portion of that fee was paid by Unimedia to Valfab for introducing Unimedia to the investors who acquired some of our shares from Unimedia simultaneously with and/or immediately after this private placement. For information regarding the fees paid to Valfab, see "Executive Officers and Directors-Consultants." For additional information regarding our private placements, see "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources."

         In July 1999, we received a letter from Gilles Assouline, our Chairman, President and CEO, Anne-Marie Assouline (the wife of our chairman), and an entity controlled by Mr. and Mrs. Assouline, Diamond Productions, alleging claims under the Agreement and Plan of Reorganization, dated March 4, 1997, as amended, between Capital Media, Unimedia, S.A. and certain of the stockholders of Unimedia. Additionally, on July 30, 1999, two of our directors notified Diamond, Gilles Assouline and Michel Assouline (our Vice President and COO), that we were asserting a protective claim against each of them under the Unimedia agreement until the claims raised in the letter can be considered.

         After consideration of these matters, our Board and the claimants concluded that these disputes held the potential of dragging us into substantial and damaging litigation. As a result, the Board and the claimants determined that our best interests would be served by resolving these issues at this time. To accomplish this purpose, on September 22, 1999, we entered into a settlement agreement with Diamond, Gilles Assouline, Michel Assouline and Anne-Marie Assouline under which the asserted claims were withdrawn and we and the Assoulines exchanged mutual releases. As part of the settlement, we also provided the Assoulines with a full indemnity for all claims which may arise in the future from third parties relating to the Unimedia share exchanges and with a general release through the date of the settlement agreement.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 5,000,000 shares of Preferred Stock have been designated Series A Preferred Stock (the "Series A Preferred Stock"). None of the Preferred Stock is presently outstanding.

COMMON STOCK

         Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We do not have cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares who vote in the election of directors can elect all of the directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Capital Media, the holders of common stock are entitled to receive ratably our assets after payment of all our debts and liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

         Our bylaws provide that the quorum required for a meeting of stockholders is stockholders representing more than 50% of the total votes able to be cast. Our amalgamation, which includes a merger or consolidation, requires the approval of stockholders representing more than 50% of the total votes cast at a meeting at which a quorum is established. Our bylaws further provide that the approval of stockholders representing more than 50% of the total votes able to be cast is required to amend the bylaws with respect to certain matters, including, without limitation, the voting provisions and other matters set forth above.

PREFERRED STOCK

         Our articles of incorporation authorize the Board of Directors to issue, without shareholder approval, such Preferred Stock, with such rights and limitations as the Board of Directors may later determine. Among other designations, the Board of Directors may determine (1) the dividend rate and conditions and the dividend preferences, if any: (2) whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (3) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; (4) whether, and upon what terms such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred shares; (5) whether, and upon what terms, such series would be redeemable; (6) whether or not a sinking fund would be provided for the redemption of such series and if so, the terms and conditions thereof; and (7) the preference, if any, to which such series would be entitled in the event of voluntary and involuntary liquidation, dissolution or winding up of Capital Media. Any particular series of preferred shares may rank junior to, on a parity with or senior to any other class of our capital stock, including any other series of preferred shares. Thus, the Board of Directors, without the approval of the holders of the outstanding common stock, could authorize the issuance of a series of preferred shares with voting, conversion and other rights that (1) could affect the voting power and other rights of the holders of Common Stock or (2) could have the effect of delaying deferring or preventing a change in our control.

WARRANTS

         We issued common stock purchase warrants in our 1995/1996 private placement and in the Unimedia share exchange. Each warrant entitles the holder thereof to purchase one share of common stock at a exercise prices ranging from $25.00 per share to $40.00 per share for three years commencing on the effective date of the Registration Statement (of which this Prospectus forms a part). We may redeem each warrant, at a redemption price of $0.01 per warrant, at any time after the effective date of the Registration Statement (of which this Prospectus forms a part), upon thirty days' prior written notice to the holders thereof, if the average closing bid price of our common stock, as reported on the principal exchange on which our common stock is traded, equals or exceed $60.00 per share for twenty consecutive trading days ending three days before the date of the notice of redemption. Any warrant holder who does not exercise before the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase our common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

         We may at any time, and from time to time, extend the exercise period of the warrants, provided the written notice of such extension is given to the warrant holders before the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants may be subject to compliance with Rule 13c-4 under the Exchange Act including the filing of a Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders.

         The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a dividend distribution to our stockholders, or a subdivision, combination or reclassification of the outstanding shares of common stock.

         For the respective terms of the warrants, the holders of these warrants are given an opportunity to profit from the rise in the market price of our common stock with the resulting dilution in the interests of the other stockholders. The terms on which we may obtain financing may be adversely affected by the existence of such warrants. The holders of the warrants may exercise them at a time when we might be able to obtain additional capital through a new offering of securities on more favorable terms.

SHARES ELIGIBLE FOR FUTURE SALE

         At the present date, 3,989,413 shares of our outstanding common stock are either freely tradable in the public market or are eligible for sale in the public market under Rule 144. The balance may not be sold without restriction under the Act or under an applicable exemption therefrom (under Rule 144).

                              SELLING STOCKHOLDERS

         The following table lists the number of shares of our common stock being registered in the Registration Statement (of which this Prospectus forms a part) on behalf of each of the selling stockholders listed below and the approximate percentage of the shares of common stock outstanding. Other than with respect to the selling stockholders who are executive officers, directors or beneficial owners of more than 5% of any class of the voting securities of Capital Media, we are not aware of the ownership of its securities by any of the selling stockholders.

                                    SHARES BENEFICIALLY                                                 SHARES BENEFICIALLY
                                   OWNED BEFORE OFFERING                                               OWNED AFTER OFFERING
                                 ------------------------                     SHARES               ----------------------------
NAME                             NUMBER           PERCENT                    OFFERED               NUMBER               PERCENT
----                             ------           -------                    -------               ------               -------
Telor International
Limited(1)                        6,750              *                        6,750                   0                    --
Latitude Investments
Limited (1)                       6,750              *                        6,750                   0                    --
Bandesco Falcon
Investments (1)                  13,250              *                        13,250                  0                    --
Martin E. Loat (1)                4,000              *                        4,000                   0                    --
K2 Limited (1)                    4,000              *                        4,000                   0                    --
Edgeport Nominees Ltd. (1)       78,527              *                        78,527                  0                    --
Auric Investments
Limited (1)(2)                   78,208              *                        78,208                  0                    --
Kornfeld Associates
International, Inc. (1)           1,250              *                        1,250                   0                    --
A/S Kapitaluvikling (1)           1,000              *                        1,000                   0                    --
AS Weby (1)                       1,000              *                        1,000                   0                    --
Gary Barnett (1)                  4,000              *                        4,000                   0                    --
Bostar AS (1)                     4,000              *                        4,000                   0                    --
Lawrence Burstein (1)             2,000              *                        2,000                   0                    --
Cameo Trust Corporation
Limited (1)                      10,000              *                        10,000                  0                    --
Fixtar Holdings, Inc. (1)        10,000              *                        10,000                  0                    --
James M. Florsheim (1)            2,000              *                        2,000                   0                    --
Fred C. Follmer (1)               2,000              *                        2,000                   0                    --
Milton Geller Trust (1)           1,500              *                        1,500                   0                    --
David Greenberg and Susan
Greenberg, TTEEs f/b/o
Greenberg & Panish Defined
Benefit Plan (1)                  1,000              *                        1,000                   0                    --
Susan Greenberg (1)               3,000              *                        3,000                   0                    --
Arne Hellesto A/S (1)             4,000              *                        4,000                   0                    --
Nils Otto Holmen (1)              2,000              *                        2,000                   0                    --

                                    SHARES BENEFICIALLY                                                 SHARES BENEFICIALLY
                                   OWNED BEFORE OFFERING                                               OWNED AFTER OFFERING
                                 ------------------------                     SHARES               ----------------------------
NAME                             NUMBER           PERCENT                    OFFERED               NUMBER               PERCENT
----                             ------           -------                    -------               ------               -------
Charlotte Horowitz (1)            2,000              *                        2,000                   0                    --
Svein Huse (1)                    4,000              *                        4,000                   0                    --
Alan D. Jacobson (1)              1,000              *                        1,000                   0                    --
Leonard Jacobson Profit
Sharing Trust (1)                 1,000              *                        1,000                   0                    --
Michael S. Jacobs (1)             1,000              *                        1,000                   0                    --
Christopher D. Jennings (1)       2,500              *                        2,500                   0                    --
Svein Johansen (1)                1,000              *                        1,000                   0                    --
Ronald Koenig (1)                 2,000              *                        2,000                   0                    --
Jay Koza and Milton Grunwald,
Ten. in Comm. (1)                 1,000              *                        1,000                   0                    --
KTB Enterprises Ltd. (1)          1,000              *                        1,000                   0                    --
Mette Nordby Lund (1)             1,146              *                        1,146                   0                    --
Allan R. Lyons (1)                1,000              *                        1,000                   0                    --
Marigold Corporation nka
Sylvaner Corporation (1)          1,000              *                        1,000                   0                    --
Michael Miller (1)                1,000              *                        1,000                   0                    --
Frank T. Nickell (1)              5,000              *                        5,000                   0                    --
Ellen J. Ooegaard (1)             1,000              *                        1,000                   0                    --
David Anthony Rees (1)            8,000              *                        8,000                   0                    --
Patrick George Ridgewell (1)      4,000              *                        4,000                   0                    --
Brian Roth Special Account (1)    1,000              *                        1,000                   0                    --
Suzan & Brian Roth (1)            1,000              *                        1,000                   0                    --
Allan M. Rudnick (1)              1,000              *                        1,000                   0                    --
Albert L. Salvatico (1)           2,000              *                        2,000                   0                    --
Skips A/S Canopus (1)             4,000              *                        4,000                   0                    --
Svein Erik Stiansen (1)           2,000              *                        2,000                   0                    --
Stolzoff Family Trust (1)         5,000              *                        5,000                   0                    --
Gary Stolzoff (1)                 2,000              *                        2,000                   0                    --
Tinden Forvaltning AS (1)         8,000              *                        8,000                   0                    --
Tradeco Limited (1)               4,000              *                        4,000                   0                    --
Allan Weissglass (1)              2,000              *                        2,000                   0                    --
Lois and Guri Yavnelli (1)        1,000              *                        1,000                   0                    --
Seymour Zwickler Revocable
Trust (1)                         1,000              *                        1,000                   0                    --
Banco Del Gottardo (1)           15,000              *                        15,000                  0                    --
Bear Stearns Securities Corp.
f/b/o Harvey R. Brice M/P
Plan (1)                          1,000              *                        1,000                   0                    --
Jay D. Johnson (1)                 500               *                         500                    0                    --
Robert Jones (1)                  2,000              *                        2,000                   0                    --
Napier Brown Holdings
Ltd. (1)                          3,000              *                        3,000                   0                    --
Walter H. Prime (1)                500               *                         500                    0                    --
Rexo Trading Services Co.
Inc. (1)                           500               *                         500                    0                    --
Seracen International Inc. (1)    3,500              *                        3,500                   0                    --
Sommer Appraisal Service, Inc
Retirement Trust (1)         .     500               *                         500                    0                    --
Stoneham Investor
Partnership (1)                   1,000              *                        1,000                   0                    --
Fontal International Ltd. (1)    15,000              *                        15,000                  0                    --
The Century Trust (1)             1,000              *                        1,000                   0                    --

                                    SHARES BENEFICIALLY                                                 SHARES BENEFICIALLY
                                   OWNED BEFORE OFFERING                                               OWNED AFTER OFFERING
                                 ------------------------                     SHARES               ----------------------------
NAME                             NUMBER           PERCENT                    OFFERED               NUMBER               PERCENT
----                             ------           -------                    -------               ------               -------
Joel S. Weissglass (1)            1,000              *                        1,000                   0                    --
David Greenberg IRA Rollover,
Bear Stearns Securities Corp.     1,000
Custodian (1)                ,                       *                        1,000                   0                    --
Gruntal & Co., Custodian for
Stanley Hollander IRA (1)         1,000              *                        1,000                   0                    --
Gruntal & Co., Custodian for
Charlotte Horowitz IRA (1)        1,000              *                        1,000                   0                    --
Allan M. Rudnick IRA              1,000
Rollover, Bear Stearns
Securities Corp., Custodian (1)                      *                        1,000                   0                    --
Daniel M. Herscher Retirement
Plan Trust (1)                     500               *                         500                    0                    --
Beatrice Barnett (1)              1,000              *                        1,000                   0                    --
Walder Family Trust (1)           1,000              *                        1,000                   0                    --
Heptagon Investments
Limited (1)                       4,000              *                        4,000                   0                    --
Republic National Bank of
New York (Suisse) S.A. (1)        4,000              *                        4,000                   0                    --
Tinden Forvaltning AS (1)         4,000              *                        4,000                   0                    --
Bauer Family Limited
Partnership (1)                   2,000              *                        2,000                   0                    --
BFI Banque de Financement &
d'Investissemer (1)               5,300              *                        5,300                   0                    --
Michael Bichan (1)                 500               *                         500                    0                    --
Calache Holdings, Ltd. (1)        1,000              *                        1,000                   0                    --
CM Investment Nominees
Limited (1)                        500               *                         500                    0                    --
Cameo Trust Corporation
Limited (1)                        500               *                         500                    0                    --
Corner Banca (1)                  5,000              *                        5,000                   0                    --
John J. Gottsman Trust dtd
8/15/95 (1)                       1,000              *                        1,000                   0                    --
Michael John Gray (1)              500               *                         500                    0                    --
Arnfin Haavik (1)                  500               *                         500                    0                    --
John J. and Lenore Heckler,
JTWROS (1)                         500               *                         500                    0                    --
Istari Investments, L.P. (1)       500               *                         500                    0                    --
Pearl Kornfeld, IRA (1)           2,000              *                        2,000                   0                    --
Karyn Kornfeld IRA 1986
Trust (1)                          500               *                         500                    0                    --
Joanna Kornfeld IRA 1986
Trust (1)                          500               *                         500                    0                    --
Adam Kornfeld 1986 Trust (1)       500               *                         500                    0                    --
Eugene Meyers (1)                  500               *                         500                    0                    --
Republic National Bank of
New York (Luxembourg),
SA (1)                            3,000              *                        3,000                   0                    --
Gerald S. Rosen (1)                500               *                         500                    0                    --
Ivor Spiro (1)                    1,000              *                        1,000                   0                    --
Terrier Finance Ltd. (1)          1,000              *                        1,000                   0                    --
Barry Townsley (1)                4,000              *                        4,000                   0                    --
Nils Trulsvik (1)                  500               *                         500                    0                    --
The LWDejoy Trust u/a/d
4/6/95 (1)                        1,000              *                        1,000                   0                    --

                                    SHARES BENEFICIALLY                                                 SHARES BENEFICIALLY
                                   OWNED BEFORE OFFERING                                               OWNED AFTER OFFERING
                                 ------------------------                     SHARES               ----------------------------
NAME                             NUMBER           PERCENT                    OFFERED               NUMBER               PERCENT
----                             ------           -------                    -------               ------               -------
The Johnson Family Trust
dated 6/29/95 (1)                 1,000              *                        1,000                   0                    --
Alan Jacobson, IRA (1)            1,000              *                        1,000                   0                    --
Mamiu Investments Ltd. (1)        1,000              *                        1,000                   0                    --
Joseph J. Diamond (1)              500               *                         500                    0                    --
William F. Wise (1)                500               *                         500                    0                    --
Intergalactic Growth Fund,
Inc. (1)                           500               *                         500                    0                    --
Morgan Steel Limited (1)          1,000              *                        1,000                   0                    --
Edson V. Mitchell (1)             5,000              *                        5,000                   0                    --
Credit Suisse (Guernsey),
Ltd. (1)                         14,516              *                        14,516                  0                    --
W & P Bank (1)                     600               *                         600                    0                    --
Roland Mueller (1)                 500               *                         500                    0                    --
Bruce Prescott (1)                 578               *                         578                    0                    --
Peter Dorsen (1)                   500               *                         500                    0                    --
Anthony Harris (1)                1,000              *                        1,000                   0                    --
Allawi Ghazi (1)                   500               *                         500                    0                    --
Eastern Financial Services (1)     500               *                         500                    0                    --
Olva Torvanger (1)                 500               *                         500                    0                    --
Groupe AB, S.A. (1)(3)         15,444,207          52.9%                     180,000             15,264,207              52.8%
Skips AS "Lodd" (1)                400               *                         400                    0                    --
Sigurd Olsvold (1)                 250               *                         250                    0                    --
Ada E. Haugerud (1)                58                *                          58                    0                    --
BO Shipping AS (1)                 146               *                         146                    0                    --
Bank Julius Baer & Co. (1)        2,000              *                        2,000                   0                    --
Banque Privee Edmond de
Rothschild S.A. (1)              14,000              *                        14,000                  0                    --
Rush & Co. (1)                    3,900              *                        3,900                   0                    --
Jules Baer Securities (1)         6,000              *                        6,000                   0                    --
Joseph and Lillian
Matulitch (1)                      400               *                         400                    0                    --
Helix Investments Limited (1)     2,566              *                        2,566                   0                    --
Gibes Felt (1)                    1,609              *                        1,609                   0                    --
Michael Morris (1)                1,797              *                        1,797                   0                    --
Prime Grieb & Co. Limited (1)      781               *                         781                    0                    --
Eurocapital Ltd. (1)              3,125              *                        3,125                   0                    --
John Clarke (1)                    625               *                         625                    0                    --
Vital Miljo (1)                   3,594              *                        3,594                   0                    --
Societe Bancaire Jules Baer (1)   1,016              *                        1,016                   0                    --
Mamiu Investments (1)              100               *                         100                    0                    --
Sachem Corporate Finance
Limited (1)                        156               *                         156                    0                    --
First National Fund (1)            234               *                         234                    0                    --
Michael Plut (1)                   125               *                         125                    0                    --
Brook Bank Holdings
Limited (1)                        75                *                          75                    0                    --
Instar Holdings, Inc.            200,000             *                       200,000                  0                    *
Multimedia Investiissements
(1)                              36,642              *                        36,642                  0                    *
BIMAP (1)                        28,186              *                        28,186                  0                    *
Gilles Assouline (1)(4)         2,042,564           6.9%                      8,343               2,034,221               6.9%
HIP Fenelon (1)                  11,275              *                        11,275                  0                    *

                                    SHARES BENEFICIALLY                                                 SHARES BENEFICIALLY
                                   OWNED BEFORE OFFERING                                               OWNED AFTER OFFERING
                                 ------------------------                     SHARES               ----------------------------
NAME                             NUMBER           PERCENT                    OFFERED               NUMBER               PERCENT
----                             ------           -------                    -------               ------               -------
Media Venture  (1)                7,765              *                        7,765                   0                    *
Souviron Industrie Conseil
Sarl (1)                          2,819              *                        2,819                   0                    *
Reseau Asta International (1)     4,031              *                        4,031                   0                    *
Tarbella Enterprises (1)          7,667              *                        7,667                   0                    *
Francois de Montseignat (1)       3,058              *                        3,058                   0                    *
Yunkal Trading Corporation (1)    5,637              *                        5,637                   0                    *
Diamond Productions (1)          26,044              *                        26,044                  0                    *
John Swain                       40,000              *                        40,000                  0                    --
Maurice Adjimar                  100,769             *                       100,769                  0                    --
Allain Balloteau                 20,000              *                        20,000                  0                    --
Gerald Burgess                   183,334             *                       183,334                  0                    --
SCP Valfab                       20,896              *                        20,896                  0                    --
Gerald Maiguet                   50,000              *                        50,000                  0                    --
Agnes Augier                     18,000              *                        18,000                  0                    --
Gutzwiller et cie                150,000             *                       150,000                  0                    --
Hans Kogl                        100,000             *                       100,000                  0                    --
Ludovico Serra                   40,000              *                        40,000                  0                    --
Gordon Cotton                     6,000              *                        6,000                   0                    --
Gilles Fenach                    10,000              *                        10,000                  0                    --
Jean Claude Moisset              40,000              *                        40,000                  0                    --
Gilbert Fenach                   10,000              *                        10,000                  0                    --
Gralec Establishment             974,000            3.6%                     974,000                  0                    --
Pierre Demailly                  20,000              *                        20,000                  0                    --
Stephen Kornfeld                 55,000              *                        55,000                  0                    --
                                                                       --------------------
                         TOTAL (1)                                          2,842,799
                                                                       ====================

----------
*        Less than one percent.

(1) These shares of our common stock were issued in our 1995/96 private placement and in our summer 1997 share exchange with the stockholders of Unimedia, S.A. The current exercise price of these warrants ranges from $25.00 per share to $40.00 per share. We intend, for a period of nine months from the date of this Prospectus, to allow each warrant holder to exercise their warrants and receive two shares of our common stock at an exercise price of $3.00 per share (and we have registered sufficient additional shares in this Registration Statement for resale by our selling stockholders who elect to exercise our warrants during the limited period in which the price of the warrants has been reduced) . If these warrants are not exercised during this period, they will remain exercisable at their current exercise price and will expire 36 months after the date of this Prospectus. We intend to supplement this Prospectus from time to time to add to the securities to be sold by each warrant holder who exercises this right the additional shares which they may purchase if they elect to exercise their warrants on these special terms.

(2) Instead of the $3.00 price referred to in footnote (1) above, Auric has been granted the right to exercise their warrants and receive two shares for each warrant which they hold at an exercise price of $2.00 per share. See "Price Range of Our Common Stock."

(3) The shares registered for resale by Groupe AB relate only to common stock purchase warrants which they received in our 1995/1996 private placement. See "Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources" and "Principal Stockholders."

(4) The shares registered for resale by Gilles Assouline relate only to common stock purchase warrants which he received in our summer 1997 share exchange with the stockholders of Unimedia. See "Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources" and "Principal Stockholders."

         We will pay all expenses to register the shares, except that the selling stockholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

         We have agreed to indemnify the selling stockholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act, as amended, in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling Capital Media, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling Capital Media, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

         This Prospectus covers the sale of shares of common stock which are or will be held by the selling stockholders.

         Selling Stockholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:

         *        Transactions in the over-the-counter market;

         * Transactions on the NASD Electronic Bulletin Board that lists our common stock, or transactions negotiated between selling stockholders and purchasers, or otherwise.

         Broker-dealers or agents may purchase shares directly from a selling stockholders or sell shares to someone else on behalf of a selling stockholders. Broker-dealers may charge commissions to both selling stockholders selling common stock, and purchasers buying shares sold by a selling stockholders. If a broker buys shares directly from a selling securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the selling stockholders for the resale.

         To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the selling stockholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

         In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling securityholders, including Regulation M under the Securities and Exchange Act of 1934, as amended.

         Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                                     EXPERTS

         Our consolidated financial statements included in this Prospectus for 1998 have been audited by PricewaterhouseCoopers, independent certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance on the authority of said form as experts in giving said support.

         Our consolidated financial statements included in this Prospectus for 1997 have been audited by Deloitte & Touche, independent certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance on the authority of said form as experts in giving said support.

                                  LEGAL MATTERS

         Akerman, Senterfitt & Eidson, P.A., a law firm in Miami, Florida will opine as to the validity of the shares of common stock offered under this prospectus.

                                                     CAPITAL MEDIA GROUP LIMITED

                          CAPITAL MEDIA GROUP LIMITED
                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                     ----
YEAR END 1998 AND 1997
Independent Auditors' Report of PricewaterhouseCoopers to the Board of
     Directors and Stockholders of Capital Media Group Limited ................        F-2

Independent Auditors' Report of Deloitte & Touche to the Board of
     Directors and Shareholders of Capital Media Group Limited ................        F-3

Independent Auditors' Report of Coopers & Lybrand to the Board of
     Directors and Stockholders of Tinerama Investment AG .....................        F-4

Consolidated Balance Sheet at December 31, 1998 and 1997 (restated) ...........        F-5

Consolidated Statement of Operations for the Years ended December 31, 1998 and
          1997 (restated) .....................................................        F-6

Consolidated Statement of Stockholders' Equity for the Years ended December 31,
         1998 and 1997 (restated) .............................................        F-7

Consolidated Statement of Cash Flows for the Years ended December 31, 1998
         and 1997 (restated) ..................................................        F-8

Notes to the Consolidated Financial Statements ................................        F-9

NINE MONTHS 1999 AND 1998

Unaudited Consolidated Balance Sheet at September 30, 1999
         and December 31, 1998 ................................................        F-31

Unaudited Consolidated Statement of Operations for
         the nine months ended September 30, 1999 and 1998 (restated) .........        F-32

Unaudited Consolidated Statement of Stockholders' Equity for
         the nine months ended September 30, 1999 .............................        F-33

Unaudited Consolidated Statement of Cash Flows for the nine
         months ended September 30, 1999 and 1998 (restated) ..................        F-34

Notes to Unaudited Consolidated Financial Statements ..........................        F-35


             INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS
            AND STOCKHOLDERS OF CAPITAL MEDIA GROUP LIMITED FOR 1998

To the Board of Directors and
the Stockholders of Capital Media Group Limited

         In our opinion, the consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in stockholders' equity presented on pages F-5 through F-30, present fairly, in all material respects, the financial position of Capital Media Group Limited and its subsidiaries (the "Company") at December 31, 1998 and the result of their operations and their cash flows for the year in conformity with generally accepted accounting principles in the United States of America. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company's lack of cash being generated by trading and the uncertainty over its ability to raise further funds raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 16. The financial statement do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers

Paris, June 4, 1999

INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF CAPITAL MEDIA GROUP LIMITED FOR 1997

         We have audited the accompanying consolidated balance sheet of Capital Media Group Limited and its subsidiaries ("the companies") as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Tinerama Investments AG (a consolidated subsidiary), which statements reflect total assets constituting 17% of consolidated total assets at December 31, 1997 and 1% of consolidated operating loss for the year then ended. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Tinerama Investment AG, is based solely on the report of such other auditors.

         We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are similar to those in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

         The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company's lack of cash being generated by trading and the uncertainty over its ability to raise further funds raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 14 to the financial statements, the outcome of certain litigation against the company is unknown at this time.

         As discussed in Note 18 to the financial statements, the accompanying consolidated financial statements for the year ended December 31, 1997 have been restated.

DELOITTE & TOUCHE

Chartered Accountants
London, England
14 October 1998  (13 April 1999 as to Note 18)

INDEPENDENT AUDITORS' REPORT TO THE BOARD OF
DIRECTORS AND STOCKHOLDERS OF TINERAMA INVESTMENT AG

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material aspects the financial position of Tinerama Investment AG and its subsidiaries as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with Generally Accepted Accounting Principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with Generally Accepted Auditing Standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinions expressed above.

                                                     Coopers & Lybrand

                                                     September 18, 1998

Bucharest, Roumania

                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1998

                                                       NOTE                       DECEMBER 31,       DECEMBER 31,
                                                                                          1998               1997
                                                                                                      AS RESTATED
                                                                                                    (SEE NOTE 18)
ASSETS                                                                                       $                  $
Cash and cash equivalents                               3                              583,320            332,795
Accounts receivable within one year, net of
     allowances for doubtful accounts of $77,579        4                            1,801,892          1,004,171
     (December 31, 1997 - $11,788)

Inventories                                                                             93,938             80,364
Amounts due from stockholders                          5-17                            313,691            313,691
Prepaid expenses and deposits                                                           40,003            507,024
                                                                                --------------     --------------
TOTAL CURRENT ASSETS                                                                 2,832,844          2,238,045
Investments                                                                              4,153            143,336
Equity in affiliate companies                                                          117,000             87,454
Intangible assets, net of accumulated amortization of
     $3,076,882 (December 31, 1997 - $2,203,973)        6                            2,858,412          3,452,976
Property, plant and equipment, net                      7                              796,233            380,517
                                                                                --------------     --------------
TOTAL ASSETS                                                                         6,608,642          6,302,328
                                                                                ==============     ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                                     3,786,764          4,245,888
Accrued expenses                                                                     4,630,380          2,625,765
Related parties loans repayable within one year        8-17                         14,337,442          4,229,008
Other loans repayable within one year                   8                              190,000                  -
Net liabilities for discontinued operations             9                              496,228            338,433
Amounts due to minority stockholders                                                         -            171,970
                                                                                --------------     --------------
TOTAL LIABILITIES                                                                   23,440,814         11,611,064

COMMITMENTS AND CONTINGENCIES                         10-14                                  -                  -

MINORITY INTEREST IN SUBSIDIARIES                                                      404,209            402,477
                                                                                --------------     --------------
                                                                                    23,845,023         12,013,541
                                                                                --------------     --------------
STOCKHOLDERS' EQUITY
Preferred stock - 5,000,000 shares authorized:
$0.001 par value: no shares issued and outstanding                                           -                  -
Common stock - 50,000,000 shares authorized:
$0.001 par value 40,094,139 (December 31, 1997 -
40,094,139) issued and outstanding                                                      40,090             40,090
Additional paid in capital                                                          31,155,909         31,155,909
Shares held by subsidiary-1,667,916 (December 31,       18
1997 - 4,023,396), at cost                                                            (950,712)        (2,282,752)
                                                                                --------------     --------------
                                                                                    30,245,287         28,913,247

Cumulative translation adjustment                                                      756,406          2,846,067
Accumulated deficit                                                                (48,238,074)       (37,470,527)
                                                                                --------------     --------------
TOTAL STOCKHOLDERS' EQUITY                                                         (17,236,381)        (5,711,213)
                                                                                --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           6,608,642          6,302,328
                                                                                ==============     ==============

The accompanying notes are an integral part of these consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                         YEAR ENDED
                                                                                                        DECEMBER 31,
                                                                      YEAR ENDED                                1997
                                                                    DECEMBER 31,                         AS RESTATED
                                                                            1998                        (SEE NOTE 18)
                                        NOTE                                   $                                   $
Operating Revenue                                                      2,468,490                           1,286,076

Operating costs
     Staff costs                                                       2,765,239                           3,572,498
     Depreciation and amortization                                     1,410,697                           1,564,452
     Other operating expenses            11                            9,145,292                          11,104,510
                                                                ----------------                   -----------------
                                                                     (13,321,228)                        (16,241,460)

Operating loss                                                       (10,852,738)                        (14,955,384)

Other (expenses)/income                                                 (465,696)                            441,748
Financial income (expense) net           12                              970,407                          (2,812,292)
Equity in net losses of affiliates                                      (150,808)                           (251,550)
                                                                ----------------                   -----------------
Loss from continuing operations                                      (10,498,835)                        (17,577,478)
   before taxation
Income tax benefit                       13                               41,552                               1,658
                                                                ----------------                   -----------------
                                                                     (10,457,283)                        (17,575,820)

Discontinued operations 9 Net loss
  from operation of discontinued
  subsidiary including provision
  for our share of $84,267 estimated
  operating losses through date of
  disposal                                                              (308,532)                           (797,770)

Minority interest                                                         (1,732)                              1,834
                                                                ----------------                   -----------------
Net loss                                                             (10,767,547)                        (18,371,756)
                                                                ================                   =================
Net loss per share for continuing        15
operations - basic                                                        ($0.26)                             ($0.63)
                                                                ================                   =================
- diluted                                                                 ($0.26)                             ($0.63)
                                                                ================                   =================
Net loss per share including discontinued
operations                               15
- basic                                                                   ($0.27)                             ($0.66)
                                                                ================                   =================
- diluted                                                                 ($0.27)                             ($0.66)
                                                                ================                   =================
Weighted average shares - basic                                       40,094,139                          27,966,383
                                                                ================                   =================
Weighted average shares - diluted                                     40,094,139                          27,966,383
                                                                ================                   =================

The accompanying notes are an integral part of these consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1998

                                                                                      CUMULATIVE
                                                                                           OTHER
YEAR ENDED                      COMMON STOCK         ADDITIONAL   SHARES HELD        COMPREHEN-
DECEMBER 31, 1998                                      PAID-IN             BY        SIVE INCOME     ACCUMULATED
                                                       CAPITAL     SUBSIDIARY         (DEFICIT)         DEFICIT      TOTAL
                               SHARES           $            $              $                  $               $             $
Balance at                 40,094,139      40,090    31,155,909    (2,282,752)         2,846,067    (37,470,527)    (5,711,213)
January 1, 1998
as restated

Translation adjustment              -           -            -              -         (2,089,661)                   (2,089,661)

Net loss                            -           -            -              -                       (10,767,547)   (10,767,547)
                                                                                                                   -----------
Comprehensive loss                  -           -                                                                  (12,857,208)

Issuance of common stock            -           -            -                                 -               -             -

Shares held by subsidiary
  sold                              -           -            -      1,332,040                  -               -     1,332,040
                           ----------   ---------    ---------    -----------       ------------   -------------   -----------
Balance at
     December 31, 1998     40,094,139      40,090    31,155,909      (950,712)           756,406    (48,238,074)   (17,236,381)
                           ==========   =========    =========    ===========       ============   =============   ===========

                                                                                    CUMULATIVE
                                                                                       OTHER
YEAR ENDED                       COMMON STOCK                                       COMPREHEN-
     DECEMBER 31, 1997                                  ADDITIONAL    SHARES HELD      SIVE
                                                           PAID-IN             BY     INCOME/      ACCUMULATED
                                                           CAPITAL     SUBSIDIARY    (DEFICIT)         DEFICIT      TOTAL
                                 SHARES            $             $              $              $             $              $
Balance at
     January 1, 1997         12,663,328       12,663    17,117,651              -        326,214  (19,098,771)     (1,642,243)

Translation adjustment                -            -             -              -      2,519,853             -      2,519,853

Net loss                              -            -             -              -              -  (18,371,756)    (18,371,756)
                                                                                                                 ------------

Comprehensive loss                    -            -             -              -              -             -    (15,851,903)

Issuance of common stock     27,430,811       27,427    14,038,258                             -             -     14,065,685

Shares held by subsidiary,
  at cost                                                             (2,282,752)                                  (2,282,752)
                           ------------   ----------   -----------   ------------  -------------  ------------   ------------
Balance at
     December 31, 1997 as
     restated (Note 18)      40,094,139       40,090    31,155,909    (2,282,752)      2,846,067   (37,470,527)    (5,711,213)
                           ============   ==========   ===========   ============  =============  ============   ============

     The accompanying notes are an integral part of these consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998

                                                                                                           YEAR ENDED
                                                                               YEAR ENDED                DECEMBER 31,
                                                                             DECEMBER 31,                        1997
                                                                                     1998                AS RESTATED.
                                                                                        $               (SEE NOTE 18)
                                                                                                                    $
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                                      (10,767,547)                (18,371,756)
Adjustment to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                            1,410,697                   2,438,829
       Equity in net losses of affiliates                                         150,808                     251,550
       Minority interest                                                            1,732                      (1,834)
Changes in assets and liabilities:
       Decrease in other assets and inventories                                    39,539                     635,334
       Increase in accounts receivable                                           (798,139)                   (372,512)
       Increase in accrued expenses and other liabilities                       2,704,749                   3,994,657
                                                                         ----------------              --------------
NET CASH USED IN OPERATIONS                                                    (7,258,161)                (11,425,732)
                                                                         ----------------              --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment                                     (489,580)                    (17,742)
Acquisition of intangible assets                                                  (31,120)                 (4,615,776)
Cash proceeds from sale of investments                                            994,047                     390,647
Acquisition of Investments                                                              -                  (2,939,210)
                                                                         ----------------              --------------
NET CASH RECEIVED/(USED) IN INVESTING ACTIVITIES                                  473,347                  (7,182,081)
                                                                         ----------------              --------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares                                                        -                  14,924,892
Commission paid on issuance of shares                                                   -                    (859,207)
Increase in short term debt                                                     9,460,000                   2,035,000
Repayments of loans                                                              (335,000)                          -
                                                                         ----------------              --------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       9,125,000                  16,100,685
                                                                         ----------------              --------------
Effect of exchange rate changes on cash                                        (2,089,661)                  2,519,853
                                                                         ----------------              --------------
Net increase in cash and cash equivalents                                         250,525                      12,725
Cash and cash equivalents at beginning of period                                  332,795                     320,070
                                                                         ----------------              --------------
Cash and cash equivalent at end of period                                         583,320                     332,795
                                                                         ================              ==============
Supplemental data:
Interest paid                                                                     151,977                     111,285
Income tax paid                                                                     6,222                       1,881

The accompanying notes are an integral part of these consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

1.     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States of America.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Capital Media Group Limited (the "Company") and its wholly-owned subsidiaries, Capital Media
(UK) Limited ("CM(UK)"), and Onyx Television GmbH ("Onyx"), together with the Company's 81.6% owned subsidiary Unimedia S.A. ("Unimedia") and Unimedia's wholly owned subsidiary Pixel Limited ("Pixel"), and its 90% owned subsidiary TopCard S.A. ("TopCard"). All intercompany accounts and transactions have been eliminated in consolidation. CM(UK)'s 50% investment interest in Blink TV Limited ("Blink") and Pixel's 47.5% interest in Henry Communications Limited, have been accounted for using the equity method, after the elimination of all significant intercompany balances and transactions. Tinerama Investment AG ("Tinerama"), a 51% owned subsidiary, is treated as discontinued operations (See
Note 9).

The results of Unimedia, TopCard and Pixel have been consolidated in the consolidated financial statements from September 1997, November 1997 and January 1998, being their respective dates of acquisition.

INVENTORIES

Inventories are stated at the lower of first-in, first-out cost or market value. Inventories include both raw materials and finished goods.

INTANGIBLE ASSETS

Intangible assets represent purchased broadcast licenses, computer software and goodwill arising on acquisition of subsidiary undertakings. The amounts in the balance sheet are stated net of the related accumulated amortization. Computer software are amortized in the year of their acquisition. Broadcast licenses and goodwill are amortized on a straight-line basis over periods not exceeding six years. The Company evaluates the possible impairment of long-lived assets, including intangible assets, whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, by comparing the undiscounted future cash flows from such assets with the carrying value of the assets. Any impairment loss would be computed based upon the amount by which the carrying amount of the assets exceeds its fair value at any evaluation date.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are all stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as shown below:

Fixtures, fittings and equipment            5 to 20 years

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

FOREIGN CURRENCY

Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Income statement items are translated at the average rate for the period. The effects of these translation adjustments are reported in a separate component of shareholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in net income.

Due to the hyper-inflationary situation in Romania, assets and liabilities of the Company's foreign subsidiary in Romania are translated at historical exchange rates in accordance with Statement of Financial Accounting Standards No. 52.

INCOME TAXES

Full provision is made for all deferred tax liabilities. Deferred income tax assets are recognized for deductible temporary differences and net operating losses, reduced by a valuation allowance if it is more likely than not that some portion of the benefit will not be realized.

LEASE

Operating leases are charged to expense, on a straight-line basis, over the term of the lease.

REVENUE RECOGNITION

Sales are recognized when products, services and fees are delivered and when advertisements are broadcast and thereby invoiced to the customer. Intercompany charges are eliminated on consolidation and not included in revenues.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to expense as incurred.

EARNINGS PER SHARE

In Fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which requires presentation of basic and diluted income per share on the face of the Consolidated Statements of Operations. Basic income per share is calculated on the basis of weighted average outstanding shares. Diluted income per share is computed on the basis of weighted average outstanding common shares, plus potential common shares assuming exercised stock options and conversion of outstanding convertible securities where issued. All prior year earnings per share disclosures have been restated in accordance with SFAS No. 128.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of certain financial instruments, including cash, receivables, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively short-term maturities of these financial instruments. The fair value of bank, insurance company and other long-term financing at December 31, 1998 approximate the amounts recorded in the balance sheet based on information available to the Company with respect to current interest rates and terms for similar debt instruments.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

RECLASSIFICATIONS AND RESTATEMENT

Certain reclassifications have been made to the 1997 year end balances to conform to the 1998 year end presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

APPROVED ACCOUNTING STANDARDS

In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits." This statement is required to be adopted in 1999. In 1998, the FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivative instruments and for hedging activities, is required to be adopted in fiscal 2000. The Company is currently in the process of evaluating the impact of adopting these statements.

2.     GOING CONCERN

The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1998 and 1997, the Company incurred net losses of $10,767,547 and $18,371,756, respectively. At December 31, 1998, the Company had net current liabilities of $20,111,742 and its total liabilities exceeded its total assets by $17,236,381. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of the recorded assets amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described in Note 16, the Company's continuation as a going concern is dependent upon its ability to obtain additional financing as may be required, and ultimately to attain successful operations. Management reported in March 1999 that it was to propose at the its forthcoming Stockholders Meeting, a resolution to increase the authorized capital of the Company and a further resolution to agree to allow the conversion of certain of the loans received and interest accrued into equity of the Company. Management reported in March 1999 that it had entered into a further agreement to provide funding so that the Company can meet its obligations and sustain operations from sources described in Note 17.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

3.     CASH AND CASH EQUIVALENTS

       Cash and cash equivalents at December 31, 1998 includes a bank deposit balance of $520,164 (1997-Nil).

4.     ACCOUNTS RECEIVABLE
                                              DECEMBER 31,     DECEMBER 31,
       Accounts receivable comprise:                  1998             1997
                                                         $                $
       Trade receivables                           899,352          503,605
       Taxation receivables                         19,761          449,167
       Other debtors receivable                    882,779           51,399
                                              ------------     ------------
                                                 1,801,892        1,004,171
                                              ============     ============

5.     AMOUNT DUE FROM STOCKHOLDER

       In December 1995, the Company issued 261,410 shares at $1.20 each to a stockholder (Latitude Investments, Ltd.) in exchange for that stockholder guaranteeing the establishment of a contract with PTT Telecom. This resulted in the stockholder receiving shares for no payment. As part of an overall agreement with Instar, Universal and Latitude (see Note 17) this amount will be forgiven.

6.     INTANGIBLE ASSETS

                                             DECEMBER 31,      DECEMBER 31,
                                                     1998              1997
                                                        $                 $
       Purchase broadcast licenses                249,570           246,810
       Computer Software                          591,560           419,978
       Goodwill                                 5,094,165         4,990,161
                                             ------------      ------------
                                                5,935,295         5,656,949
       Less accumulated amortization           (3,076,883)       (2,203,973)
                                             ------------      ------------
                                                2,858,412         3,452,976
                                             ============      ============

       Goodwill net of amortization is as follows:

                                             DECEMBER 31,      DECEMBER 31,
                                                     1998              1997
                                                        $                 $
       Tinerama                                         0                 0
       Unimedia                                 2,138,468         2,592,989
       TopCard                                    558,819           677,437
       Pixel                                       78,986                --
                                             ------------      ------------
                                                2,776,273         3,270,426
                                             ============      ============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

7.     PROPERTY, PLANT AND EQUIPMENT
                                                  DECEMBER 31,     DECEMBER 31,
       Property, plant and equipment consists of:         1998             1997
                                                             $                $

       Fixtures, fittings and equipment              3,211,962          936,382
       Less accumulated depreciation                (2,415,729)        (555,865)
                                                  ------------     ------------
                                                       796,233          380,517
                                                  ============     ============

8.     LOANS REPAYABLE WITHIN ONE YEAR
                                                  DECEMBER 31,     DECEMBER 31,
                                                          1998             1997
                                                             $                $

       Instar Holdings Ltd.*                         2,000,000        2,000,000
       Unbeatable Investments Ltd.*                          -          500,000
       MMP, SA*                                      3,120,000                -
       Superstar Investments Ltd.*                   6,650,000                -
       Fontal Ltd.*                                    200,000          200,000
       Oradea*                                         500,000          500,000
       Roland Pardo*                                   500,000          500,000
       Falcon Management*                                    -          335,000
       Interest Accrued*                             1,367,442          194,008
                                                  ------------     ------------
       Related party loans                          14,337,442        4,229,008
       Sundry loans                                    190,000                -
                                                  ------------     ------------
                                                    14,527,442        4,229,008
                                                  ============     ============
----------
*      A related party.

The terms of the Instar, MMP (a fully owned subsidiary of Groupe AB) and Superstar loans are detailed in Notes 15 and 16.

The Unbeatable loan was received on October 10, 1997 and carried an interest rate of 10% per annum and was replaced on January 9, 1998 by a loan from Superstar Ventures, Ltd., see Note 16.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

       LOANS REPAYABLE WITHIN ONE YEAR (CONTINUED)

       The Fontal loan was received on December 30, 1997 and carries an interest rate of 15% per annum and was repayable on February 16, 1998, see Note 14.

       The Oradea loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable on April 18, 1998. See Note 14.

       The Roland Pardo loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable on July 26, 1998. See Note 14.

       The Falcon Loan was made to Unimedia in 1995 and carries an interest rate of 0.5% per month and was repaid on May 25, 1998.

       The sundry loans are in respect of two proposed subscriptions for 1,900,000 shares of common stock at $0.10 per share.

9.     DISCONTINUED OPERATIONS

       On May 13, 1998, the Company decided to sell its interests in the Romania company, Tinerama. Discussions with the potential buyer are in progress and the transaction is expected to be concluded in the second quarter of 1999. The results of the Tinerama business have been reported separately as discontinued operations. Prior year consolidated financial statements have been restated to present the Tinerama businesses as discontinued. The components of the net liabilities of the discontinued operations included in the consolidated balance sheets are as follows:

                                             1998                   1997
                                             $                      $
       Current assets
       Receivables                               79,445                89,984
       Inventory                                 38,930                26,079
       Other current assets                      34,369                63,848
                                             ----------              --------
                                                152,744               179,911
                                             ----------              --------
       Less current liabilities
       Accounts payables                       (138,076)             (131,924)
       Other current liabilities               (564,827)             (527,218)
                                             ----------              --------
                                               (702,903)             (659,142)
                                             ----------              --------

       Net current liabilities                 (550,159)             (479,231)

       Minority interests                      (460,559)             (499,503)
       Net property, plant and equipment        514,490               640,301
                                             ----------              --------
       Net liabilities                         (496,228)             (338,433)
                                             ==========              ========

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

10.          COMMITMENTS AND CONTINGENCIES

             TRANSPONDER

             A bank guarantee was originally provided to KPN Telecom (formerly PTT Telecom) on November 30, 1995 in the amount of ECU 2,000,000 in relation to an Agreement entered into by CM(UK) on behalf of Onyx to lease transponder capacity in order to broadcast a television channel in Germany. The Agreement for use of the transponder expired on September 25, 1998 and the guarantee as of December 31, 1998 was ECU 500,000 ($587,000 at December 31, 1998 exchange rates).

             The Company was originally not in a position to support the guarantee. As a result the guarantee was provided by Universal Independent Holdings Limited ("Universal") (see Note 16 to the Consolidated Financial Statements).

             LEASE COMMITMENTS

             In March 1998, the Company entered into a monthly agreement to lease offices, as well as the use of studio, post production and editing facilities in Dortmund, Germany as required. Under the terms of the agreement, the Company was committed to paying DM 150,000 ($90,000 at December 31, 1998 exchange rates) per annum.

             In January 1996 the Company entered into an agreement to lease master control and broadcast equipment and editing facilities at Ingleheim Germany and was committed to paying DM 2,940,000 ($1,765,000 at December 31, 1998 exchange rates) per annum for the use of the equipment and facilities until January 2001. The terms of the original agreement were renegotiated and subsequently the lease was terminated on September 30, 1998.

             In January 1996, the Company entered into an agreement to lease uplink capacity at a cost of approximately /pound sterling/245,000 ($408,000 at December 31, 1998 exchange rates) per annum. The lease was terminated effective October 1998.

             The Company has also entered into leases for office space in France, expiring between 1999 and 2002 at an annualized cost of $100,000 (at December 31, 1998 exchange rates).

             The total rental expense in 1998 and 1997, including transponders and lease commitments as above, were $4,423,113 and $5,592,000, respectively.

             Under the terms of a two year service agreement which commenced October 1, 1998, broadcasting facilities for Onyx comprising the uplink, master control, and satellite transponder broadcasting and cable transmission costs are provided by Groupe AB at an annual cost of $3,120,000 (see Notes 15 and 16).

             Minimum lease payments under operating lease as of December 31, 1998 are as follows:

             Years ending December 31,                       ($)
                                                              -
             1999                                           2,648,500
             2000                                           2,044,000
             2001                                             170,000
             2002                                             170,000
             2003 and thereafter                              295,000
                                                           ----------
                                                            5,327,500
                                                           ==========

             The Company is committed to pay to its directors and officers under employment agreements an aggregate of $650,000 during the year ended December 31, 1999.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             RETIREMENT INDEMNITIES AND PENSION PLANS.

             Retired employees benefit from State or Government sponsored pension schemes. Contributions by employers to these sponsored schemes are expensed as incurred. There are no specific supplemental pension plans operated by the Company or any subsidiary. There is no liability arising from retirement indemnity.

11.          RESEARCH AND DEVELOPMENT COSTS

             TopCard is involved in the development of specific applications based upon smart card technology including remote security Internet access and infra-red contactless smart card technology. 1997 costs are from the date of acquisition.

                                                          1998             1997
                                                             $                $
             Research and development costs            268,641           45,330
                                                       =======           ======


12.          FINANCIAL INCOME (EXPENSE) NET

                                                          1998          1997
                                                             $             $

             Interest expense                       (1,284,417)     (244,694)
             Foreign currency exchange
               gain/(losses)                         2,254,824    (2,567,598)
                                                   -----------   -----------
                                                       970,407    (2,812,292)
                                                   ===========   ===========

             The foreign currency exchange gain in 1998 and the loss in 1997 arose primarily from the exchange differences arising in the intercompany loan between CM (UK) and Onyx recorded in pounds sterling and German Marks, respectively.

13.          INCOME TAXES

             The income tax benefit consisted of the following:

                                                YEAR ENDED         YEAR ENDED
                                               DECEMBER 31,       DECEMBER 31,
                                                       1998               1997
                                                          $                  $
             Income tax benefit                     (41,552)            (1,658)
                                              =============     ==============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             The income tax benefit, net, includes $53,321 of research and development tax credit for TopCard.

             Net operating loss carry forwards which give rise to deferred tax assets at December 31, 1998 are as follows:

                                               YEAR ENDED         YEAR ENDED
                                             DECEMBER 31,       DECEMBER 31,
                                                     1998               1997
                                                        $                  $
             Deferred tax asset on
               unrealized losses               18,408,000          4,180,000
             Timing differences                   292,000
                                            -------------       ------------
             Valuation allowances             (18,700,000)        (4,180,000)
                                            -------------       ------------
             Total deferred tax assets                  -                  -
                                            =============       ============

             The Company has significant deferred tax assets ($15,828,000) corresponding to tax losses arising primarily from the operating losses incurred by Onyx, in Germany. These tax losses are available to be carried forward indefinitely to be set off against future profits in Germany. However, at the end of 1998, the management forecast that the Company will not be profitable in 1999 and therefore no credit for income tax was recorded. The Company will continue to review its tax valuation allowance in future periods.

14.          LITIGATION

             The Company's litigation against Com TV Production und Vertrieb GmbH ("Com") and Nen TV ("Nen") and Mr. John Garman, related to an agreement in 1995, wherein the Company was purportedly to invest in and develop a satellite broadcasting project and was thereby to allot Nen 5% of the issued share capital of the project in consideration for various undertakings. The Company has always maintained that there had been a repudiatory breach of contract by Com and Nen and that the Company believed that the claims made were without merit and intended to vigorously contest the same. In December 1997, at the direction of the trial judge, the Company and the other parties agreed to a form of settlement, wherein the Company agreed to enter into reciprocal commercial agreements allowing the other parties to introduce potential clients wishing to access available down time for advertising purposes. To date, no client has been introduced to Onyx by Nen.

             In June 1997, a former managing director of Onyx whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000 ($450,000). Onyx maintained that the action taken was lawful and in July 1998, the court ruled in favor of Onyx. The plaintiff has appealed and Onyx believes that it has valid defenses to this claim. However, there can be no assurance as to the outcome of the matter.

             In May 1998, TV Strategies, a US Dallas based television services company, obtained a default judgment against Onyx for DM300,000 ($180,000), plus interest, relating to services which TV Strategies alleges that they provided to Onyx. Onyx has taken action in the US to have the default judgment set aside, and in March 1999, the Texas appeal court overturned that default judgment. Onyx believes that it has meritorious defenses to the suit and intends to vigorously defend same. However, there can be no assurance as to the outcome of the matter.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             In July 1998, the Company was sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. See Note 8 for a description of the Fontal Note. The Company had pledged the rights to trademarks for the International Onyx name outside of Germany, Switzerland and Austria to Fontal to secure repayment of this note. The Company has filed a motion to dismiss this suit for FORUM NON CONVENIENS, believing that the proper forum for this suit is England. The Company also believes that it has meritorious defenses to this suit and intends to vigorously defend same. However, there can be no assurance as to the outcome of the matter.

             Unimedia has three minority stockholders (Oradea, Roland Pardo and Fontal (see Note 8)) who have previously advised Unimedia that they do not believe that the reorganization of Unimedia with the Company was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of the Company) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's stockholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French Courts have to date rejected all requests to appoint experts in Judgment to review Unimedia's management's actions.

             Oradea and Pardo have also taken action through the courts in France and Israel to safeguard their potential rights over certain assets of Unimedia in order to secure repayment of their unsecured loans due from Unimedia (see Note 8). In connection with such actions and based upon the fact that the notes do not by their terms reflect a repayment date, in February 1999, the French court ruled that repayment of the loans be made by a number of installments starting February 1999 until September 1999 and set a lower rate of interest to accrue. Unimedia is also preparing actions against the principal of Oradea and Pardo for damages which it believes have been inappropriately caused by reason of the actions taken by the principle of Oradea and Pardo against Unimedia and its management.

             Charles Koppel, the former chairman and CEO of the Company claimed constructive dismissal following the Board's selection of a new President and CEO for the Company in August 1997. In March 1998, the Company resolved its dispute with Mr. Koppel in regard to his claim for wrongful dismissal and paid Mr. Koppel /pound sterling/60,000 ($100,000) to resolve outstanding claims under his service contract with the Company.

             In August 1998, Onyx sued Mr. C. Koppel in Germany. The suit alleges that certain of Mr. C. Koppel's actions as the managing director of Onyx were improperly performed and seeks damages in an unspecified amount. The Company and Mr. C. Koppel will exchange mutual general releases in connection with the Instar Settlement (see Note 17) and all of the suits between the Company and Mr. C. Koppel will be dismissed with prejudice.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

15.          CAPITAL STRUCTURE

COMMON STOCK PURCHASE WARRANTS

The company has the following issued and vested warrants to purchase common stock outstanding at December 31, 1998 and 1997:

                                    DECEMBER 31,                   DECEMBER 31,                     DECEMBER 31,
                                        1998            EXPIRED        1997            GRANTED         1998
DESCRIPTION
Warrants for common stock
exercisable @ $4.00                     5,200,000            --       5,200,000              --      5,200,000
Warrants for common stock
exercisable @ $3.125                      433,328     (1,600,000)     2,033,328              --      2,033,328
Warrants for common stock
exercisable @ $2.50                     1,100,000     (1,200,000)     2,300,000         100,000      2,200,000
                                       ----------     -----------    -----------    -----------     ----------
                                        6,733,328     (2,800,000)     9,533,328         100,000      9,433,328
                                       ==========     ===========    ===========    ===========     ==========

             All outstanding warrants (except the warrants which expired on December 31, 1998), expire 36 months from the date of the effective registration of their underlying shares. The warrants were issued in connection with a private placement offering ("the Offering") which took place in December 1995 and January 1996. Warrants to purchase 4,200,000 and 1,000,000 shares of common stock at exercise prices of $4.00 and $2.50 per share were issued to investors in the offering; warrants to purchase 1,000,000 and 433,328 shares of common stock at exercise prices of $4.00 and $3.125 per share respectively were issued to the placement agent and sub-distributors for the offering; and warrants to purchase 1,600,000 and 1,200,000 shares of common stock at exercise prices of $3.125 and $2.50 respectively were issued to certain of the founding shareholders (which warrants expired at December 31, 1998). In September 1996, 100,000 shares and warrants to purchase an additional 100,000 shares at an exercise price of $2.50 were issued to a director for consulting services.

             Additionally, the Company is obliged to issue warrants to former Unimedia shareholders under the terms of the share exchange agreement signed on 1997, as follows:

                                                        DECEMBER 31,       EXPIRED       DECEMBER 31,
                                                            1998                                 1997
Warrants for Common Stock exercisable @ $4.00                1,139,144          --         1,139,144
Warrants for Common Stock exercisable @ $3.125                  77,871    (367,562)          445,433
Warrants for Common Stock exercisable @ $2.50                  197,675    (306,177)          503,852
                                                       ---------------    ---------     ------------
                                                             1,414,690    (673,739)        2,088,429
                                                       ===============    =========     ============

             Subject to the compliance with applicable U.S. securities laws and the approval of an increase in the Company's authorized Common Stock to allow for such action, the Company intends in the future to offer the warrant holders the right, for a period of not less than 61 days, to exercise their warrants and receive two shares of Common Stock at an exercise price of $0.30 per share. If the holders of the outstanding warrants do not exercise this right, the warrants will remain outstanding on their original terms until their expiration date. This right will be given to the Company's warrant holders in order to allow the Company's warrant holders to acquire additional Company securities at a lower price and to raise additional capital for the Company's operations.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             The Company has offered one of its warrant holders, Auric Investments Limited ("Auric"), the right to subscribe to purchase 1,566,156 shares of Common Stock on the basis of two shares for each of the 783,078 warrants which they hold, but at an exercise of $0.20 per share. Auric was granted this lower price due to the assistance which they provided to the Company in helping the Company to re-obtain the quotation on the Bulletin Board maintained by the NASD in 1998.

                                               OUTSTANDING          GRANTED        OUTSTANDING        GRANTED     OUTSTANDING
                                               AT DECEMBER                         AT DECEMBER                    AT DECEMBER
                                                  31, 1998                            31, 1997                       31, 1996
Executive officers options exercisable @           375,000               --            375,000        375,000
$0.57
                      of which vested              225,000                             150,000

Officers options exercisable @ $2.50               300,000          100,000            200,000        100,000         100,000
                      of which vested              200,000                             100,000

Executive officers options exercisable @         4,000,000        4,000,000                 --             --              --
$0.35
                      of which vested              800,000

Non-employee directors options exercisable
@ $0.35                                            500,000          500,000                 --             --              --
                      of which vested              500,000

Options to Diamond Productions exercisable
@ $0.10                                         16,000,000       16,000,000
                                             -------------     ------------      -------------     ----------   -------------
                                                21,175,000       20,600,000            575,000        475,000         100,000
                                             =============     ============      =============     ==========   =============

             On August 1, 1997, the Company has entered into three-year employment agreements with the executive officers providing for them to receive, in addition to other compensations, options to purchase 200,000 and 175,000 shares of common stock at an exercise price of $0.57 per share, the price at which transactions were effected at the time. The options vested 2/5 upon the effective date of the agreement and will vest 1/5 on each of the first, second and third anniversaries, respectively, of the agreement. These options expire 36 months from the date of their effective registration.

             The Chief Financial Officer as part of his service contract is entitled to receive an option to purchase 100,000 common shares of the Company at $2.50, the price at which transactions were effected at the time for each of the years 1996, 1997 and 1998. These options expire 36 months from the date of their effective registration.

             On March 10, 1998, the Board of Directors granted options to four executive officers of the company to purchase an aggregate of 4,000,000 shares of common stock at an exercise price of $0.35 per share (the price of which common stock was negotiated on the date of grant). On the same date, non-employee directors were granted options to purchase an aggregate of 500,000 shares at the same price. The option vested to executive officers 200,000 each in 1998, with the balance over 3 years, and to non-employee directors immediately. The options are valid for 5 years and expire on March 10, 2003.

             On December 18, 1998, the Board approved the grant of a two year warrant to purchase an aggregate of 16,000,000 shares at an exercise price of $0.10 per share to Diamond Production, a company owned by two executive directors. This grant has to be approved at the forthcoming stockholders' meeting.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             PRO FORMA NET LOSS AND NET LOSS PER SHARE

             The Company has adopted the disclosure requirement of SFAS No. 123, "Accounting of Stock-Based Compensation" and, as permitted under SFAS No. 123 applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its stock options. Since the Company awarded the stock options with no discount as compared with the market price at the time of the grants, there was no related compensation costs for any of the years presented based on the estimated grant date fair value as defined by FAS 123. The Company pro-forma net loss and loss per share for the year ended December 31, 1998 and 1997 are as follows:

                                                    1998           1997
                                                      $              $

             Proforma net loss
             Basic and diluted                  (10,767,547)    (18,371,756)

             Pro forma net loss per share
             Basic and diluted                        (0.27)          (0.66)

             CONVERTIBLE DEBT AT DECEMBER 31, 1998

             The following derivative securities outstanding will become exercisable if the company's stockholders authorize an increase in additional shares (see Note 2). Interest and penalties accrued are also convertible into common stock.

                                                                         CONVERSION           SHARES ISSUABLE
                                 PAYEE                 $                  PRICE($)             ON CONVERSION
                                                ----------------       ---------------      -------------------
             Superstar Ventures Ltd.                   1,250,000            0.10                     12,500,000
             Superstar Ventures Ltd.                     400,000            0.10                      4,000,000
             MMP SA                                    2,000,000            0.10                     20,000,000
             Superstar Ventures Ltd.                   5,000,000            0.10                     50,000,000
             MMP SA (1)                                1,120,000            0.10                     11,200,000
             Interest and Penalties Accrued              732,419            0.10                      7,324,190
                                                ----------------                            -------------------
                                                      10,502,419                                    105,024,190
                                                ================                            ===================

             ----------
             (1) The debt is part of a convertible note under which MMP will loan $6,640,000 over 2 years. See Note 10 - Lease Commitments. It is convertible into common stock at $0.10 per share. The total shares of common stock to be issued are 66,400,000.

             These loans (principal and interest) are automatically convertible into shares of common stock once the Company holds its meeting of stockholders and its stockholders approve the increase in the number of authorized shares. The Company has agreed to pay a 2% per monthly penalty on the outstanding principal of the loans, payable in shares of common stock, for each month the Company fails to hold its special stockholders meeting subsequent to November 30, 1998. The convertible debt becomes automatically due to Superstar and MMP SA and immediately payable (with interest plus a 20% penalty) if the Company's stockholders do not approve the above-mentioned share number increase.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

         BASIC EPS COMPUTATION

                                                                                       1998                     1997
         Net income of continuing operations                                  ($10,459,015)            ($17,573,986)
                                                                          -----------------      -------------------

         Net loss                                                             ($10,767,547)            ($18,371,756)
                                                                          -----------------      -------------------
         Weighted Average Number of Shares                                       40,094,139               27,966,383
                                                                          -----------------      -------------------
         Basic EPS         Net loss of continuing operations                   ($0.26)                 ($0.63)
                                                                          -----------------      -------------------
         Basic EPS         Net loss including discontinued operations          ($0.27)                 ($0.66)
                                                                          -----------------      -------------------
         DILUTED EPS COMPUTATION

         Weighted average shares                                                 40,094,139               27,966,383
         Warrants(1)                                                                      -                        -
         Convertible debt - 105,024,190 shares(1)                                         -                        -
         Board options - 1,300,000 vested in 1998(1)                                      -                        -
                                                                          -----------------      -------------------
                           Adjusted Weighted Average                             40,094,139               27,966,383
                                                                          -----------------      -------------------
         Diluted EPS       Net Loss of Continuing Operations                   ($0.26)                 ($0.63)
                                                                          -----------------      -------------------
         Diluted EPS       Net Loss Including Discontinued
                           Operations                                          ($0.27)                 ($0.66)
                                                                          -----------------      -------------------

         ----------
         (1) The computation does not assume exercise of the warrants or options since it would have an antidilutive effect on earnings per share.

16.      LIQUIDITY AND CAPITAL RESOURCES

         The Company has continued to use its cash reserves to fund its operations. The ownership, development and operation of media interests, including the Onyx television station requires substantial funding. Due to the poorer than expected advertising revenues at Onyx in its second and third years of operation, the funds raised by the Company since commencement were expended earlier than anticipated. To date the Company has historically financed itself through sales of equity securities and debt financing.

         On January 13, 1997, the Company issued a Private Placement Memorandum offering its securities to accredited investors including to all existing stockholders. In the offering, the Company sold an aggregate of 12,000,000 shares of common stock, $.001 par value per share, at a purchase price of $0.50 per share. On March 3, 1997, the offering closed and the aggregate net proceeds to the Company were approximately $5,850,000 after costs.

         On June 30, 1997, the Company received subscriptions for $4 million in a Private Placement offering of its securities to certain accredited investors. In the offering, the Company agreed to issue an aggregate of 7,017,543 shares of common stock, $.001 par value per share, at a purchase price of $0.57 per share. On June

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

         30, 1997 $1,500,000 of the proceeds of the subscription was received and the balance of $2,500,000 was received on August 1, 1997.

         On October 31, 1996, CM (UK) entered into an agreement to borrow up to $2.0 million from Instar Holdings, Inc. ("Instar") to fund working capital requirements ("the Instar loan"). The loan was originally due for repayment on December 31, 1996 or such earlier date as the Company raises additional funds to repay the loan. The loan is guaranteed by the Company and Onyx, and is secured by substantially all of the Company's assets. Interest is payable monthly on the loan and was until December 31, 1997 at the rate of 2% above Lloyds Banks' base rate. Interest as from January 1, 1998 is at the rate of 13% per annum. The terms of the Instar Loan were amended in August 1997, January 1998 and July 1998. See note 17.

         The terms of the Instar Loan were amended in July 1998 to provide that:

                  (a) the repayment date is now extended such to accede to a repayment schedule plan commencing in July 1998 and terminating on receipt of a final installment payment in late 1999; and

                  (b) the loan (or any part thereof) may be converted, at the option of the holder, into fully paid shares of common stock, at a conversion rate that may be offered from time to time by the Company to any existing or potential investor.

         On October 31, 1996, CM (UK) entered into a deed of counter-indemnity ("Deed") with Universal, a BVI corporation. The Deed secures the obligation of CM (UK) to repay Universal if Universal is called upon to make payment on its transponder guarantee. (See Note 10) CM (UK)'s obligations under the Deed are guaranteed by the Company and Onyx, and are secured by substantially all of the Company's assets. Instar and Universal have agreed that their liens on the Company's assets shall rank pari-passu.

         On January 9, 1998 CM (UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited ("Superstar"). Such loan was evidenced by two 13% Convertible Secured Promissory Notes (the "Notes") in the original amounts of $750,000 and $500,000, respectively, the latter replacing a loan previously made to CM (UK) by Unbeatable Investments Limited. The Notes bear interest at the rate of 13% per annum and are convertible into the Company's Common Stock on the basis of one share of Common Stock for each $0.50 of outstanding principal and accrued interest. The Notes however, may not be converted until the Company has held a stockholders' meeting at which its Articles of Association are amended to increase sufficiently the number of authorized shares of Common Stock of the Company.

         On March 23, 1998, MMP, SA ("MMP"), a stockholder of the Company made available a $2,000,000 Line of Credit ("MMP Line of Credit"), which carried interest at 13% per annum, and has been fully utilized. The principal and accrued interest was repayable on December 31, 1998, or earlier if the Company's cash flow enabled repayment.

         On March 25, 1998, Superstar loaned the Company an additional $400,000, payable on the same terms as the MMP Line of Credit.

         These two loans are still outstanding at December 31, 1998.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

         On June 16, 1998, the Company entered into two Memorandum of Understanding Agreements ("MOU") with Groupe AB ("AB"), (which is the parent company of MMP) and Superstar to continue to fund the Company's operations. These new Agreements will provide up to $11.64 million, $5.4 million in the form of cash investment to be infused over a one year period, of which $400,000 were received in 1998, and $6.24 million over a 24-month period through providing operating services to the Company at a rate of $200,000 per month starting October 1, 1998 and cash advances of $60,000 per month starting November 1, 1998. The new funding will initially be in the form of debt to be automatically converted into shares of common stock at $0.10 cents per share upon and after approval of an increase in the Company's authorized capital at the next stockholders' meeting, which the Company was obligated to hold no later than November 30, 1998 (See Note 15).

17.      SUBSEQUENT EVENTS

         The Company has reached an agreement in principal to settle the Instar Loan. Under the terms of the settlement, the Company will pay Instar $2.2 million in full settlement of this loan. As part of the settlement, the company's obligations to Instar and Universal will be extinguished. (See Notes 8 and 16). Additionally, the obligations of Latitude Investments, Ltd. to the Company will be deemed paid in full. (See Note 5). As part of the settlement, all of the securities given will be released. This transaction is expected to result in a net credit to income of some $400,000 representing the settlement of the litigation. There can be no assurance that the settlement will be completed.

         On March 10, 1999, the Company entered into a new $6.0 million Convertible Promissory Note agreement with AB to provide additional funding for the Company's operations including $800,000, which was paid for the purchase of certain technical equipment necessary to implement the Service Agreement dated July 27, 1998; $3 million is to be loaned in cash over the five months to July 31, 1999, of which $1,160,000 has been received by the Company and the balance of $2.2 million, of the
         Note is reserved for the Settlement of the proposed repayment of the Instar loan. (See Note 16). The Note bears interest at the rate of 10% per annum, and is automatically converted into the Company's Common Stock on the basis of one share of Common Stock for each $0.10 of principal and interest. As previous, the Note, may not be converted until the Company has held its stockholders' meetings at which its Articles of Association are amended to provide the sufficient number of authorized shares of Common Stock of the Company.

18.      RESTATEMENT

         Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 1997, the Company's management determined that the 4,023,396 shares of the Company's stock held at year end should be reflected as an element of stockholders equity.

         Prior to its acquisition by the Company, Unimedia S.A. held 4,556,320 shares in Capital Media Group. Between the date of its acquisition and the year end, 76,924 shares were sold, and 456,000 formed part of the consideration given in exchange for the shares in TopCard S.A. The remaining 4,023,396 shares held at the year end were carried in the balance sheet within investments at the market value of $0.44 per share in the previously issued financial statements. This was after reducing the investment by approximately $0.13 per share from the cost of $0.57 per share. The 1997 financial statements have been restated to reflect this investment as an element of the Stockholders' Equity at their original cost of $0.57 per share. The consolidated financial statements have been restated from the amounts previously reported as follows:

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

         A summary of the significant effects of the restatement are as follows:

                                                   AS PREVIOUSLY
                                                      REPORTED      AS RESTATED
                                                          $              $
           At December 31, 1997:
             Investments                              2,014,917        143,336
             Total Stockholders' Equity              (3,927,770)    (5,711,213)

           For the Year ended December 31, 1997
             Other (expenses)/income                    (44,684)       441,748
             Loss from continuing operation before
                      taxation                      (18,976,917)   (17,577,478)
             Net Loss after taxation                (18,975,527)   (18,371,756)
             Net loss per share - basic and diluted       (0.68)         (0.66)


19.      PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma consolidated financial statement give effect to the acquisition as of January 1, 1998 of Pixel Limited (Israel) ("Pixel") by Unimedia, SA, as if the acquisition were effected as of January 1, 1997. The acquisition was accounted for by the purchase method of accounting.

         The cost of investment by Unimedia was based upon the part extinguishment of a loan made by Unimedia to Pixel Multimedia, its parent company, in 1996. The loan including interest and costs outstanding at December 31, 1997 was $2,700,000. The loan was fully provided for in the accounts of Unimedia in the year ended December 31, 1996. At December 31, 1997, Pixel Multimedia sold to Pixel certain software produced for Unimedia for $950,000. On closing of the purchase of Pixel, Unimedia set-off this debt against the loan and reduced the loan to $1,750,000. $750,000 was extinguished for the cost of investment in Pixel and the remaining $1,000,000 is contingently extinguishable if certain financial performance benchmarks are achieved.

         The software has been fully amortized.

         The excess of purchase price over the fair value of net assets acquired is allocated to goodwill and is amortized over six years.

         Pixel and its 47.5% owned subsidiary Henry Communications Ltd. are engaged in providing services in the area of television, computerized graphics packaging, animation and special effects for television commercials and other video graphics production.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                      AS REPORTED
                                                   AFTER RESTATEMENT
                                                   -----------------
                                                      CAPITAL MEDIA            PIXEL LIMITED             PRO FORMA AS
                                                          GROUP                                            ADJUSTED
                                                            $                         $                        $
                                                   -------------------       ------------------        -----------------
Operating Revenue                                            1,286,076                  720,176                2,006,252

Operating costs
   Staff costs                                               3,572,498                  257,000                3,829,498
   Depreciation and amortization                             1,564,452                  238,080                1,802,532
   Other operating expenses                                 11,104,510                   43,477               11,147,987
                                                   -------------------       ------------------        -----------------
                                                            16,241,460                  538,557               16,780,017
                                                   -------------------       ------------------        -----------------
Operating profit / (loss)                                  (14,955,384)                 181,619              (14,773,765)

Other (expenses)/income                                        441,748                       --                  441,748
Financial income (expense) net                              (2,812,292)                 (11,749)              (2,824,041)
Equity in net losses of affiliates                            (251,550)                 136,999                 (114,551)
                                                   -------------------       ------------------        -----------------
Loss before income tax provision                           (17,577,478)                 306,869              (17,270,609)

Income tax benefit                                               1,658                       --                    1,658
                                                   -------------------       ------------------        -----------------
Continued operations                                       (17,575,820)                 306,869              (17,268,951)

Discontinued operations                                       (797,770)                      --                 (797,770)

Minority interests                                               1,834                  (56,464)                 (54,630)
                                                   -------------------        -----------------        -----------------
Net loss                                                   (18,371,756)                 250,405              (18,121,351)
                                                   ===================        =================        =================
Net loss per share for continuing operations                   ($0.63)                                           ($0.65)
                                                   ===================                                 =================
Weighted average shares outstanding                         27,966,383                                        27,966,383
                                                   ===================                                 =================

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

20.          SEGMENT INFORMATION BY ACTIVITY AND GEOGRAPHIC AREA

             The following financial information is summarized by business segment and country.
               - The television media segment contains the operations of Onyx;
                 and
               - The technology segment contains the operations of Unimedia,
                 Pixel and Topcard.

             Capital Media Group's activities are concentrated in Germany, France and Israel (Revenues account for: 1998 - approximately 31%, 39%, and 29% respectively, 1997 - approximately 35%, 65% and nil respectively) Revenues were primarily derived from their domestic markets. In 1998, in Israel all revenue was derived under contract from one Company, Israeli Cable Programming. In France 55% of revenue was derived from Societe Marseillaise de Transport.

                                          TELEVISION                     ELIMINATION &
                                            MEDIA        TECHNOLOGY       CORPORATE         TOTAL
                                             ($)             ($)            ($)              ($)
YEAR ENDED DECEMBER 31, 1998
Revenues                                       760,824      1,697,381         10,285        2,468,490
Inte-segment revenues                               --             --             --               --
                                        --------------  -------------   ------------  ---------------
Total revenues                                 760,824      1,697,381         10,285        2,468,490
(Losses) from operations                    (7,480,286)      (674,215)    (2,698,237)     (10,852,738)
Other (expenses) income                        324,495       (348,240)      (441,951)        (465,696)
Interest revenue                                     0         10,752              0           10,752
Interest expenses                              (64,352)      (169,086)    (1,061,732)      (1,295,170)
Other financial income, net                  1,795,444        261,318        198,063        2,254,825
Equity in net losses of affiliates                  --        (74,000)       (76,808)        (150,808)
Loss in discontinued business                       --             --       (308,532)        (308,532)
Income tax benefit                              (4,887)        47,774         (1,335)          41,552
Minority interest                                   --         (1,732)            --           (1,732)
Net loss                                    (5,429,586)      (947,429)    (4,390,532)     (10,767,547)
                                        ==============  =============   ============  ===============
Total assets                                 1,066,965      2,385,586      3,156,091        6,608,642
                                        ==============  =============   ============  ===============
Capital expenditure                            385,788        103,181            611          489,580
                                        ==============  =============   ============  ===============
Depreciation of fixed assets                   135,355        288,123         17,008          440,486
                                        ==============  =============   ============  ===============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             SEGMENT INFORMATION BY ACTIVITY AND GEOGRAPHIC AREA (CONTINUED)

                                     GERMANY          FRANCE           ISRAEL        THER CORPORATE       TOTAL
                                       ($)             ($)               ($)              ($)              ($)
YEAR ENDED DECEMBER 31, 199
Revenues                                 760,824         970,381           727,000           10,285        2,468,490
Inter-segment revenues                        --              --                --               --               --
                                  --------------  --------------   ---------------  ---------------  ---------------
Total revenues                           760,824         970,381           727,000           10,285        2,468,490
(Losses ) Income from operations      (7,480,286)       (932,215)          258,000       (2,698,237)     (10,852,738)

Other (expense) income                   324,495        (343,240)           (5,000)        (441,951)        (465,696)
Interest revenue                              --          10,752                --               --           10,752
Interest expenses                        (64,352)       (102,086)          (67,000)      (1,061,732)      (1,295,170)
Other financial income, net            1,795,444         261,318                 -          198,063        2,254,825
Equity in net losses of affiliates            --              --           (74,000)         (76,808)        (150,808)
Loss in discontinued business                 --              --                --         (308,532)        (308,532)
Income tax benefit                        (4,887)         47,774                --           (1,335)          41,552
Minority interest                             --          (1,732)               --               --           (1,732)
                                  --------------  --------------   ---------------  ---------------  ---------------
Net (loss)/profit                     (5,429,586)     (1,059,429)          112,000       (4,390,532)     (10,767,547)
                                  ==============  ==============   ===============  ===============  ===============
Total assets                           1,066,965       1,620,586           765,000        3,156,091        6,608,642
                                  ==============  ==============   ===============  ===============  ===============
Capital expenditure                      385,788         103,181               611               --          489,580
                                  ==============  ==============   ===============  ===============  ===============
Depreciation of fixed assets             135,355         288,123            17,008               --          440,486
                                  ==============  ==============   ===============  ===============  ===============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

         SEGMENT INFORMATION BY ACTIVITY AND GEOGRAPHIC AREA (CONTINUED)

                                                                        ELIMINATION &
                                      TELEVISION MEDIA    TECHNOLOGY      CORPORATE        TOTAL
                                          ($)             ($)            ($)            ($)
YEAR ENDED DECEMBER 31, 1997
Revenues                                     455,646          830,430             --       1,286,076
Inte-segment revenues                             --               --             --              --
                                     ---------------   --------------  -------------  --------------
Total revenues                               455,646          830,430             --       1,286,076
(losses) Income from operations          (11,424,492)         101,628     (3,632,520)    (14,955,384)
Other income                                  21,204          420,544                        441,748
Interest revenue                                  --               --          4,782           4,782
Interest expense                             (69,876)         (41,410)      (138,190)       (249,476)
Financial (expense) income, net           (2,055,525)         158,753       (670,826)     (2,567,598)
Equity in net losses of affiliates                --               --       (251,550)       (251,550)
Loss in discontinued business                     --               --       (797,770)       (797,770)
Income tax benefit                            (1,613)           3,271             --           1,658
Minority interest                                 --            1,834             --           1,834
                                     ---------------   --------------  -------------  --------------
Net (loss)/profit                        (13,530,302)         644,620     (5,486,074)    (18,371,756)
                                     ===============   ==============  =============  ==============
Total assets (liabilities)                 1,163,414       (1,123,048)     6,261,962       6,302,328
                                     ===============   ==============  =============  ==============
Capital expenditure                               --               --         17,742          17,742
                                     ===============   ==============  =============  ==============
Depreciation of fixed assets                 114,322           51,039         13,664         179,025
                                     ===============   ==============  =============  ==============

                                                                           OTHER
                                         GERMANY           FRANCE        CORPORATE        TOTAL
                                           ($)              ($)             ($)            ($)
Revenues                                     455,646          830,430             --       1,286,076
Inter-segment revenues                            --               --             --              --
                                     ---------------   --------------  -------------  --------------
Total revenues                               455,646          830,430             --       1,286,076
(Losses) income from operations          (11,424,492)         101,628     (3,632,520)    (14,955,384)
Other income                                  21,204          420,544             --         441,748
Interest revenue                                  --               --          4,782           4,782
Interest expense                             (69,876)         (41,410)      (138,190)       (249,476)
Financial (expenses) income, net          (2,055,525)         158,753       (670,826)     (2,567,598)
Equity in net losses of affiliates                --               --       (251,550)       (251,550)
Loss in discontinued business                     --               --       (797,770)       (797,770)
Income tax benefit                            (1,613)           3,271             --           1,658
Minority interest                                 --            1,834             --           1,834
                                     ---------------   --------------  -------------  --------------
Net (loss)/profit                        (13,530,302)         644,620     (5,486,074)    (18,371,756)
                                     ===============   ==============  =============  ==============
Total assets/(liabilities)                 1,163,414       (1,123,048)     6,261,962       6,302,328
                                     ===============   ==============  =============  ==============
Capital Expenditure                               --               --         17,742          17,742
                                     ===============   ==============  =============  ==============
Depreciation of fixed assets                 114,322           51,039         13,664         179,025
                                     ===============   ==============  =============  ==============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1998

             21.  RELATED PARTY TRANSACTIONS

             In addition to the transactions described in Notes 5, 8, 10, 14, 15, 16 and 17, the related party transactions also include the following:

             Mr. Jacques Dubost acts as consultant on behalf of his company, Valfab, S.C.B. In 1997, the Company paid to Valfab fees relating to introducing investors to Unimedia who purchased Company common stock from Unimedia: a) $195,000 in cash b) 106,666 shares of the Common Stock with a $64,000 value. Further, if Valfab introduces investors to the Company in the future, Valfab will receive commissions not to exceed 8% of the investment made.

             Mr. Karl Hauptmann, a former director and a more than 5% shareholder of the Company, is a principal of Telor International Limited, which owns 49% of Tinerama Investment ("TIAG"). The other 51% of TIAG is owned by the Company . Mr. Hauptmann is also a director of TIAG.

             Townsley & Co., a UK brokerage firm, participated in the Company's winter 1995/96 private placement for which it received direct commissions of $210,000, 86,655 shares of Common Stock and warrants to purchase 86,665 shares and 218,750 shares, respectively, at an exercise price of $3,125 and $4.00, respectively. Mr. Barry Townsley, Managing Director of Townsley & Co., was a Director of the Company until January 1997.

             Mr. Stanley Hollander, a director of the Company, is Senior Vice President and a director of International Capital Growth, Ltd. ("ICG"). The predecessor of ICG was the placement agent in connection with the Company's 1995/96 private placement, for which it received direct commissions and expense allowances of an aggregate of $1,339,000, 346,663 shares of Common Stock and warrants to purchase 346,663 and 781,250 shares of Common Stock at an exercise price of $3,125 and $4.00, respectively. In April 1997, ICG received 93,333 shares of common stock for services. Additionally, in June 1998, Mr. Hollander on behalf of ICG agreed to continue to assist the Company in an advisory role at no additional charge.

             Mr. James Leitner, a former director and more than 5% shareholder of the Company is a principal of Falcon Management which loaned $335,000 to Unimedia in 1995 and was repaid in 1998.

CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 1999

                                                                            SEPTEMBER 30, 1999
                                                                         --------------------------   DECEMBER 31,
                                                                         PROFORMA(1)      ACTUAL          1998
                                                                         --------         ------          ----
                                                                 NOTE         $             $              $
                                                                                (UNAUDITED)
ASSETS
Cash and cash equivalents                                          3          153,165       153,165         583,320
Accounts receivable, within one year, net of allowances
  for doubtful accounts of $80,106 (December 31, 1998 - $77,579)   4        1,428,238     1,428,238       1,801,892
Inventories                                                                    47,782        47,782          93,938
Amounts due from shareholder                                     5-17               -             -         313,691
Prepaid expenses and deposits                                                 161,138       161,138          40,003
                                                                         ------------  ------------  --------------
TOTAL CURRENT ASSETS                                                        1,790,323     1,790,323       2,832,844

Investments                                                                     6,990         6,990           4,153
Equity in affiliate companies                                                 143,788       143,788         117,000
Intangible assets, net of accumulated amortization of
  $3,546,061 (December 31, 1998-$3,076,882)                        6        2,376,982     2,376,982       2,858,412
Property, plant and equipment, net                                 7        1,203,842     1,203,842         796,233
                                                                         ------------  ------------  --------------
TOTAL ASSETS                                                                5,521,925     5,521,925       6,608,642
                                                                         ============  ============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                            2,889,263     2,889,263       3,786,764
Accrued expenses                                                            2,751,682     3,096,683       4,630,380
Related parties loans repayable within one year                  8-17         640,894    22,585,932      14,337,442
Other loans repayable within one year                              8                -       583,000         190,000
Bank debt due within one year                                                 763,292       763,292               -
Net liabilities for discontinued operation                         9          557,606       557,606         496,228
                                                                         ------------  ------------  --------------
TOTAL LIABILITIES                                                           7,602,737    30,475,776      23,440,814

COMMITMENTS AND CONTINGENCIES                                    10-16              -             -               -

MINORITY INTEREST IN SUBSIDIARIES                                             446,203       446,203         404,209
                                                                         ------------  ------------  --------------
                                                                            8,048,940    30,921,979      23,845,023
                                                                         ------------  ------------  --------------
STOCKHOLDERS' EQUITY
Preferred stock - 5,000,000 shares authorized:
$0.001 par value: no shares issued and outstanding                                                -               -
Common stock - 50,000,000 shares authorized:
$0.001 par value 4,009,413 (December 31, 1998 -
   4,009,413) issued and outstanding                                           26,882         4,009           4,009
Additional paid in capital                                                 54,042,155    31,191,990      31,191,990
166,791 shares held by subsidiary (December 31,
    1998 - 166,791) at cost                                                  (950,712)     (950,712)       (950,712)
                                                                         ------------  ------------  --------------
                                                                           53,118,325    30,245,287      30,245,287
Cumulative translation adjustment                                           3,850,786     3,850,785         756,406
Accumulated deficit                                                       (59,496,126)  (59,496,126)    (48,238,074)
                                                                         ------------  ------------  --------------
TOTAL STOCKHOLDERS' EQUITY                                                 (2,527,015)  (25,400,054)    (17,236,381)
                                                                         ------------  ------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  5,521,925     5,521,925       6,608,642
                                                                         ============  ============  ==============

----------
(1)      See Notes 1 and 17.

See notes to the consolidated financial statements.

CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                       RESTATED
                                                                    9 MONTHS           9 MONTHS
                                                                     ENDED                ENDED
                                                                   SEPTEMBER 30,     SEPTEMBER 30,
                                                                      1999               1998
                                                                  (UNAUDITED)         (UNAUDITED)
                                                                       $                 $
                                                        NOTE
Operating revenues                                                   2,247,358        2,103,588

Operating costs:
  Staff costs                                                        1,685,754        2,270,256
  Depreciation and amortization                                        770,048          677,744
 Other operating expenses                                            5,133,732        6,612,816
                                                                  ------------   --------------
                                                                    (7,589,534)      (9,560,816)

Operating loss                                                      (5,342,176)      (7,457,228)

Other (expenses)                                                       709,304         (561,232)
Financial (expense) income, net:                       12
  Interest Payable                                                  (3,674,052)      (1,038,165)
  Foreign exchange (loss)/gain                                      (2,816,059)       1,685,921
Equity in net loss of affiliates                                       (89,777)        (202,360)
                                                                  ------------   --------------
Loss from continuing operations before taxation                    (11,212,760)      (7,573,064)
Income tax benefit (expense)                                             3,265             (491)
                                                                  ------------   --------------
                                                                   (11,209,495)      (7,573,555)

Discontinued operations (Note 9)

Loss (income) from operations of discontinued subsidiary               (48,557)         (75,773)
                                                                  ------------   --------------
Net loss before minority interest                                  (11,258,052)      (7,649,328)
Minority interest                                                            -                -
                                                                  ------------   --------------
Net loss                                                           (11,258,052)      (7,649,328)
                                                                  ============   ==============
Net loss per share for continuing operations
- basic                                                                ($2.80)          ($1.89)
                                                                  ============   ==============
- diluted                                                              ($2.80)          ($1.89)
                                                                  ============   ==============
Net loss per share including discontinued
  operation-basic                                                      ($2.81)          ($1.91)
                                                                  ============   ==============
- diluted                                                              ($2.81)          ($1.91)
                                                                  ============   ==============
Weighted average shares - basic                                      4,009,413        4,009,413
                                                                  ============   ==============
Weighted average shares - diluted                                    4,009,413        4,009,413
                                                                  ============   ==============

See notes to the consolidated financial statements.

CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                         ADDITIONAL    CUMULATIVE OTHER
                                                            SHARES HELD    PAID-IN      COMPREHENSIVE    ACCUMULATED
                                      COMMON STOCK         BY SUBSIDIARY CAPITAL      INCOME (DEFICIT)    DEFICIT            TOTAL
                                  SHARES           $            $            $            $              $              $
Balance at January 1, 1999        40,094,139       40,090     (950,712)   31,155,909       756,406    (48,238,074)    (17,236,381)

Adjustment for reverse split     (36,084,726)     (36,081)           -        36,081             -              -               -
(see Note 1)
                               -------------   ----------  -----------  ------------   ----------- --------------   -------------

Balance at January 1, 1999
  adjusted                         4,009,403        4,009     (950,712)   31,191,990       756,406    (48,238,874)    (17,236,381)

Translation adjustment                     -            -            -             -     3,094,379              -       3,094,379

Net loss                                   -            -            -             -             -    (11,258,052)    (11,258,052)
                                                                                                                    -------------

Comprehensive loss                                                                                                     (8,163,673)
                               -------------   ----------  -----------  ------------   ----------- --------------   -------------
Balance at September 30, 1999      4,009,413        4,009     (950,712)   31,191,990     3,850,785    (59,496,126)    (25,400,054)
                               =============   ==========  ===========  ============   =========== ==============   =============

               See notes to the consolidated financial statements.

CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                                      RESTATED
                                                                             9 MONTHS ENDED         9 MONTHS ENDED
                                                                             SEPTEMBER 30,           SEPTEMBER 30,
                                                                                  1999                   1998
                                                                                   $                       $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                         (11,258,052)             (7,649,328)
Adjustment to reconcile net loss to net cash used in
  operating activities:
        Depreciation and amortization                                                770,048                 677,745
        Equity in net losses of investment in joint venture                           89,777                 202,360
        Minority interest                                                                  -                       -
Changes in assets and liabilities:
        Decrease in other assets and inventories                                     119,310                 464,795
        Decrease/(Increase) in accounts receivable                                   373,654              (1,399,869)
        Increase in accrued expenses and other liabilities                           459,804               2,403,525
                                                                            ----------------       -----------------
NET CASH USED IN OPERATIONS                                                       (9,445,459)             (5,300,772)
                                                                            ----------------       -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of plant and equipment                                                  (731,122)               (453,560)
Acquisition of intangible assets                                                           -                       -
Sale of investments                                                                        -                 915,659
                                                                            ----------------       -----------------
NET CASH (USED) IN INVESTING ACTIVITIES                                             (731,122)                895,481
                                                                            ----------------       -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in short term debt                                                        8,588,755               7,250,000
Repayment of loans                                                                (2,700,000)               (335,000)
                                                                            ----------------       -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                          5,888,755               6,915,000
                                                                            ----------------       -----------------
Effect of exchange rate changes on cash                                            3,094,379              (1,727,657)
                                                                            ----------------       -----------------
Net (decrease)/increase in cash and cash equivalents                              (1,193,447)                348,670
Cash and cash equivalents at beginning of period                                     583,320                 332,795
                                                                            ----------------       -----------------
Net (debt)/cash at end of period                                                    (610,127)                681,465
                                                                            ================       =================
SUPPLEMENTAL DATA:

Interest paid                                                                        810,044                   8,749
Income tax paid                                                                          430                     490

See notes to the consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

1.       SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States of America.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Capital Media Group Limited ("the Company") and its wholly owned subsidiaries, Capital Media (UK) Limited ("CM (UK)"), and Onyx Television GmbH ("Onyx"), together with the Company's 81.6% owned subsidiary Unimedia, SA ("Unimedia") and Unimedia's wholly owned subsidiary, Pixel Limited ("Pixel"), and its 90% owned subsidiary TopCard, SA ("TopCard"). All intercompany accounts and transactions have been eliminated in consolidation. CM (UK)'s 50% interest in Blink TV Limited ("Blink") and Pixel's 47.5% interest in Henry Communications Limited ("Henry"), have been accounted for using the equity method, after the elimination of all significant intercompany balances and transactions. Tinerama Investment AG ("Tinerama"), a 51% owned subsidiary, is treated as discontinued operations (See Note 9).

         The results of Pixel has been consolidated in the consolidated financial statements from January 1, 1998, being the date of acquisition.

         INTERIM ADJUSTMENTS

         The consolidated financial statements as of September 30, 1999, and for the periods ended September 30, 1999 and September 30, 1998, are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for the interim periods should not be considered indicative of results expected for the full year.

         On October 27, 1999, the Company effected a one-for-ten reverse split of its outstanding common stock, with its authorized shares remaining at 50 million shares (see Stockholders' Meeting below). Unless otherwise stated, all share per share data contained herein has been adjusted to reflect the completion of the reverse split.

         INVENTORIES

         Inventories are stated at the lower of first-in, first-out, cost or market value. Inventories include both raw materials and finished goods.

         INTANGIBLE ASSETS

         Intangible assets represent purchased broadcast licences, computer software and goodwill arising on acquisition of subsidiary undertakings. The amounts in the balance sheet are stated net of the related accumulated amortization. Computer software are amortized in the year of their acquisition. Broadcast licenses and goodwill are amortized on a straight-line basis over a period not exceeding six years. The Company evaluates the possible impairment of long-lived assets, including intangible assets, whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, by comparing the undiscounted future cash flows from such assets with the carrying value of the assets. An impairment loss would be computed based upon the amount by which the carrying amount of the assets exceeds its fair value at any evaluation date.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are all stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as shown below:

         Fixtures, fittings and equipment            5 to 20 years

         FOREIGN CURRENCY

         Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Income statement items are translated at the average rate for the period. The effects of these translation adjustments are reported in a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in net income.

         Due to the hyper-inflationary situation in Romania, assets and liabilities of the Company's foreign subsidiary in Romania are translated at historical exchange rates in accordance with Statement of Financial Accounting Standards No. 52.

         INCOME TAXES

         Full provision is made for all deferred tax liabilities. Deferred income tax assets are recognized for deductible temporary differences and net operating losses, reduced by a valuation allowance if it is more likely than not that some portion of the benefit will not be realized.

         LEASE

         Operating leases are charged to expense, on a straight-line basis, over the term of the lease.

         REVENUE RECOGNITION

         Sales are recognized when products, services and fees are delivered and when advertisements are broadcast and thereby invoiced to the customer. Intercompany charges are eliminated on consolidation and not included in revenues.

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred.

         EARNINGS PER SHARE

         Basic income per share is calculated on the basis of weighted average outstanding shares. Diluted income per share is computed on the basis of weighted average outstanding common shares, plus potential common shares assuming exercised stock options and conversion of outstanding convertible securities where issued.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of certain financial instruments, including cash, receivables, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively short-term maturities of these financial instruments. The fair value of bank, insurance company and other long-term financing at December 31, 1998 and September 30, 1999 approximate the amounts recorded in the balance sheet based on information available to the Company with respect to current interest rates and terms for similar debt instruments.

         RECLASSIFICATIONS AND RESTATEMENT

         Certain reclassifications have been made to the September 1998 balances to conform to the 1998 year end presentation.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         STOCKHOLDERS MEETING

         A meeting of the Company's stockholders was held on October 22, 1999. At the meeting, the stockholders approved the following resolutions:
         (i) a reverse split of the Company's outstanding shares on a one for ten basis, with the Company's authorized shares remaining at 50 million shares; (ii) the terms of the financial arrangements between the Company and Groupe AB, S.A. and between the Company and Superstar Ventures Limited ("Superstar") (see Notes 15 and 16); and (iii) the grant of an option to an entity controlled by the Company's Chairman and CEO and the Company's Chief Operating Officer to purchase 1.6 million shares of the Company's common stock at an exercise price of $1.00 per share. (See Note 15). The stockholders also elected five directors to serve until the next annual meeting of Stockholders or until their successors are elected and qualified.

         Following the reverse split, which was effected on October 27, 1999, in accordance with its financial arrangements among the Company, Groupe AB and Superstar, the Company issued an aggregate of 22,598,255 shares to Group AB and Superstar in conversion of $22,598,255 of outstanding convertible debt, including $4,649,839 of accrued interest (see Notes 8, 15 and 16). The Company also issued additional shares in conversion of certain sundry loans (see Note 8) and to other parties to which it was obligated, including Instar Holdings Inc. which received 200,000 shares as part of its settlement with the Company (See Note 16). After all of these share issuances, at November 1, 1999, the Company has 27,741,667 shares of common stock outstanding.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         The "Proforma" column as shown in the balance sheet reflects the completion of the reverse split and the conversion of loans and accrued interest into equity as if such transactions had occurred as of September 30, 1999.

2.       GOING CONCERN

         The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the nine-month period ended September 30, 1999 and for the year ended December 31, 1998, the Company incurred net losses of $11,258,052, and $10,767,547, respectively. At September 30, 1999, the Company had net current liabilities of $28,127,847 and its total liabilities exceeded its total assets by $24,953,851. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

         The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amount or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described in Note 16, the Company's continuation as a going concern is dependent upon its ability to obtain additional financing as may be required, and ultimately to attain successful operations.

         At a stockholders meeting held on October 22, 1999, a resolution approved to reverse split the Company's common stock on a one share for ten share basis, with the authorized capital of the Company remaining at 50 million common shares, resulting in approximately 46 million shares of common stock being available for issue. A further resolution approved certain financial agreements entered into by the Company and the conversion of approximately $22.6 million of convertible loans and interest accrued into equity of the Company. On a pro-forma basis, as if the conversion of convertible debt into equity had taken place at September 30, 1999, the Company would have net current liabilities of $5,254,808 and its total liabilities would have exceeded its total assets by $2,080,812.

3.       CASH AND CASH EQUIVALENTS

         Cash and cash equivalents at September 30, 1999 includes a bank deposit balance of Nil (December 31, 1998 - $520,164).

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

4.       ACCOUNTS RECEIVABLE

                                            SEPTEMBER 30,       DECEMBER 31,
                                                     1999               1998
         Accounts receivable comprise:                  $                  $

         Trade receivables                        636,616            899,352
         Taxation receivables                      30,585             19,761
         Other debtors receivable                 761,037            882,779
                                            -------------     --------------
                                                1,428,238          1,801,892
                                            =============     ==============

5.       AMOUNT DUE FROM SHAREHOLDER

         In December 1995, the Company issued 26,141 shares at $12.00 each to a stockholder (Latitude Investments, Ltd.) in exchange for the stockholder guaranteeing the establishment of a contract with PTT Telecom. This resulted in the stockholder receiving shares for no payment. As part of an overall settlement agreement made in July 1999 with Instar, Universal and Latitude (See Note 16), this amount has been repaid.

6.       INTANGIBLE ASSETS

                                            SEPTEMBER 30,         DECEMBER 31,
                                                       1999               1998
                                                          $                  $

         Purchased broadcast licenses               247,035            249,570
         Computer software                          581,843            591,560
         Goodwill                                 5,094,165          5,094,165
                                            ---------------     --------------
                                                  5,923,043          5,935,295
         Less accumulated amortization           (3,546,061)        (3,076,883)
                                            ---------------     --------------
                                                  2,376,982          2,858,412
                                            ===============     ==============

         Goodwill net of amortization is as follows:

                                              SEPTEMBER 30,         DECEMBER 31,
                                                       1999               1998
                                                          $                  $

         Unimedia                                 1,802,228          2,138,468
         TopCard                                    467,290            558,819
         Pixel                                       60,220             78,986
                                            ---------------     --------------
                                                  2,329,738          2,776,273
                                            ===============     ==============

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

7.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of:

                                              SEPTEMBER 30,       DECEMBER 31,
                                                       1999               1998
                                                          $                  $
         Fixtures, fittings and equipment         3,665,724          3,211,962

         Less accumulated depreciation           (2,461,882)        (2,415,729)
                                            ---------------     --------------
                                                  1,203,842            796,233
                                            ===============     ==============

8.       LOANS REPAYABLE WITHIN ONE YEAR

                                             SEPTEMBER 30,         DECEMBER 31,
                                                      1999                1998
                                                         $                   $

         Instar Holding Inc.                       500,000           2,000,000
         Groupe AB, S.A.                        11,165,755           3,120,000
         Superstar Ventures Limited              6,800,000           6,650,000
         Fontal Ltd.                                     -             200,000
         Oradea                                          -             500,000
         Roland Pardo                                    -             500,000
         Interest and penalty
           interest accrued                      4,120,177           1,367,442
                                           ---------------     ---------------

         Related party loans                    22,585,932          14,337,442
         Sundry loans                              583,000             190,000
                                           ---------------     ---------------

                                                23,168,932          14,527,442
                                           ===============     ===============

         The terms of the loans are:

         The terms of the Groupe AB and Superstar loans are detailed in Note 15 and 16. Following the stockholders' meeting held on October 22, 1999, which ratified the agreements between the Company and Groupe AB and the Company, and Superstar, substantially all of the loans and accrued interest as at October 31, 1999 were converted into equity. Of the loans, $477,339 and $150,000 received from Group AB and Superstar, respectively, are repayable in two years and bear interest at 10% per annum. The Company has granted the lenders a two-year warrant to purchase an aggregate of 627,339 shares of Common Stock at an exercise price of $1.00 per share (see Note 16).

         The terms of the Instar loan is detailed in Note 15 and 16. An agreement to settle the Instar Loan was signed on July 21, 1999. See
         Note 16 for a description of the terms of the settlement of the Instar Loan.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         The Fontal loan was received on December 30, 1997 and carried an interest rate of 15% per annum. The Fontal loan was repaid on May 25, 1999. See Note 14.

         The Oradea loan was made to Unimedia in 1996 and carried an interest rate of 2% above the three month Eurodollar Libor rate. The Oradea loan was repaid in July 1999. See Note 14.

         The Roland Pardo loan was made to Unimedia in 1996 and carried an interest rate of 2% above the three month Eurodollar Libor rate. The Roland Pardo loan and was repaid in July 1999. See Note 14.

         The sundry loans are in respect of eight proposed subscriptions totaling $583,000 in respect of 583,000 shares of common stock. Following the completion of the reverse split on October 27, 1999, these loans were converted into equity.

9.       DISCONTINUED OPERATIONS

         During 1998, the Company approved a decision to sell its interests in the Romanian company, Tinerama. Discussions with a potential buyer are in progress and the transaction is expected to be concluded during 1999. The results of the Tinerama business have been reported separately as discontinued operations. Prior year consolidated financial statements have been restated to present the Tinerama business as discontinued. The components of the net liabilities of the discontinued operations included in the consolidated balance sheets are as follows:

                                             SEPTEMBER 30,         DECEMBER 31,
                                                      1999               1998
                                                         $                  $

         Current assets                            104,204            152,744
         Less current liabilities                 (719,691)          (702,903)
                                             -------------     --------------

         Net current liabilities                  (615,487)          (550,159)
         Minority interests                       (365,597)          (460,559)
         Net property, plant and equipment         423,477            514,490
                                             -------------     --------------

         Net liabilities                          (557,607)          (496,228)
                                             =============     ==============

10.      COMMITMENTS AND CONTINGENCIES

         LEASE COMMITMENTS

         In October 1999, the Company entered into a monthly agreement to lease offices, as well as the use of studio, post production and editing facilities in Cologne, Germany. Under the terms of the agreement, the Company is committed to paying DM 180,000 ($96,000 at September 30, 1999 exchange rates) per annum.

         The Company has also entered into leases for office space in France, expiring between 1999 and 2002, at an annualized cost of $95,000 (at September 30, 1999 exchange rates).

         The total rental expense in 1999 and 1998, including transponders and lease commitments as above, are $2,637,500 and $4,423,000, respectively.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         Under the terms of a two year service agreement which commenced October 1, 1998, broadcasting facilities for Onyx, comprising of the uplink, master control, and satellite transponder broadcasting and cable transmission costs, are provided by Groupe AB at an annual costs of $3,120,000 (see Notes 15 and 16).

         Minimum lease payments under operating leases as of September 30, 1999 are as follows:

         Years ending December 31,                      $
         1999                                   2,637,500
         2000                                   2,066,000
         2001                                     266,000
         2002                                     266,000
         2003 and thereafter                      295,000
                                               ----------
                                               $5,530,500
                                               ==========

         The Company is committed to pay to its officers under employment agreements an aggregate of $650,000 during the year ended December 31, 1999.

         RETIREMENT INDEMNITIES AND PENSION PLANS

         Retired employees benefit from State or Government sponsored pension schemes. Contributions by employers to these sponsored schemes are expensed as incurred. There are no specific supplemental pension plans operated by the Company or any subsidiary. There is no liability arising from retirement indemnity.

11.      RESEARCH AND DEVELOPMENT COSTS

         TopCard is involved in the development of specific applications based upon smart card technology including remote security Internet access and infra-red contactless smart card technology.

                                           9 MONTHS ENDED       9 MONTHS ENDED
                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                     1999                 1998
                                                        $                    $
         Research and development costs           217,429              196,281
                                          ===============   ==================

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

12.      FINANCIAL EXPENSE (INCOME) NET

                                              9 MONTHS ENDED  9 MONTHS ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,
                                                        1999            1998
                                                           $               $

         Interest expense                          3,674,052      1,038,165
         Foreign currency exchange loss (gain)     2,816,059     (1,685,921)
                                                ------------  -------------
                                                   6,490,111       (647,756)
                                               =============  =============

         The foreign currency exchange loss in 1999 and gain in 1998 arose primarily from the exchange differences arising in the intercompany loan between CM(UK) and Onyx recorded in pounds sterling and German Marks, respectively.

13.      INCOME TAXES

         Net operating loss carry forwards which give rise to deferred tax assets at September 30, 1999 are as follows:

                                             9 MONTHS ENDED    9 MONTHS ENDED
                                              SEPTEMBER 30,     SEPTEMBER 30,
                                                       1999              1998
                                                          $                $
         Deferred tax asset on
           unrealized tax losses                 19,860,000        4,180,000
         Timing differences                         240,000                -
                                              --------------   --------------
         Valuation allowances                   (20,100,000)      (4,180,000)
                                             --------------   --------------
         Total deferred tax assets                        -                -
                                             ==============   ==============

         The Company has significant deferred tax assets (approximately $18.0 million) corresponding to tax losses arising primarily from the operating losses incurred by Onyx in Germany. These tax losses are available to be carried forward indefinitely to be set off against future profits in Germany. However, at the end of 1998, the management forecast that the Company will not be profitable in 1999 and therefore no credit for income tax was recorded. The Company will continue to review its tax valuation allowance in future periods.

14.      LITIGATION

         In June 1997, a former managing director of Onyx whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000 ($395,000). Onyx maintained that the action taken was lawful and in July 1998 the court ruled in favor of Onyx. The plaintiff has the right to appeal and Onyx believes that it has valid defenses to this claim. However, there can be no assurance as to the outcome of this matter.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         In May 1998, TV Strategies, a US Dallas based television services company, obtained a default judgment against Onyx for DM300,000 ($158,000), plus interest, relating to services which TV Strategies alleges that they provided to Onyx. In March 1999, the default judgment was set aside by the Texas appeals court. The Company is now vigorously defending this claim and believes that it has meritorious defenses to the suit. However, there can be no assurance as to the outcome of the matter.

         In July 1998, the Company was sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. See Note 8 for a description of the Fontal note. The Company had pledged the rights to trademarks for the international Onyx name outside of Germany, Switzerland and Austria to Fontal to secure repayment of this note. On May 25, 1999, this matter was settled for $327,500, including interest and costs.

         Unimedia has three minority shareholders (Oradea, Roland Pardo and Fontal (see Note 8)) who have previously advised Unimedia that they do not believe that the reorganization of Unimedia with the Company was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of the Company) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's stockholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French Courts have to date rejected all requests to appoint experts in judgment to review Unimedia's management's actions.

         Oradea and Pardo also took action through the courts in France and Israel to safeguard their potential rights over certain assets of Unimedia in order to secure repayment of their unsecured loans due from Unimedia (see Note 8). In connection with such actions and based upon the fact that the notes did not by their terms reflect a repayment date, in February 1999 the French court ruled that repayment of the loans be made in installments and set a lower rate of interest to accrue. Unimedia has complied with the ruling and has repaid these loans in full. Unimedia has also been considering preparing actions against the principal of Oradea and against Pardo for damages which it believes have been inappropriately caused by reason of the actions taken by them against Unimedia and its management.

         Charles Koppel, the former chairman and CEO of the Company claimed constructive dismissal following the Board's selection of a new President and CEO for the Company in August 1997. In March 1998, the Company resolved its dispute with Mr. Koppel in regard to his claim for wrongful dismissal and paid Mr. Koppel /pound sterling/60,000 ($96,000) to resolve this claim.

         In August 1998, Onyx sued Charles Koppel in Germany. The suit alleged that certain of Mr. Koppel's actions as the managing director of Onyx were improperly performed and sought damages in an unspecified amount. The Company and Charles Koppel have exchanged mutual general releases in connection with the Instar Settlement (See Note 16) and all of the suits between the Company and Charles Koppel will be dismissed with prejudice.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

15.      CAPITAL STRUCTURE

         At a stockholders' meeting held on October 22, 1999, the stockholders approved a reverse split of the Company's outstanding common stock on a one new share for ten old shares basis, with the Company's authorized shares remaining at 50 million shares. Unless otherwise noted, all share and per share references herein reflect completion of the reverse split on October 27, 1999.

         The Company has the following issued and vested warrants to purchase common stock outstanding at September 30, 1999 and December 31, 1998:

                                            SEPTEMBER 30,      DECEMBER 31,
         DESCRIPTION                                 1999              1998

         Warrants for common stock
         exercisable at $40.00                   520,000           520,000

         Warrants for common stock
         exercisable at $31.25                    43,332            43,332

         Warrants for common stock
         exercisable at $25.00                   110,000           110,000

         Warrants for common stock
         exercisable at $1.00                    810,000                 -
                                          --------------------------------
                                               1,483,332           673,332
                                          ================================

         All outstanding warrants expire 36 months from the date of the effective registration of their underlying shares. The warrants were issued in connection with a private placement offering ("the Offering") which took place in December 1995 and January 1996. Warrants to purchase 420,000 and 100,000 shares of common stock at exercise prices of $40.00 and $25.00 per share, respectively, were issued to investors in the Offering; warrants to purchase 100,000 and 43,332 shares of common stock at exercise prices of $40.00 and $31.25 per share, respectively, were issued to the placement agent and sub-distributors for the Offering; and warrants to purchase 160,000 and 120,000 shares of common stock at exercise prices of $31.25 and $25.00 respectively were issued to certain of the founding shareholders (which warrants expired on December 31, 1998). In September 1996, 10,000 shares and warrants to purchase an additional 10,000 shares at an exercise price of $25.00 per share were issued to a director for consulting services.

         In September 1999, Groupe AB provided a bank guarantee for half of a DM 3 million (approximately $1.6 million) bank facility obtained by Onyx Television. In connection with the guaranty, the Company granted Groupe AB a two year warrant to purchase 810,000 shares of Common Stock at an exercise price of $1.00 per share. In the event the bank guarantee is called upon, the Company will be obligated to issue to Groupe AB such number of shares of common stock at $1.00 per share as is equal to the amount paid by Groupe AB under its guaranty.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         Additionally, the Company is obliged to issue warrants to former Unimedia stockholders under the terms of a share exchange agreement signed in 1997, as follows:

                                          SEPTEMBER 30,        DECEMBER 31,
DESCRIPTION                                        1999                1998

         Warrants for common stock
         exercisable at $40.00                  113,914             113,914

         Warrants for common stock
         exercisable at $31.25                    7,787               7,787

         Warrants for common stock
         exercisable at $25.00                   19,767              19,767
                                        -----------------------------------
                                                141,468             141,468
                                        ===================================

         Subject to compliance with applicable U.S. securities laws, the Company intends in the future to offer its warrant holders the right, for a period of not less than 61 days, to exercise their warrants and receive two shares of Common Stock at an exercise price of $3.00 per share. If the holders of the outstanding warrants do not exercise this right, the warrants will remain outstanding on their original terms until their expiration date. This right will be given to the Company's warrant holders in order to allow the Company's warrant holders to acquire additional Company securities at a lower price and to raise additional capital for the Company's operation.

         The Company has offered one of its warrant holder, Auric Investments Limited ("Auric"), the right to subscribe to purchase 156,416 shares of Common Stock on the basis of two shares for each of the 78,208 warrants which they hold, but at an exercise price of $2.00 per share. Auric was granted this lower price due to the assistance which they provided to the Company in 1998 in helping the Company to re-obtain a quotation on the Bulletin Board maintained by the NASD.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         COMMON STOCK PURCHASE OPTIONS

                                                                    OUTSTANDING                        OUTSTANDING
                                                                        AT                                  AT
                                                                   SEPTEMBER 30,                       DECEMBER 31,
         DESCRIPTION                                                   1999             GRANTED            1998
         Executive officers options exercisable @ $5.70                     37,500                            37,500
         of which vested                                                    30,000                            30,000

         Officers options exercisable @ $25.00                              30,000                            30,000
         of which vested                                                    30,000                            20,000

         Executive officers options exercisable @ $3.50                    400,000                           400,000
         of which vested                                                   159,999                            80,000

         Non-employee directors options exercisable @ $3.50                 50,000                            50,000
         of which vested                                                    50,000                            50,000

         Options to Diamond Production exercisable @ $1.00               1,600,000                         1,600,000
                                                                 ---------------------------------------------------
         Total exercisable                                               2,117,500               -         2,117,500
                                                                 ===================================================

         On August 1, 1997, the Company entered into three year employment agreements with the executive officers providing for them to receive, in addition to other compensation, options to purchase 20,000 and 17,500 shares of common stock at an exercise price of $5.70 per share, the price at which transactions were effected at that time. The options vested 2/5 upon the effective date of the agreements and will vest 1/5 on each of the first, second and third anniversaries, respectively, of the agreements. These options expire 36 months from the date of their effective registration.

         The Chief Financial Officer as part of his service agreement, holds an option to purchase 30,000 common shares of the Company at $25.00 per share, the price at which transactions were effected at the time of each of the years 1996, 1997 and 1998. These options expire 36 months from the date of their effective registration.

         On March 10, 1998, the Board of Directors granted options to four executive officers of the Company to purchase an aggregate of 400,000 shares of common stock at an exercise price of $3.50 per share (the price at which common stock was quoted on the date of grant). On the same date, non-employee directors were granted options to purchase an aggregate of 50,000 shares at the same price. The options vested to executive officers 20,000 each in 1998, with the balance over 3 years, and to non-employee directors immediately. The options are valid for 5 years and expire on March 10, 2003.

         On December 18, 1998, the Board approved the grant of a two year warrant to purchase an aggregate of 1,600,000 shares at an exercise price of $1.00 per share to Diamond Productions, a company owned by two executive directors. This grant was approved by the Company's stockholders at the stockholders' meeting held on October 22, 1999.

         PRO FORMA NET LOSS AND NET LOSS PER SHARE

         The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and, as permitted under SFAS No. 123, applies Accounting Principles Board Opinion ("APB")

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         No. 25 and related interpretations in accounting for its stock options. Since the Company awarded the stock options with no discount as compared with the market price at the time of the grants, there was no related compensation costs for any of the years presented based on the estimated grant date fair value as defined by FAS 123. The Company pro-forma net loss and loss per share for the nine months ended September 30, 1999 and 1998 are as follows:

                                         SEPTEMBER 30,        SEPTEMBER 30,
                                             1999                  1998
                                               $                    $
         Pro forma net loss
         Basic and diluted               (11,258,052)          (7,649,328)

         Pro forma net loss per share
         Basic and diluted                  ($2.81)              ($1.91)

         CONVERTIBLE DEBT

         The following derivative securities were outstanding (principal and interest accrued) as at September 30, 1999. The Company had agreed to pay a 2% penalty per month on the outstanding principal of the loans, payable in shares of common stock, for each month the Company failed to hold its special stockholders meeting subsequent to November 30, 1998.

         On October 22, 1999 the Company's stockholders approved a reverse stock split of the common shares of the Company, with the Company's authorized shares remaining at 50 million shares, thereby automatically increasing the authorized but unissued common shares available for issuance. Following approval, the derivative securities outstanding (principal and interest accrued) were automatically converted into common stock (See Note 1).

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                             SHARES         SHARES ISSUED
                                                                           ISSUABLE ON      ON CONVERSION
                                                                          CONVERSION AT       FOLLOWING
                                                          CONVERSION      SEPTEMBER 30,     STOCKHOLDERS'
         PAYEE                                $           PRICE ($)           1999             MEETING
         Superstar Ventures Ltd.             1,250,000       1.00              1,250,000         1,250,000

         Superstar Ventures Ltd.               400,000       1.00                400,000           400,000

         Groupe AB                           2,000,000       1.00              2,000,000         2,000,000

         Superstar Ventures Ltd.             5,000,000       1.00              5,000,000         5,000,000

         Groupe AB (1)                       3,400,000       1.00              3,400,000         3,720,000

         Groupe AB                           5,288,416       1.00              5,288,416         5,578,416

         Interest and penalty interest
         accrued                             4,106,623       1.00              4,106,623         4,649,839
                                        --------------                   ---------------------------------
                                            21,445,039                        21,445,039        22,598,255
                                        ==============                   =================================

         ----------
         (1) The debt is part of a convertible note under which Groupe AB is providing provide services with a value of $6,640,000 over 2 years. See Note 10 - Lease Commitments. Shares will be issued at the rate of 260,000 shares per month at $1.00 per share. The total shares of common stock to be issued are 6,640,000.

         BASIC EPS COMPUTATION

                                                  SEPTEMBER 30,       SEPTEMBER 30,
                                                           1999                1998
         Net loss of continuing operations            (11,212,760)         (7,573,064)
                                                    -------------   -----------------

         Net loss                                     (11,258,052)         (7,649,328)
                                                    -------------   -----------------

         Weighted Average number of Shares              4,009,413           4,009,413
                                                    -------------   -----------------

         Basic EPS Net loss of
           continuing operations                           ($2.80)             ($1.89)
                                                    -------------   -----------------

         Basic EPS Net loss including
           discontinued operations                         ($2.81)             ($1.91)
                                                    -------------   -----------------

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                               SEPTEMBER 30,       SEPTEMBER 30,
         DILUTED EPS COMPUTATION                                                    1999                1998
         Weighted average shares                                                      4,009,413           4,009,413

         Warrants (1)                                                                         -                   -

         Convertible debt 21,445,039 shares (1)                                               -                   -

         Board options - 209,999 vested in 1998 and 1999                                      -                   -
                                                                              -----------------   -----------------
                                                                                      4,009,413           4,009,413
                                                                              -----------------   -----------------
         Diluted EPS Net loss of continuing operations                                   ($2.80)          ($1.89)
                                                                              -----------------   -----------------
         Diluted EPS Net loss including discontinued operations                          ($2.81)             ($1.91)
                                                                              -----------------   -----------------

         ----------
         (1) The computation does not assume exercise of the warrants or options since it would have an antidilutive effect on earnings per share. In addition to the above, loans of $477,339 and $150,000 received from Groupe AB and Superstar respectively, are repayable in two years and bear interest at 10% per annum. The Company has granted the lenders a two year warrant to purchase an aggregate of 627,339 shares of Common Stock at an exercise price of $1.00 per share.

16.      LIQUIDITY AND CAPITAL RESOURCES

         The Company has continued to use its cash reserves to fund its operations. The ownership, development and operation of media interests, including the Onyx television station, requires substantial funding. Due to the poorer than expected advertising revenues at Onyx in its second and third years of operation, the funds raised by the Company since commencement were expended earlier than anticipated. To date, the Company has historically financed itself through sales of equity securities and debt financing.

         On January 13, 1997, the Company issued a Private Placement Memorandum offering its securities to accredited investors including to all existing shareholders. In the offering, the Company sold an aggregate of 1,200,000 shares of Common Stock, at a purchase price of $5.00 per share. On March 3, 1997, the offering closed and the aggregate net proceeds to the Company were approximately $5,850,000 after costs.

         On June 30, 1997, the Company received subscriptions for $4.0 million in a Private Placement offering of its securities to certain accredited investors. In the offering, the Company agreed to issue an aggregate of 701,754 shares of common stock, at a purchase price of $5.70 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received and the balance of $2,500,000 was received on August 1, 1997.

         On October 31, 1996, CM (UK) entered into an agreement to borrow up to $2.0 million from Instar Holdings, Inc. ("Instar") to fund working capital requirements ("the Instar Loan"). The loan was originally due for repayment on December 31, 1996 or such earlier date as the Company raised additional funds to repay the loan. The loan was guaranteed by the Company and Onyx, and was secured by a charge on substantially all of the Company's assets. Interest was payable monthly on the loan and was until December 31, 1997 at the rate of 2% above Lloyds Banks' base rate. Interest as from January 1, 1998 was at the rate of 13% per annum. The terms of the Instar Loan were amended in August 1997, January 1998 and July 1998.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         On October 31, 1996, CM(UK) entered into a deed of counter-indemnity ("Deed") with Universal, a BVI corporation. The Deed secured the obligation of CM(UK) to repay Universal if Universal were called upon to make payment on its transponder guarantee. (See Note 8). CM(UK)'s obligations under the Deed were guaranteed by the Company and Onyx, and were secured by a charge on substantially all of the Company's assets. Instar and Universal had agreed that their liens on the Company's assets would rank pari-passu. See Note 17.

         On July 21, 1999, the Company agreed to settle the Instar Loan. Under the terms of the settlement, the Company will pay Instar $2.2 million in full settlement of this loan, $1.9 million of which has been paid to date. As part of this settlement, the Company's obligations to Instar and Universal and Instar's and Universal's charge on CM(UK)'s and the Company's assets has been extinguished. (See Note 8). Additionally, the obligations of Latitude Investments Ltd. to the Company (see Note 5) were deemed paid in full.

         On January 9, 1998, CM(UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited ("Superstar"). Such loan was evidenced by two 13% Convertible Secured Promissory Notes (the "Notes") in the original amounts of $750,000 and $500,000, respectively. Of the aggregate proceeds, $500,000 was used to repay a loan previously made to CM(UK) by Unbeatable Investments Limited. The Notes bear interest at the rate of 13% per annum and were convertible into Common Stock on the basis of one share of Common Stock for each $5.00 of outstanding principal and accrued interest.

         On March 23, 1998, MMP, SA ("MMP"), a shareholder of the Company made available a $2,000,000 Line of Credit ("MMP Line of Credit"), which carried interest at 13% per annum. The principal and accrued interest was repayable on December 31, 1998, or earlier if the Company's cash flow enabled repayment.

         On March 25, 1998, Superstar loaned the Company an additional $400,000, payable on the same terms as the MMP Line of Credit.

         On June 16, 1998, the Company entered into two Memorandum of Understanding Agreements ("MOU") with Groupe AB and Superstar to continue to fund the Company's operations. These agreements provided $11.64 million in funding, $5.4 million in the form of a cash investment to be infused over a one year period and $6.24 million through providing operating services to the Company over a period of two years. The new funding were initially in the form of debt, but were to be automatically converted into shares of common stock at $1.00 per share upon and after approval of an increase in the Company's authorized capital available for issue. (See Note 15).

         On March 10, 1999, the Company entered into a $6 Million Convertible Promissory Note Agreement with Groupe AB to provide additional funding for the Company's operations including $690,000, which was paid for the purchase of certain technical equipment necessary to implement the Service Agreement, $3.1 million to be loaned in cash over the five months to July 31, 1999; of which $2.99 million has been received to November 5, 1999, and the balance of $2.2 million of the Note was reserved for use in funding the settlement of the Instar loan (see above). The Note bears interest at the rate of 10% per annum, and was automatically convertible into Common Stock on the basis of one share of Common Stock for each $1.00 of principal and interest. As previous, the Note could not be converted until the Company had held its stockholders' meetings and obtained approval of an increase in the authorized shares of Common Stock available for issue.

         In May 1999, Groupe AB and Superstar made a loan to the Company in the aggregate amount of $300,000, the proceeds of which were used to fund the settlement of the Fontal loan. See Note 14. The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, the Company granted the lenders a two-year warrant to purchase an aggregate of 300,000 shares of the Common Stock at an exercise price of $1.00 per share.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         In August 1999, Groupe AB made a loan to the Company in the aggregate amount of $327,339, the proceeds of which were used to fund the settlement of the outstanding amounts due to KPN Telecom. The loan is due in two years and bears interest at the rate of 10% per annum. In connection with the loan, the Company granted the lender a two-year warrant to purchase 327,339 shares of the Common Stock at an exercise price of $1.00 per share.

         In September 1999, Groupe AB provided a bank guarantee for half of a DM 3 million (approximately $1.6 million) bank facility obtained by Onyx Television. In connection with the guaranty, the Company granted Groupe AB a two year warrant to purchase 810,000 shares of Common Stock at an exercise price of $1.00 per share. In the event the bank guarantee is called upon, the Company will be obligated to issue to Groupe AB such number of shares of common stock at $1.00 per share as is equal to the amount paid by Groupe AB under its guaranty.

17.      SUBSEQUENT EVENTS

         The Company held a meeting of its stockholders on October 22, 1999. Following the stockholders meeting, the Company effected a one share for ten share reverse split of its outstanding common stock and issued certain new shares of its post-reverse split common stock. See Note 1 for information.

18.      RESTATEMENT

         Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 1997, the Company determined that a holding of the Company's shares held at year end by a subsidiary company as an investment, should have been reflected as an element of stockholders equity. The 1997 financial statements have been restated to reflect this investment as an element of the Stockholders' Equity at their original cost of $5.70 per share. Accordingly, the comparative 1998 unaudited financial statements have been restated from the amounts previously reported as follows:

                                                             AS PREVIOUSLY
                                                               REPORTED     AS RESTATED
                                                                  ($)          ($)
                                                           -------------   --------------
         For the nine months ended September 30, 1998

           Other (expenses) / income                         (682,840)         (561,232)

           Loss from continuing operation before taxation  (7,493,259)       (7,573,064)

           Net loss after taxation                         (7,497,013)       (7,649,329)

           Net loss per share - basic and diluted              ($1.87)           ($1.91)

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

19.      SEGMENT INFORMATION BY ACTIVITY AND GEOGRAPHIC AREA

         The following financial information is summarized by business segment and country.

            - The television media segment contains the operations of Onyx; and

            - The technology segment contains the operations of Unimedia, Pixel and TopCard.

         Capital Media Group's activities are concentrated in Germany, France and Israel (Revenues account for: to September 1999 - approximately 66%, 17% and 17%, respectively; to September 1998 - approximately 42%, 32% and 26%, respectively).

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                      ELIMINATION
                                                TELEVISION                                 &
                                                   MEDIA           TECHNOLOGY          CORPORATE                TOTAL
NINE MONTHS ENDED SEPTEMBER 30, 1999
Revenues                                            1,478,071            769,287                   -              2,247,358
Inter-segment revenues                                      -                  -                   -                      -
                                              ---------------    ---------------    ----------------          -------------
Total revenues                                      1,478,071            769,287                   -              2,247,358

Income (losses) from operations                    (3,316,271)          (215,373)         (1,810,532)            (5,342,176)

Other income                                           90,450            138,119             480,735                709,304
Interest expenses                                     (60,233)           (79,985)         (3,533,834)            (3,674,052)
Other financial (expense) income , net             (2,479,318)            23,012            (359,753)            (2,816,059)
Equity in net profit/(losses) of affiliates                 -             26,788            (116,565)               (89,777)
Loss in discontinued business                               -                  -             (48,557)               (48,557)
Income tax benefit                                      3,695               (430)                  -                  3,265
Minority interest                                           -                  -                   -                      -
                                              ---------------    ---------------    ----------------          -------------
Net loss                                           (5,761,677)          (107,869)         (5,388,506)           (11,258,052)
                                              ===============    ===============    ================          =============
Total assets                                        1,457,077          2,850,220           1,214,628             5,521, 925
                                              ===============    ===============    ================          =============
Capital expenditure                                   731,122                  0                   0                731,122
                                              ===============    ===============    ================          =============
Depreciation of fixed assets                          240,818             72,982               9,712                323,512
                                              ===============    ===============    ================          =============

                                                                                                OTHER
                                                 GERMANY        FRANCE         ISRAEL          CORPORATE             TOTAL
Revenues                                       1,478,071        390,094        379,193                  -            2,247,358
Inter-segment revenues                                 -              -              -                  -                    -
                                              ----------    -----------    -----------    ---------------    -----------------
Total revenues                                 1,478,071        390,094        379,193                  -            2,247,358
Income (losses) from operations               (3,316,271)      (328,117)       112,744         (1,810,532)          (5,342,176)
Other (expense) income                            90,450        138,119              -            480,735              709,304
Interest expenses                                (60,233)        (4,603)       (75,382)        (3,533,834)          (3,674,052)
Other financial (expense) income, net         (2,479,318)        23,012              -           (359,753)          (2,816,059)
Equity in net profit/(losses)of affiliates             -              -         26,788           (116,565)             (89,777)
Loss in discontinued business                          -              -              -            (48,557)             (48,557)
Income tax benefit                                 3,695           (430)             -                  -                3,265
Minority Interest                                      -              -              -                  -                    -
                                              ----------    -----------    -----------    ---------------    -----------------
Net loss                                      (5,761,677)      (172,019)        64,150         (5,388,506)         (11,258,052)
                                              ==========    ===========    ===========    ===============    =================
Total assets                                   1,457,077      2,196,476        653,744          1,214,628            5,521,925
                                              ==========    ===========    ===========    ===============    =================
Capital expenditure                              731,122              0              0                  0              731,122
                                              ==========    ===========    ===========    ===============    =================
Depreciation of fixed assets                     240,818         35,088         37,894              9,712              323,512
                                              ==========    ===========    ===========    ===============    =================

                                            TELEVISION      TECHNOLOGY     ELIMINATION &           TOTAL
                                              MEDIA                          CORPORATE
NINE MONTHS ENDED SEPTEMBER 30, 1998
Revenues                                          886,802       1,216,786               -           2,103,588
Inter-segment revenues                                  -               -               -                   -
                                         ---------------- --------------- ---------------        ------------
Total revenues                                    886,802       1,216,786               -           2,103,588
Income (losses) from operations                (5,532,026)       (324,076)     (1,601,126)         (7,457,228)
Other (expense) income                             99,054        (660,286)              -            (561,232)
Interest expenses                                 (74,281)       (303,648)       (660,235)         (1,038,164)
Other financial (expense) income, net           1,022,935         126,164         536,822           1,685,921
Equity in net losses of affiliates                      -         (66,000)       (136,360)           (202,360)
Profit in discontinued business                         -               -         (75,773)            (75,773)
Income tax benefit                                   (492)              -               -                (492)
                                         ---------------- --------------- ---------------        ------------
Net loss                                       (4,484,810)     (1,227,846)     (1,936,672)         (7,649,328)
                                         ================ =============== ===============        ============
Total assets                                    1,711,049       2,294,746       3,138,679           7,144,474
                                         ================ =============== ===============        ============
Capital expenditure                                     -         453,560               -             453,560
                                         ================ =============== ===============        ============
Depreciation of fixed assets                      126,135         256,849          11,049             394,033
                                         ================ =============== ===============        ============

                                                                                                   OTHER
                                             GERMANY          FRANCE          ISRAEL             CORPORATE    TOTAL
Revenues                                          886,802         669,536         547,250              -       2,103,588
Inter-segment revenues                                  -               -               -              -               -
                                         ---------------- --------------- --------------- -------------- ---------------
Total revenues                                    886,802         669,536         547,250                      2,103,588
Income (losses) from operations                (5,532,026)       (508,826)        184,750     (1,601,126)     (7,457,228)
Other income (expense)                             99,054        (660,286)              -              -        (561,232)
Interest expenses                                 (74,281)       (283,898)        (19,750)      (660,235)     (1,038,164)
Other financial (expense) income, net           1,022,935         126,164               -        536,822       1,685,921
Equity in net losses of affiliates                      -               -         (66,000)      (136,360)       (202,360)
Profit in discontinued business                         -               -               -        (75,773)        (75,773)
Income tax benefit                                   (492)              -               -              -            (492)
                                         ---------------- --------------- --------------- -------------- ---------------
Net loss                                       (4,484,810)     (1,326,846)         99,000     (1,936,672)     (7,649,328)
                                         ================ =============== =============== ============== ===============
Total assets                                    1,711,049       1,850,746         444,000      3,138,679       7,144,474
                                         ================ =============== =============== ============== ===============
Capital expenditure                                     -         453,560               -              -         453,560
                                         ================ =============== =============== ============== ===============
Depreciation of fixed assets                      126,135         101,349         155,500         11,049         394,033
                                         ================ =============== =============== ============== ===============

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

================================================================================

================================================================================

                                  COMMON STOCK


                                     CAPITAL
                                   MEDIA GROUP
                                     LIMITED


                                  -------------
                                   PROSPECTUS
                                  -------------


                              _______________, 1999

================================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee...................................    $   2,227

NASDAQ Listing Fee.....................................            0

Printing Expenses......................................       10,000

Accounting Fees and Expenses...........................        5,000

Legal Fees and Expenses................................       30,000

Blue Sky Fees and Expenses.............................        5,000

Transfer Agent and Registrar Fees and Expenses.........        1,000

Miscellaneous..........................................        6,773
                                                              -------------
          Total........................................    $  60,000
                                                              =============
----------
* All amounts, except the SEC registration fee and the NASD filing fee, are estimated.

ITEM 14.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant's Articles of Incorporation, as amended, provided that no director or officer will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding this provision, the Registrant's Articles of Incorporation further provide that a director or officer will be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 3, 1997, the Company completed a private placement in which it raised net proceeds of $5.85 million. The Company issued 1.2 million shares of its common stock in this private placement (at a purchase price of $5.00 per share) to 65 investors, 20 of whom were U.S. persons. This offering was exempt from registration under the Securities Act of 1933 (the "Act") pursuant to
Section 4(2) thereunder and pursuant to Rule 506. A portion of the offering was also outside the registration requirements of the Act pursuant to Regulation S.

     On June 25, 1997, the Company accepted a subscription for $4.0 million from Unimedia, S.A. In this subscription, the Company agreed to issue an aggregate of 701,754 shares of its common stock at a purchase price of $5.70 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received by the Company and the balance of $2,500,000 was released to the Company on July 31, 1997. This share issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. In connection with this private placement, the Company paid Unimedia a fee of $240,000, which was netted against the purchase price of the shares.

     On July 31, 1997, the Company acquired 50.3% of the outstanding common stock of Unimedia in exchange for 433,300 shares of its common stock. Stockholders of Unimedia who did not participate in the first closing of the Unimedia share exchange had until September 5, 1997 to convert their Unimedia securities into shares of the Company's common stock and on September 5, 1997, the Company acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 269,360 shares of its common stock. Shares issued in the Unimedia share exchange were valued on our books at $5.70 per share. Eleven Unimedia stockholders received shares of the Company's common stock in the share exchange between the Company and the stockholders of Unimedia. The Unimedia share exchanges were exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. They were also outside the registration requirements of the Act pursuant to Regulation S.

     During the fourth quarter of 1997, the Company issued an aggregate of 79,333 shares of its common stock (raising $586,000 at prices between $6.00 and $7.50 per share) to four non-US purchasers. These issuances were exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. They were also outside the registration requirements of the Act pursuant to Regulation S.

     On October 27, 1999, the Company issued 13,656,868 shares of its common stock to Groupe AB and 8,941,387 shares of its common stock to Superstar Ventures Limited (an entity controlled by David Ho). These shares were issued upon the conversion of an aggregate of $22,598,255 of outstanding convertible debt (including interest and penalties of $4,649,839). These shares were issued in a transaction exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

     On October 27, 1999, the Company issued 60,000 shares to David Ho, 55,000 shares to Stephen Kornfeld, 20,000 shares to Pierre Demailly, 16,000 shares to Gilles Assouline and 14,000 shares to Michel Assouline for services. These shares were issued in transactions exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

     On October 27, 1999, the Company issued an aggregate of 788,999 shares of its common stock to one purchaser upon conversion of a loan. This issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder. It was also outside the registration requirements of the Act pursuant to Regulation S.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1. Agreement and Plan of Reorganization, dated December 29, 1995, by and among Cardinal Capital Corp. and the stockholders of ECL (1).

2.2 Agreement and Plan of Reorganization ("Agreement"), entered into effective as of March 4, 1997 by and among the Company, Unimedia S.A., a company organized under the laws of the Republic of France and certain stockholders of Unimedia, S.A. (incorporated by reference from the Company's Current Report on Form 8-K, dated March 14, 1997).

2.3 Amendment No. 1 to the Agreement, dated as of June 25, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated June 25,
       1997)

2.4 Amendment No. 2 to the Agreement, dated as of July 11, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated July 11,
       1997)

2.5 Amendment No. 3 to the Agreement, dated as of July 25, 1997 (incorporated by reference from the Company's Current Report on Form 8-K dated July 11,
       1997)

3.1 Amendment to Articles of Incorporation (incorporated by reference from the Company's Current Report on Form 8-K, dated December 29, 1995).

4.1 Certificate of Designations, Preferences and Rights of Series A Preferred Stock (incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997).

4.2 Form of warrant issued in connection with Registrant's winter 1995/96 private placement of securities (1).

5.1    Opinion of Akerman, Senterfitt & Eidson, P.A.*

10.1 Service Agreement dated September 27, 1995, between the Registrant and Charles Koppel (1).

10.2 Service Agreement dated September 27, 1995, between the Registrant and Barry Llewellyn (1).

10.3 Stockholders Agreement dated November 15, 1995, among Telor International Limited, Europa Capital Management Limited, Tinerama Investment A.G. and the Registrant (1).

10.4   Transponder Lease between PTT Telecom BV and the Registrant (1).

10.5 Contract for On-Site Satellite Uplink Service between BT Telecom (Deutschland) GmbH and the Registrant (1).

10.6 Service Agreement between Onyx Television and Wagner & Taunusfilm Television GmbH (1).

10.7 Letter Agreement dated December 6, 1995 between Onyx Television and Studio Dortmund (1).

10.8 Facility letter dated October 31, 1996 made between Instar Holdings, Inc. and Capital Media (UK) Limited (2).

10.9 Debenture dated October 31, 1996 made between Instar Holdings, Inc. and Capital Media (UK) Limited (2).

10.10  Security Assignment dated October 31, 1996 made between Capital Media
       (UK) Limited and Instar Holdings, Inc. (2).

10.11 Charge Over Shares and Securities dated October 31, 1996 made between Capital Media Group Limited and Instar Holdings, (2).

10.12 Guarantee dated October 31, 1996 made between Instar Holdings, Inc. and the Guarantors (2).

10.13 Deed of Counter -Indemnity dated October 31, 1996 made between Capital Media (UK) Limited and Universal Independent Holdings Limited(2).

10.14 Side letter to the Deed of Counter-Indemnity dated October 31, 1996 from Universal Independent Holdings Limited to Capital Media (UK) Limited (2).

10.15 Debenture dated October 31, 1996 made between Universal Independent Holdings Limited and Capital Media (UK) Limited (2).

10.16  Security Assignment dated October 31, 1996 made between Capital Media
       (UK) Limited and Universal Independent Holdings Limited (2).

10.17 Charge Over Shares and Securities dated October 31, 1996 made between Capital Media Group Limited and Universal Independent Holdings Limited
       (2).

10.18 Guarantee dated October 31, 1996 made between Universal Independent Holding Limited and the Guarantors (2).

10.19 Deed of priorities dated October 31, 1996 made between Instar Holdings, Inc. and Universal Independent Holdings Limited and Capital Media (UK) Limited.

10.20 Deed of priorities dated October 31, 1996 made between Instar Holdings, Inc. and Universal Independent Holdings Limited and Capital Media Group Limited (2).

10.21 Form of Indemnification Agreement dated July 31, 1997, by and between the Company and Gilles Assouline and Michel Assouline (3).

10.22 Letter Agreement, dated July 1998, between CM (UK), the Company, Onyx, Superstar and Instar (3).

10.23  Services Agreement between Onyx Television and Groupe AB (3).

10.24  Superstar Note in the face amount of $5.0 million (3).

10.25  Groupe AB Note in the face amount of $6.64 million (3).

10.26  Groupe AB Note in the face amount of $6.0 million (4).

21.1   Subsidiaries (4)

23.1   Consent of PricewaterhouseCoopers*

23.2   Consent of Deloitte & Touche*

23.3   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1)

----------
*    filed herewith

(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31,1997.

(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

ITEM 17.  UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     B. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i) To include any prospectus required by Section
                      10(a)(3) of the Securities Act.

                               (ii) To reflect in the Prospectus any facts or
                      events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (iii) To include any material information with
                      respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable if a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by; such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Under the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on the 30th day of December, 1999.

                                CAPITAL MEDIA GROUP LIMITED

                                By: /s/ GILLES ASSOULINE
                                   ---------------------------------------------
                                   Gilles Assouline, President and
                                   Chief Executive Officer

         Each person who signature appears below on this Registration Statement hereby constitutes and appoints Gilles Assouline and Michel Assouline, and each of them, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Capital Media Group Limited and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         Under the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                   TITLE                            DATE
---------                   -----                            ----

/s/ GILLES ASSOULINE
------------------------    Chairman, President and          December 30, 1999
Gilles Assouline            Chief Executive Officer
                            (Principal Executive
                            Officer)


/s/ MICHEL ASSOULINE
------------------------    Director, Chief Operating        December 30, 1999
Michel Assouline            Officer

SIGNATURE                   TITLE                            DATE
---------                   -----                            ----


/s/ STEPHEN COLEMAN
-------------------------   Chief Financial Officer          December 30, 1999
Stephen Coleman             (Principal Financial
                            Officer)

/s/ DAVID HO
-------------------------   Director                         December 30, 1999
David Ho

/s/ PATRICK HO
-------------------------   Director                         December 30, 1999
Patrick Ho

/s/ JEAN-FRANCOIS KLEIN
-------------------------   Director                         December 30, 1999
Jean-Francois Klein

                                 EXHIBIT INDEX

EXHIBIT        DESCRIPTION
-------        -----------

  5.1   Opinion of Akerman, Senterfitt & Eidson, P.A.

 23.1   Consent of PricewaterhouseCoopers

 23.2   Consent of Deloitte & Touche